Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

UNITED TECHNOLOGIES CORPORATION

AND

GENCORP INC.

Dated as of July 22, 2012

i

3.27	Product Warranty and Liability	35
3.28	Inventories	36
3.29	Intercompany Relationships	36
3.30	Suppliers and Customers	36
3.31	Representations Regarding RDA	36
3.32	Disclaimer of Warranties	38

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER		38

4.1	Organization of the Buyer	38
4.2	Authority of the Buyer	38
4.3	No Violation of Requirements of Law and Agreements	39
4.4	No Litigation or Regulatory Action	39
4.5	No Brokers	40
4.6	Directorate of Defense Trade Controls Notifications	40
4.7	Solvency	40
4.8	Purchase of the Shares	40
4.9	Security Clearances	40
4.10	Financing	40
4.11	No Other Representations and Warranties	41

SECTION 5. ACTIONS PRIOR TO THE CLOSING DATE		42

5.1	Access to Information	42
5.2	Consents of Third Parties; Governmental Approvals	43
5.3	Operations Prior to the Closing Date	46
5.4	Intercompany Obligations	48
5.5	Notification of Certain Matters	49
5.6	Investigation	49
5.7	Canoga Park Facility Transfer	49
5.8	DeSoto Partial Facility Transfer	50
5.9	PWR Asset Transfer	50
5.10	Release and Assumption of Obligations	50
5.11	MHI Payment	51
5.12	Financing	51
5.13	Rates	53

SECTION 6. ADDITIONAL AGREEMENTS		53

6.1	Use of Names	53
6.2	Employees; Employee Benefits	54
6.3	No Access to Insurance Following Closing	60
6.4	Novation of Assigned Government Contracts	61
6.5	Payments	64
6.6	Government Property	64
6.7	Sale Confidentiality Agreements	64
6.8	Non-Compete	64
6.9	Transfer of Environmental Permits, Permissions and Exemptions	65
6.10	Restrictions on Use of the Owned Real Property	65
6.11	Consent Agreement	67

6.12	Tax Matters	67
6.13	Export Control Authorizations	73
6.14	Directorate of Defense Trade Controls Notifications	73
6.15	No Solicitation	73
6.16	ISRA Compliance	74
6.17	HSR Transfers and License	75
6.18	Separation and Transition Planning	75
6.19	Retained Litigation	76
6.20	Energy Business	76
6.21	Hypersonics Right of First Refusal	76

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER		77

7.1	No Misrepresentation or Breach of Covenants and Warranties	77
7.2	Governmental Approvals	78
7.3	Deliveries by the Seller	78
7.4	No Injunction or Litigation	78
7.5	HSR Transfers	78
7.6	No Material Adverse Effect	78
7.7	Releases	78
7.8	Required Consents	78

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER		79

8.1	No Misrepresentation or Breach of Covenants and Warranties	79
8.2	Governmental Approvals	79
8.3	Payment of Purchase Price	79
8.4	Deliveries by the Buyer	80
8.5	No Injunction or Litigation	80
8.6	Release and Assumption of Obligations	80

SECTION 9. INDEMNIFICATION		80

9.1	Survival of Representations, Warranties and Covenants	80
9.2	Indemnification by the Seller	81
9.3	Indemnification by the Buyer	83
9.4	Notice of Claims	83
9.5	Third Party Claims	84
9.6	Limitations	85
9.7	Environmental Matters	90
9.8	Mitigation	97
9.9	Subrogation	97
9.10	Exclusive Remedy and Release	97

SECTION 10. TERMINATION		98

10.1	Termination	98
10.2	Notice of Termination	99
10.3	Effect of Termination	100
10.4	Termination Fee	100

SECTION 11. GENERAL PROVISIONS		101

11.1	Specific Performance	101
11.2	Confidential Nature of Information	101
11.3	No Public Announcement	101
11.4	Notices	102
11.5	Successors and Assigns; No Third Party Beneficiaries	103
11.6	Access to Records after Closing	103
11.7	Entire Agreement; Amendments	104
11.8	Interpretation	104
11.9	Waivers	106
11.10	Bulk Sales Laws	106
11.11	Expenses	106
11.12	Partial Invalidity	106
11.13	Execution in Counterparts	106
11.14	Governing Law	107
11.15	Submission to Jurisdiction: Consent to Service of Process	107
11.16	Attorneys’ Fees	107
11.17	Time of Essence	107
11.18	Waiver of Jury Trial	107

SECTION 12. DEFINITIONS		108

12.1	Definitions	108

Exhibits

Exhibit A	Form of Access Agreement
Exhibit B	Forms of Patent, Trademark, Copyright and Domain Assignments
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Bill of Sale and Assignment
Exhibit E	Form of Canoga Park Lease
Exhibit F	Form of Buyer License Agreement
Exhibit G	Form of Seller License Agreement
Exhibit H	Form of PWRWB Lease
Exhibit I	Reimbursement and Indemnity Terms
Exhibit J	Form of Long-Term Services Agreement
Exhibit K	Form of Transition Services Agreement
Exhibit L	Non-Compete Terms
Exhibit M	Energy Business
Exhibit N	Certain Defined Terms

v

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is made by and between United Technologies Corporation, a Delaware corporation (the “Seller”), and GenCorp Inc., an Ohio corporation (the “Buyer”).  Capitalized terms used herein have the meanings set forth in Section 12, unless otherwise defined herein.

RECITALS:

A.
The Seller is directly and indirectly engaged in the Business, which is collectively operated by (1) the Seller through its Pratt & Whitney Rocketdyne – West Palm Beach Division (the “PWRWB Division”), (2) Pratt & Whitney Rocketdyne, Inc., a Delaware corporation and wholly owned Subsidiary of the Seller (“PWR”), together with Arde, Inc., a New Jersey corporation and wholly owned Subsidiary of PWR (“Arde”) and Arde-Barinco, Inc., a New Jersey corporation and wholly owned Subsidiary of Arde (“ABI”) and (3) RD Amross, LLC, a Delaware limited liability company (“RDA”), a joint venture in which P&W Power Generation, Inc., a Delaware corporation and wholly owned Subsidiary of the Seller (“PWPG” and, together with PWR, Arde and ABI, collectively, the “Companies” and each, individually, a “Company”), owns fifty percent (50%) of the outstanding membership interests; and

B.
The Seller desires to sell and/or license to the Buyer, and the Buyer desires to purchase and/or license from the Seller, the Business, by (1) a sale and/or license by the Seller to the Buyer of substantially all of its assets and certain of its liabilities relating primarily to the PWRWB Division and (2) a sale by the Seller to the Buyer of (a) all of the issued and outstanding shares of the common stock of PWR (the “PWR Shares”), and (b) all of the issued and outstanding shares of the common stock of PWPG (the “PWPG Shares” and, together with the PWR Shares, collectively, the “Shares”), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer, intending to be legally bound, hereby agree as follows:

SECTION 1.  PURCHASE AND SALE OF THE BUSINESS

1.1           Purchase and Sale of the Assets

(a)
Except for the Excluded Assets (as defined in Section 1.1(b) below), upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Buyer, all right, title and interest of the Seller in and to all of the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).  The foregoing transaction, together with the assumption of the Assumed Liabilities pursuant to Section 1.2(a), is hereinafter referred to as the “Asset Sale.”  Subject to Section 1.1(b), the term “Assets” shall include the following:

(i)	The Tangible Personal Property owned, used or held for use by the Seller primarily in the Business (the “Transferred Tangible Personal Property”);

(ii)	All Accounts Receivable owed to the Seller, subject to Section 1.1(b)(ii) and Section 5.4;

(iii)	All Transferred Inventory, including the Inventory identified on Schedule 1.1(a)(iii);

(iv)	To the extent transferable, all Permits and Governmental Permits held by the Seller that are used primarily in the Business;

(v)
Each of the Contracts relating primarily to the Business, including the Contracts set forth on Schedule 3.14 to which the Seller is a party (the “Assigned Contracts”) and the Seller’s right to all security deposits, prepaid expenses and other amounts, instruments and similar items related thereto;

(vi)
To the extent transferable, each of the (A) Government Contracts to which the Seller is a party (the “Assigned Government Contracts”), and (B) Government Bids to which the Seller is a party, including in the cases of clauses (A) and (B), those required to be listed on Schedule 3.22(a);

(vii)	All currently used and readily available sales support and promotional materials, advertising materials, and sales and marketing files of the Seller and related primarily to the Business;

(viii)
All current customer lists, supplier lists, production records and available credit records, or similar records of all sales, and all other papers, books and records, to the extent used or held for use by the Seller primarily in connection with the Business, to the extent that such records may be transferred in accordance with Requirements of Law;

(ix)	All Transferred Intellectual Property, including all of the Seller’s right, title and interest in and to all Intellectual Property set forth on Schedule 1.1(a)(ix);

(x)
All of the Seller’s rights, claims, credits, causes of action or rights of set-off against third parties to the extent relating primarily to the Business or the Assets, and claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to the Seller for use primarily in the Business or primarily affecting any of the Assets, but not, in any event, any claims under the Seller’s insurance policies (except to the extent otherwise provided in Section 6.3) or any other Contracts not included in the Assets;

(xi)	All goodwill of the Business; and

(xii)	All rights of the Seller under each of the Leases required to be set forth on Schedule 3.10(e) to which the Seller is a party (the “Transferred Leases”).

(b)
Notwithstanding anything to the contrary herein, the Assets do not include (1) all Government Property, (2) the rights, properties and assets (tangible and intangible, and wherever located) which are not used or held for use by the Seller primarily in connection with the Business nor identified in Section 1.1(a) or on Schedule 1.1(a), (3) all Intellectual Property (including the Licensed Intellectual Property) that is not Transferred Intellectual Property or Company Intellectual Property and (4) the following properties, assets and rights (the assets described in clauses (1) through (4) collectively, the “Excluded Assets”):

(i)
All cash, cash equivalents, bank and other depository accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments and securities of or held by the Seller (other than as provided in Section 1.1(a)(v));

(ii)	All Accounts Receivable, if any, owed from any Company to the Seller;

(iii)	All corporate or organizational records and minute books of the Seller;

(iv)
All refunds, rebates and credits of Taxes, Tax losses, loss and credit carryforwards, and other Tax attributes of the Seller relating to any period or portion thereof (and any such refunds received by the Buyer shall be promptly paid over by the Buyer to the Seller);

(v)	All Tangible Personal Property that is not used or held for use primarily in the Business, including any such Tangible Personal Property identified on Schedule 1.1(b)(v);

(vi)	All Inventory of the Seller, other than Transferred Inventory and the Inventory identified on Schedule 1.1(a)(iii);

(vii)	Permits and Governmental Permits that are non-transferable or are set forth on Schedule 1.1(b)(vii) (the “Excluded Seller Permits”);

(viii)
All insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and, except as provided in Sections 6.3(d) and 6.3(f), any claims made on any such insurance policies for all periods before, through and after the Closing Date;

(ix)
All rights of the Seller under this Agreement or any Ancillary Agreement (including rights to the Purchase Price and Final Purchase Price hereunder) or any agreement, certificate, instrument or other document executed and delivered by the Seller or the Buyer in connection with the transactions contemplated hereby, or any side agreement between the Seller and the Buyer entered into on or after the date of this Agreement;

(x)
All real property owned by the Seller as of the Closing Date, including the PWRWB Facility, the Canoga Park Facility and the Seller’s interest in the Excluded Portion of the DeSoto Facility, as well as all real property leases/subleases or license agreements to which Seller is a party other than the Transferred Leases;

(xi)	Assets maintained pursuant to or in connection with the Excluded Liabilities set forth in Section 1.2(b)(iv);

(xii)	Assets relating to United Technologies Research Center set forth in Schedule 1.1(b)(xiii) (the “Excluded UTRC Assets”);

(xiii)	All assets related to the CSD Business that are not primarily related to the Business; and

(xiv)	The assets listed on Schedule 1.1(b)(xiv).

1.2           Assumption of Liabilities in Connection with the Asset Sale

(a)
In connection with the Asset Sale and upon the terms and subject to the conditions set forth herein, at the Closing, the Buyer shall assume and shall thereafter pay, perform, discharge or otherwise satisfy in accordance with its terms, all Liabilities of the Seller to the extent arising out of or primarily relating to the Business, the RDA Business and/or the Assets, other than the Excluded Liabilities (the “Assumed Liabilities”).  Subject to Section 1.2(b), the Assumed Liabilities shall include the following:

(i)
Liabilities of the Seller under the Assigned Contracts that are assigned to the Buyer under Section 1.1(a)(v) or with respect to which the Buyer receives the benefits referred to in Section 1.7 or Section 6.4 (but, for the avoidance of doubt, in all cases excluding any Liability that results from any actions of the Seller or its Affiliates (excluding the Companies) after the Closing);

(ii)	Trade accounts payable, trade obligations and accrued expenses of the Seller incurred in the Ordinary Course in the amounts reflected on the Final Closing Date Statement;

(iii)
Without limiting the generality of Section 1.2(a)(iv), Liabilities of the Seller in respect of Business Employees (x) arising on and after the Closing Date, (y) incurred prior to the Closing Date to the extent reflected as liabilities in the Final Closing Date Statement or (z) assumed by the Buyer pursuant to Section 6.2; and

(iv)
Liabilities of the Seller to the extent relating to the Business for workers’ compensation and employers Liability, product and automobile Liability, and professional Liability, for all occurrences and claims occurring or made prior to, on and after the Closing Date.

(b)
The Buyer shall not assume and shall have no obligations with respect to any of the following Liabilities of the Seller, and the Seller shall remain responsible for paying, performing and discharging when due all such Liabilities (the “Excluded Liabilities”):

(i)
Liabilities of the Seller for Taxes (but excluding any Liabilities for Taxes of the Seller that are specifically made the responsibility of the Buyer pursuant to Sections 6.12(b), 6.12(g) and 6.12(k));

(ii)	Liabilities of the Seller to the extent either arising out of or relating to the Excluded Assets;

(iii)	All Liabilities of the Seller with respect to Funded Indebtedness (but excluding any such Liabilities that are addressed in Section 5.10(b));

(iv)
Except as provided in Section 1.2(a)(iii) or 6.2, any Liabilities arising prior to the Closing Date relating to or arising under any Benefit Plan maintained, sponsored or contributed, or required to be contributed, to by the Seller or any of its Affiliates (other than any Company Benefit Plan);

(v)	Liabilities of the Seller to the extent arising out of or related to the CSD Business; and

(vi)	Liabilities listed on Schedule 1.2(b)(vi).

provided, however, that the Excluded Liabilities shall not include any Liabilities that are Liabilities of the Companies.

1.3           Purchase and Sale of the Shares

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Buyer shall purchase and acquire from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Buyer, the Shares, free and clear of all Encumbrances.  The foregoing transaction, together with the Asset Sale, is hereinafter referred to as the “Transactions” and each, individually, a “Transaction.”

1.4           Purchase Price

In consideration of the sale by the Seller to the Buyer of the Assets and the Shares and for the Seller’s other covenants and agreements herein, and upon the assumption by the Buyer of the Assumed Liabilities, the Buyer shall, at the Closing, pay to the Seller an aggregate purchase price equal to the sum of (i) the Base Purchase Price plus (ii) the Estimated Closing Date Net Assets Adjustment (if the Estimated Closing Date Net Assets Adjustment is a positive number), minus (iii) the absolute value of the Estimated Closing Date Net Assets Adjustment (if the Estimated Closing Date Net Assets Adjustment is a negative number), plus (iv) the Estimated Pre-Closing Capital Expenditure Amount Excess (if any), minus (v) the Estimated Pre-Closing Capital Expenditure Amount Deficiency (if any), and minus (vi) the Estimated Closing Date Funded Indebtedness Amount (such sum, the “Purchase Price”) (less any applicable withholding Taxes).  The Buyer shall pay the Purchase Price to the Seller as follows:  at the Closing, the Buyer shall pay the Purchase Price by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by the Seller to the Buyer at least one (1) Business Day prior to the Closing Date.  The Purchase Price shall be subject to adjustment pursuant to Section 1.5 below, and shall be allocated in accordance with Section 1.6 below.

1.5           Adjustments to Purchase Price; Closing Date Statement

(a)
No later than three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer an estimated statement, prepared in good faith (the “Estimated Closing Statement”) setting forth its good faith estimate as of the Closing Date of: (i) the Closing Date Net Assets (the “Estimated Closing Date Net Assets”), (ii) the estimated Pre-Closing Capital Expenditure Amount (the “Estimated Pre-Closing Capital Expenditure Amount”), and (iii) the Closing Date Funded Indebtedness Amount (the “Estimated Closing Date Funded Indebtedness Amount”). The Estimated Closing Statement shall be prepared in accordance with this Agreement and the Agreed Accounting Principles.  The Seller shall consider in good faith any comments of the Buyer thereon but, absent manifest error, the Seller shall not be required to adjust its estimates in response to the Buyer’s comments.  The Buyer and its representatives shall have reasonable access during normal business hours to the books and records, personnel and advisors of the Seller and the Companies to the extent required in connection with such review, including the Seller’s work papers underlying or utilized in preparing such estimates and the calculations contained therein.  The amount, if any, by which the Estimated Pre-Closing Capital Expenditure Amount is less than the aggregate amount of capital expenditures that are contemplated by the CapEx Budget to have been spent in accordance with the CapEx Budget up to (but not including) the Closing Date, with the amount contemplated by the CapEx Budget for any partial quarterly pre-Closing period being determined by pro rating such amount to reflect the number of days in such partial quarterly period, is referred to herein as the “Estimated Pre-Closing Capital Expenditure Amount Deficiency.”  The amount, if any, by which the Estimated Pre-Closing Capital Expenditure Amount exceeds the aggregate amount of capital expenditures that are contemplated by the CapEx Budget to have been spent in accordance with the CapEx Budget up to (but not including) the Closing Date, with any partial quarterly pre-Closing periods determined on a pro rata basis as set forth above, is referred to herein as the “Estimated Pre-Closing Capital Expenditure Amount Excess.”

(b)
As soon as practicable, but in no event later than ninety (90) days after the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited statement of (i) the Closing Date Net Assets, (ii) the Pre-Closing Capital Expenditure Amount, and (iii) the Closing Date Funded Indebtedness Amount (the “Initial Closing Date Statement”).  The Initial Closing Date Statement shall be prepared on a basis consistent with the Agreed Accounting Principles, adjusted for the Business as purchased and this Agreement.  For illustrative purposes only, an example demonstrating the calculation of Closing Date Net Assets, Pre-Closing Capital Expenditure Amount, and Closing Date Funded Indebtedness Amount and a sample Initial Closing Date Statement are set forth on Schedule 1.5.

(c)
If the Buyer notifies the Seller within ninety (90) days of receipt of the Initial Closing Date Statement of an objection to any item on the Initial Closing Date Statement, the Buyer and the Seller shall, within sixty (60) days following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.  The Seller shall provide the Buyer with reasonable access during normal business hours to the books, records and personnel of the Seller to the extent necessary to enable the Buyer to evaluate the Initial Closing Statement.  After the end of the first ninety (90)-day period referred to above, neither Party may introduce additional objections with respect to any item in the Initial Closing Date Statement or increase the amount of any objection, and any item not so identified shall be deemed to be agreed to by the Buyer and the Seller and shall be final and binding upon the Parties.  The Buyer agrees that any failure by it to notify the Seller of any such objection prior to the expiration of the ninety (90)-day period immediately following the delivery of the Initial Closing Date Statement by the Seller shall be deemed to be an acceptance by the Buyer of the Initial Closing Date Statement and shall constitute a waiver of any right by the Buyer to dispute such Initial Closing Date Statement for all purposes.

(d)
If at the conclusion of the Resolution Period there remains any dispute regarding any item on the Initial Closing Date Statement, then such dispute shall be submitted to an impartial nationally recognized major accounting firm selected by the Seller and the Buyer within ten (10) days after the expiration of the Resolution Period (the “Neutral Auditors”).  If the Seller and the Buyer are unable to agree on the Neutral Auditors, then each of the Seller and the Buyer shall select an impartial nationally recognized major accounting firm, and the two (2) firms will mutually select a third impartial nationally recognized major accounting firm to serve as the Neutral Auditors.  For purposes of this Section 1.5(d), an auditor is “impartial” if it has not conducted auditing work for either Party within the past two (2) years.  One-half of all fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne by the Buyer, and one-half shall be borne by the Seller.  The Neutral Auditor shall select as a resolution the position of either the Buyer or the Seller for each item in dispute and may not impose an alternative resolution.  The Neutral Auditors shall act as an expert and not as an arbitrator to determine, based solely on presentations by the Seller and the Buyer and their respective advisors, only those issues still in dispute.  The Neutral Auditors’ determination shall be made within thirty (30) days of the presentations by the Seller and the Buyer and their respective advisors, shall be consistent with the manner and standards described in this Section 1.5(d) and the Agreed Accounting Principles, shall be set forth in a written statement delivered to the Seller and the Buyer, and shall be final, binding and conclusive.  The Initial Closing Date Statement as accepted by the Buyer pursuant to Section 1.5(c) and/or adjusted by agreement of the Parties or to reflect the determinations of the Neutral Auditors pursuant to this Section 1.5(d) shall constitute the “Final Closing Date Statement,” the amount of the Closing Date Net Assets as reflected on the Final Closing Date Statement shall be the “Final Closing Date Net Assets”, the Pre-Closing Capital Expenditure Amount as reflected on the Final Closing Date Statement shall be the “Final Pre-Closing Capital Expenditure Amount,” and the Closing Date Funded Indebtedness Amount as reflected on the Final Closing Date Statement shall be the “Final Closing Date Funded Indebtedness Amount.”

(e)	Intentionally Omitted.

(f)
The difference between the Final Pre-Closing Capital Expenditure Amount and the Estimated Pre-Closing Capital Expenditure Amount shall be referred to herein as the “Final Pre-Closing Capital Expenditure Adjustment.”  If the Final Pre-Closing Capital Expenditure Amount is greater than the Estimated Pre-Closing Capital Expenditure Amount, then the Final Pre-Closing Capital Expenditure Adjustment shall be a positive number.  If the Final Pre-Closing Capital Expenditure Amount is less than the Estimated Pre-Closing Capital Expenditure Amount, then the Final Pre-Closing Capital Expenditure Adjustment shall be a negative number.

(g)
The difference between the Final Closing Date Funded Indebtedness Amount and the Estimated Closing Date Customer Funded Indebtedness shall be referred to herein as the “Final Closing Date Funded Indebtedness Adjustment.”  If the amount of the Final Closing Date Funded Indebtedness Amount is greater than the amount of the Estimated Closing Date Funded Indebtedness Amount, then the Final Closing Date Funded Indebtedness Adjustment shall be a negative number.  If the amount of the Final Closing Date Funded Indebtedness Amount is less than the amount of the Estimated Closing Date Funded Indebtedness Amount, then the Final Closing Date Funded Indebtedness Adjustment shall be a positive number.  The sum of the Final Closing Date Net Assets Adjustment, the Final Pre-Closing Capital Expenditure Adjustment and the Final Closing Date Funded Indebtedness Adjustment is referred to herein as the “Final Purchase Price Adjustment.”

(h)
If the Final Purchase Price Adjustment is a negative number, then the amount of the Purchase Price minus the absolute value of the Final Purchase Price Adjustment shall be the “Final Purchase Price,” and if the Final Purchase Price Adjustment is a positive number, then the amount of the Purchase Price plus the Final Purchase Price Adjustment shall be the “Final Purchase Price.”  If the Final Purchase Price Adjustment is a negative number, then the Seller shall pay to the Buyer the absolute value of the Final Purchase Price Adjustment (less any applicable withholding Taxes), along with interest accrued thereon.  If the Final Purchase Price Adjustment is a positive number, then the Buyer shall pay to the Seller the Final Purchase Price Adjustment (less any applicable withholding Taxes), along with interest accrued thereon.  Interest on the amount of such difference shall accrue, commencing on the Closing Date until date of payment, at a rate per annum equal to the prime rate as published in TheWall Street Journal and in effect on the Closing Date.

(i)
Payment of any amounts due the Seller or the Buyer, as the case may be, pursuant to this Section 1.5 shall be made within five (5) Business Days after the ninetieth (90th) day of receipt of the Final Closing Date Statement if not objected to by the Buyer or five (5) Business Days after any agreement by the Seller and the Buyer or the decision of the Neutral Auditors, as the case may be.

1.6           Allocation of Purchase Price

The Buyer and the Seller shall determine and prepare separate allocations of the Final Purchase Price among the assets sold to the Buyer for Tax purposes in their sole discretion (the “Purchase Price Allocations”), and there shall be no requirement that the Purchase Price Allocations be consistent with each other.  To the extent reasonably requested by the other Party, the Buyer and the Seller (as the case may be) shall cooperate with the requesting Party in providing documents and information necessary to enable the requesting Party to prepare its separate Purchase Price Allocation.

1.7           Certain Consents

(a)
Notwithstanding any other provision of this Agreement to the contrary, to the extent that any of the Assigned Contracts, or any of the rights or claims described in Section 1.1(a)(x) or Liabilities of the Seller described in Section 1.2(a)(i) are not assignable without the consent, waiver or approval of another party, this Agreement shall not constitute an assignment or an attempted assignment or assumption or attempted assumption thereof if such assignment, attempted assignment, assumption or attempted assumption would constitute a violation of a Requirement of Law or a breach or default under such Assigned Contract or otherwise trigger any termination or renegotiation right of such other party to the Assigned Contract.

(b)
Prior to the Closing Date, the Seller and the Buyer shall cooperate and use reasonable efforts to obtain such consents and novations in accordance with Section 5.2.  If any such consent or novation shall not be obtained prior to the Closing Date, except with respect to Government Contracts that are addressed in Section 6.4, the Seller and the Buyer shall cooperate in good faith to mutually agree upon a reasonable arrangement (including entering into agreements between the Parties) designed to provide or transfer to the Buyer the benefits intended to be assigned to, and the burdens and Liabilities intended to be assumed by, the Buyer, including, with respect to any Assigned Contract, at the Buyer’s request, enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided, that the Buyer shall (i) pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that the Buyer or the Companies would have been responsible therefor if such consent or novation had been obtained; (ii) enter into a written Contract with the Seller to act as a subcontractor of the Seller to perform any and all obligations of the Seller under each aforementioned Assigned Contract for the duration of such Assigned Contract (including any automatic extensions or renewals) and only for the exact amounts payable to the Seller under such Assigned Contract for the performance of such obligations; (iii) be responsible for all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in performing its obligations under such Assigned Contract as a subcontractor of the Seller under subparagraph (ii) above; (iv) indemnify the Seller in full for any Losses suffered or incurred by the Seller to the extent arising out of or relating to the Buyer’s performance as a subcontractor of the Seller under subparagraph (ii) above; and (v) procure that the Companies shall refrain from taking any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such consents and novations.

1.8           Further Assurances

(a)
At and after the Closing, and without further consideration therefor, (a) the Seller shall execute and deliver to the Buyer such further instruments and certificates of conveyance and transfer as the Buyer may reasonably request in order to more effectively convey and transfer the Assets and the Shares from the Seller to the Buyer and to put the Buyer in control of the Business; (b) the Buyer shall execute, or shall arrange the execution of, and deliver to the Seller such further instruments and certificates of assumption, novation and release as the Seller may reasonably request in order to effectively make the Buyer responsible for all Assumed Liabilities and release the Seller therefrom to the fullest extent permitted under Requirements of Law; and (c) each of the Parties shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Requirements of Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)
Without limiting the generality of Section 1.8(a), to the extent that, following the Closing, the Parties mutually determine in good faith that any asset or Liability that was intended to be transferred pursuant to this Agreement was not transferred on the Closing Date (such Asset or Liability, an “Omitted Asset” or “Omitted Liability,” respectively), then, as applicable:  (i) the Seller shall, or shall cause its Affiliates to, promptly assign and transfer to the Buyer or its designated assignee, all right, title and interest in such Omitted Asset or (ii) the Buyer shall, or shall cause its Affiliates to, promptly assume such Omitted Liability and shall thereafter pay, perform, discharge or otherwise satisfy such Omitted Liability in accordance with its terms.  From the time such Omitted Asset or Omitted Liability is discovered until such time as it is transferred to the proper Party or its designated assignee, Section 1.7(b) shall apply mutatis mutandis.  Upon execution of such assignment or assumption, such Omitted Asset or Omitted Liability, as applicable, shall automatically and immediately be deemed to be included in and constitute an Asset or Assumed Liability, as applicable, and included on the appropriate Schedule, if applicable, as of the date of this Agreement and without the need for any additional consideration, and any failure to deliver an Omitted Asset or assume an Assumed Liability at the Closing shall not, in and of itself, constitute a breach of this Agreement if and to the extent such omission is fully cured.

1.9           Separate Transactions

Each Transaction is independent, separate and discrete from each other Transaction for Tax and accounting purposes and asset conveyance documentation.  Notwithstanding such separate treatment, no Transaction may close without all Transactions closing at the same time (but, for the avoidance of doubt, certain Assigned Contracts, Assigned Government Contracts and the Environmental Permits set forth on Schedule 6.9 may be assigned or transferred after the Closing Date in accordance with this Agreement).

SECTION 2.  CLOSING

2.1           Closing Date

Subject to all of the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall be consummated on a date and at a time agreed upon by the Buyer and the Seller, but in no event later than 10:00 A.M. New York City time on the fifth (5th) Business Day after the conditions set forth in Sections 7 and 8 have been satisfied or waived (except for those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), at such place as shall be agreed upon by the Buyer and the Seller; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Sections 7 and 8, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions, then the Buyer shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by the Buyer on no less than three (3) Business Days’ prior written notice to the Seller and (b) the final day of the Marketing Period.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”  Notwithstanding anything to the foregoing, the effective time of the Closing shall be 12:01 A.M. New York City time on the Closing Date.

2.2           The Buyer’s Closing Date Deliveries

Subject to fulfillment or waiver of the conditions set forth in Section 7, at the Closing the Buyer shall deliver to the Seller all of the following:

(a)	An amount in cash equal to the Purchase Price (less any applicable withholding Taxes), payable as provided in Section 1.4;

(b)	The Assumption Agreement executed by a duly authorized officer of the Buyer;

(c)	Counterparts of each of the other Ancillary Agreements to which the Buyer is a party, executed by a duly authorized officer of the Buyer;

(d)
A copy of the Amended Articles of Incorporation of the Buyer, certified by the Secretary of State of the State of Ohio to be true and complete as of a date not more than thirty (30) days prior to the Closing Date;

(e)	A certificate of good standing of the Buyer, issued by the Secretary of State of the State of Ohio as of a date not more than ten (10) days prior to the Closing Date;

(f)	A copy of the Amended Code of Regulations of the Buyer, certified by the Secretary of the Buyer to be true and complete as of the Closing Date;

(g)
Copies certified by the Secretary of the Buyer to be true and complete as of the Closing Date, of the records of all corporate action required to be taken by the Buyer, authorizing the execution and performance of this Agreement, any Buyer Transaction Agreement and the transactions contemplated hereby and thereby;

(h)	Counterparts of real estate transfer tax or documentary stamp tax returns, if required;

(i)	The IRS Form 8023 contemplated by Section 6.12(i).

(j)
All other certificates, instruments and documents executed and delivered by the Buyer as are either necessary or as the Seller may reasonably request in order to effectively make the Buyer responsible for all Assumed Liabilities; and

(k)	The certificate contemplated by Section 8.1(c) executed by a duly authorized officer of the Buyer.

2.3           The Seller’s Closing Date Deliveries

Subject to fulfillment or waiver of the conditions set forth in Section 8, at the Closing the Seller shall deliver (or, to the extent applicable, cause its relevant Subsidiary to deliver) to the Buyer all of the following:

(a)	Certificates for the Shares, endorsed or accompanied by stock powers executed by a duly authorized officer of the Seller;

(b)	A Bill of Sale executed by a duly authorized officer of the Seller;

(c)	Counterparts of each of the other Ancillary Agreements to which the Seller is a party, executed by a duly authorized officer of the Seller;

(d)
A copy of the certificate of incorporation of the Seller, certified by the Secretary of State of the State of Delaware to be true and complete as of a date not more than thirty (30) days prior to the Closing Date;

(e)	A certificate of good standing of the Seller, issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date;

(f)
Evidence of the removal of such directors and officers of the Companies and their Subsidiaries as may be requested in writing by the Buyer to the Seller at least thirty (30) days prior to the Closing Date;

(g)
All other deeds, bills of sale, assignments, certificates of title and other instruments of transfer, conveyance and ownership executed and delivered by the Seller as are either necessary or as the Buyer may reasonably request in order to effectively transfer ownership and control of the Business, the Assets and the Shares to the Buyer;

(h)	Duly executed Intellectual Property assignment agreements substantially in the form of the assignments attached hereto as Exhibit B;

(i)	A certificate of non-foreign status, duly executed by the Seller, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(j)	The IRS Form 8023 contemplated by Section 6.12(i).

(k)
Evidence reasonably satisfactory to the Buyer that the Company or the Seller has retained an LSRP and that the Company or the Seller has either (i) achieved Compliance with ISRA with respect to the Carlstadt Facility, or (ii) submitted an ISRA Remediation Certification to the NJDEP with respect to the Carlstadt Facility and the Transactions, and if required in connection with submission of the ISRA Remediation Certification, a remediation funding source (as such term is defined under ISRA) posted or funded by the Seller in accordance with Section 6.16(a); and

(l)	The certificates contemplated by Section 7.1(c), executed by a duly authorized officer of the Seller.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer as set forth in this Section 3 as of the date hereof and as of the Closing Date as if made thereon (except to the extent that a representation or warranty expressly relates to an earlier date).  Solely for purposes of the representations and warranties of Seller set forth in this Section 3, the transfer of the HSR Assets, the assumption of the HSR Liabilities and the grant of the license and consummation of the other transactions contemplated by Section 6.17 to occur prior to the Closing shall be deemed to have occurred concurrently with the execution of this Agreement.

3.1           Organization, Qualification and Power

(a)
The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller is duly qualified to transact business in any jurisdiction where the ownership or leasing of the Assets or the conduct of the Business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate with other such failures, reasonably be expected to have a Material Adverse Effect.  The Seller has the corporate power and authority to own or lease and operate the Assets and to carry on the Business conducted by it, in the manner in which it is currently conducted.

(b)
Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each Company is duly qualified to transact business in any jurisdiction where the conduct of the Business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate with other such failures, reasonably be expected to have a Material Adverse Effect.  Each Company has the corporate power and authority to carry on the Business conducted by it, in the manner in which it is currently conducted.

(c)
RDA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  To the Knowledge of the Seller, RDA is duly qualified to transact business in any jurisdiction where the conduct of the RDA Business requires it to be so qualified and has the limited liability company power and authority to carry on the RDA Business, in the manner in which it is currently conducted, except where the failure to be so qualified or to have such power and authority would not, individually or in the aggregate with other such failures, reasonably be expected to have a Material Adverse Effect.

3.2           Authority of the Seller

The Seller has the corporate power and corporate authority to execute, deliver and perform (or cause to be executed, delivered and performed) this Agreement and each Seller Transaction Agreement.  The execution, delivery and performance of this Agreement and each Seller Transaction Agreement by the Seller has been duly authorized and approved by all necessary corporate action.  This Agreement has been duly authorized, executed and delivered by the Seller and (assuming the valid authorization, execution and delivery of this Agreement by the Buyer) is the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, and each Seller Transaction Agreement has been duly authorized by the Seller, and upon execution and delivery by the Seller (or its applicable Affiliate), shall be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law).

3.3           Absence of Conflicts

The execution and delivery by the Seller of this Agreement and each Seller Transaction Agreement, and the performance by the Seller of its obligations hereunder or thereunder, do not and shall not:

(a)	violate any provision of the Certificate of Incorporation (or other similar charter instrument) or by-laws of any member of the Company Group;

(b)
(i) violate any provision of Requirements of Law relating to any member of the Company Group, the Business or the Assets; (ii) violate any Court Order to which any member of the Company Group or the Assets is or are subject; or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except as set forth on Schedule 3.3(b); or

(c)
except as set forth on Schedule 3.3(c), (i) require a consent, approval or waiver from, notice to, or payment to, any party to any Business Agreement, or (ii) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify, any Business Agreement;

except, in each of clauses (b) and (c) above, for any violation, breach, default or non-compliance, failure to obtain consent or waiver or failure to give notice, payment, acceleration of obligation or loss, termination, cancellation or modification that is not material.

3.4           Share Ownership; Capitalization; Subsidiaries

(a)
The authorized capital stock of PWR consists of three thousand (3,000) shares of common stock, par value $0.01.  The PWR Shares consist of one hundred (100) shares of common stock of PWR, and constitute all of the issued and outstanding shares of the capital stock of PWR.  All of the PWR Shares were duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any preemptive rights.  The Seller is and shall be on the Closing Date the sole record and beneficial owner, free and clear of any Encumbrances (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws), of the PWR Shares.

(b)
The authorized capital stock of PWPG consists of one thousand (1,000) shares of common stock, par value $0.01.  The PWPG Shares consist of one thousand (1,000) shares of common stock of PWPG, and constitute all of the issued and outstanding shares of the capital stock of PWPG.  All of the PWPG Shares were duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right.  The Seller is and shall be on the Closing Date the sole record and beneficial owner, free and clear of any Encumbrances (other than any restrictions under the Securities Act and any state securities laws), of the PWPG Shares.

(c)
The authorized capital stock of Arde consists of two hundred fifty thousand (250,000) common shares, par value $0.50, of which one hundred two thousand eight hundred ninety-one (102,891) shares are issued and outstanding and constitute all of the issued and outstanding shares of such Company. Such shares were duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right.  PWR is and shall be on the Closing Date the sole record and beneficial owner, free and clear of any Encumbrances (other than any restrictions under the Securities Act, and any state securities laws), of the issued and outstanding shares of Arde.

(d)
The authorized capital stock of ABI consists of two hundred (200) shares, without par value, of which ten (10) shares are issued and outstanding and constitute all of the issued and outstanding shares of such Company. Such shares were duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right.  Arde is and shall be on the Closing Date the sole record and beneficial owner, free and clear of any Encumbrances (other than any restrictions under the Securities Act, and any state securities laws), of the issued and outstanding shares of ABI.

(e)
PWPG holds fifty percent (50%) of the equity interest in RDA (the “RDA Interest”).  The RDA Interest was duly authorized, validly issued, fully paid and non-assessable, and, except as provided in the RDA Agreements is not subject to, nor was it issued in violation of, any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right.  PWPG is and shall be on the Closing Date the sole record and beneficial owner, free and clear of any Encumbrances (other than any restrictions under the Securities Act any state securities laws, and the RDA Agreements), of the RDA Interest.

(f)
Except for this Agreement, no member of the Company Group nor RDA is a party to any warrant, right, call, put or other Contract providing for the disposition or acquisition of any equity or any securities exercisable for equity of any Company (which term, for purposes of this Section 3.4(f) and Section 3.4(g) shall include RDA) or to any voting trust, proxy or other Contract with respect to the voting of any equity of a Company.

(g)
Except as set forth on Schedule 3.4(g), there are no (i) subscriptions, calls, Contracts, options, warrants or other rights or arrangements relating to the issued or unissued equity of any Company or obligating any Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of such Company; (ii) securities of any Company or securities convertible, exchangeable or exercisable for shares of its capital stock, voting securities or other equity; or (iii) equity equivalents, stock appreciation rights, phantom stock or ownership interests in any Company.  Except as set forth on Schedule 3.4(g), there are no outstanding contractual obligations of any Company to repurchase, redeem, or otherwise acquire any outstanding securities of such Company, to vote or to dispose of any equity of any Subsidiaries of such Company, or to make any investment in any Person.  Except as set forth on Schedule 3.4(g), no Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other Contract relating to any securities of such Company or any Subsidiary.

(h)
All of the Shares have been issued by PWR and PWPG, and to the Knowledge of the Seller the RDA Interest has been issued by RDA to PWPG, in compliance in all material respects with the Securities Act and all other applicable securities laws.

(i)	Except as set forth on Schedule 3.4(i), none of the Companies or, to the Knowledge of the Seller, RDA, has any Subsidiaries.

3.5           Sufficiency of Assets; Good Title

(a)	Except as set forth on Schedule 3.5(a):

(i)
The Business is conducted only by (x) the Seller, through its PWRWB Division, and (y) the Companies; provided, that as of the date of this Agreement, the HSR Assets are held by HSSSI or HSC and the HSR Employees will be transferred to PWR on or prior to the Closing Date pursuant to Section 6.17;

(ii)
The Shares, the Assets, and the assets, rights, benefits, interest and property held by the Companies, constitute all of the assets (whether tangible or intangible), rights and properties of the Seller and its Affiliates used or held for use primarily in the Business (other than the HSR Assets that will be transferred to PWR on or prior to the Closing Date pursuant to Section 6.17 and the rights and services to be provided to the Business pursuant to the Ancillary Agreements); and

(iii)
the Shares, the Assets and the Licensed Intellectual Property, together with the assets, rights, benefits, interests and property of the Companies, the rights and services to be provided to the Business pursuant to the Ancillary Agreements, and the HSR Assets to be transferred to PWR pursuant to Section 6.17, will be, as of the Closing Date, sufficient for the conduct of the Business as presently conducted in all material respects; provided, however, that this Section 3.5(a)(iii) shall not be deemed to be breached as a result of any action for which the Buyer has provided its consent pursuant to Section 5.3.

(b)
Upon the consummation of the transactions contemplated by this Agreement, the Seller will transfer to the Buyer good and valid title to the Shares and the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.6           Financial Statements

The Seller has delivered to the Buyer (i) audited, combined and consolidated balance sheets of the Business as of December 31, 2011 (the “Financial Statement Date”) and December 31, 2010, together with related audited, combined and consolidated statements of the operations and cash flows of the Business and changes in the Seller’s equity for the fiscal years ending December 31, 2011, December 31, 2010 and December 31, 2009 and (ii) an unaudited, combined and consolidated balance sheet of the Business as of March 31, 2012, together with the related unaudited, combined and consolidated statements of the operations and cash flows of the Business for the three months then ended (the financial statements referred to in clauses (i) and (ii), together with the Supplemental Financial Statements, the “Financial Statements”).  Other than with respect to the Excluded Assets and the Excluded Liabilities, the Financial Statements (i) have been (or, with respect to the Supplemental Financial Statements, when delivered, will be) prepared in accordance with GAAP, consistently applied, except as set forth in the notes to the Financial Statements; and (ii) present fairly (or, with respect to the Supplemental Financial Statements, when delivered, will present fairly), in all material respects, the financial position as of the dates thereof and operating results of the Business for the periods then ended.

3.7           Operations Since the Financial Statement Date

(a)
Except as set forth on Schedule 3.7 or as otherwise contemplated by this Agreement, since the Financial Statement Date to the date of this Agreement, the Company Group has conducted the Business in all material respects only in the Ordinary Course.

(b)
Except as set forth on Schedule 3.7 or as otherwise contemplated by this Agreement (including under Sections 5.7, 5.8, 5.9, 6.17 and 6.18), since the Financial Statement Date to the date of this Agreement, no member of the Company Group has (with respect to the Business):

(i)	Sold, leased/subleased (as lessor/sublessor), licensed (as licensor), transferred, abandoned or otherwise disposed of any assets used primarily in the Business except in the Ordinary Course;

(ii)
Undertaken or committed to undertake capital expenditures relating primarily to the Business in excess of one million dollars ($1,000,000) per calendar quarter other than in the Ordinary Course or in accordance with a previously approved capital expenditure plan for the Business that has been provided to the Buyer;

(iii)
Instituted any material increase in the annual level of compensation of its Business Employees or instituted any material increase in, or adopted, materially amended or terminated, any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other employee benefit plan made available to its Business Employees, other than (x) in the Ordinary Course, (y) as required by any such existing plan, any employment or collective bargaining Contract, or any Requirement of Law, or (z) in connection with any changes to employee benefits made available to substantially all employees of the Seller or such Company, which changes are not reasonably expected to be material;

(iv)
Entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee whose annual base salary exceeds one hundred fifty thousand dollars ($150,000);

(v)
Suffered any material damage, destruction or casualty loss with respect to any material Asset or asset used or held for use primarily in connection with the Business (whether or not covered by insurance);

(vi)
Forgiven or cancelled any material debt or material claim of the Business or waived any material rights under, related to or arising out of any Asset or asset used or held for use in connection with the Business, other than compromises in the Ordinary Course;

(vii)	Incurred or guaranteed any material Indebtedness, except in the Ordinary Course;

(viii)
With respect to the Business, acquired or purchased any properties or assets that are, individually or in the aggregate, material (other than in the Ordinary Course), merged or consolidated with, or acquired all or substantially all of the assets of, or otherwise acquired, any Person, or made any material investment in any Person;

(ix)	Made any material change to accounting methods or practices applicable to the Business; or

(x)	Agreed or committed to do any of the foregoing.

3.8           Taxes

Except as set forth on Schedule 3.8:

(a)
Each member of the Company Group has filed all material Tax Returns relating to the Business or the Assets and all material consolidated, combined, affiliated or unitary Tax Returns that include a Company in each case, required to be filed by such member, all such Tax Returns were true, correct and complete in all material respects, and all Taxes reflected on such Tax Returns as due and owing have been paid.  Each Company has paid all material Taxes owed by it (whether or not reflected on a Tax Return).  Seller has paid all Taxes owed by it to the extent arising out of or relating to the Business or the Assets, except where the failure to pay any such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no liens on any of the Assets for unpaid material Taxes other than statutory liens for Taxes not yet due and payable or liens with respect to Taxes that a member of the Company Group is contesting in good faith and by appropriate proceedings.

(b)	No unresolved claim has been made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(c)
No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings, in each case, relating to a material amount of Taxes, are pending or being conducted with respect to a Company.

(d)	No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)
Except as would not reasonably be expected to result in a material liability to the Buyer and its Affiliates, each Company and, to the extent relating to the Business, the Seller has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of such Company or Seller.

(f)
Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which any Company is a party complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder.  No Company has any actual or potential Liability to reimburse or otherwise “gross-up” any Business Employee for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(e)
No Company is a party to or bound by any Tax allocation or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into in the Ordinary Course.  No Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller).

(f)
No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)	intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date;

(v)	prepaid amount received on or prior to the Closing Date; or

(vi)	election under Section 108(i) of the Code.

(g)	No Company has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h)
For so long as PWPG has owned the RDA Interest, PWPG has received a Schedule K-1 with respect to RDA reflecting PWPG’s share of RDA’s items of income, gain, deduction and loss for U.S. federal income tax purposes with respect to each taxable year of RDA.

3.9           Governmental Permits

Except as set forth on Schedule 3.9(a), and subject to the transfer to PWR under Section 6.17 of any Permits included in the HSR Assets, the Company Group as a whole owns, holds or possesses all Permits that are necessary to entitle (a) the Seller to own or lease, operate and use the Assets, and (b) the Company Group to carry on and conduct the Business in all material respects as conducted immediately prior to the date of this Agreement, except in each case with respect to any Excluded PWR Permits (collectively, the “Material Governmental Permits”), and a true and correct list of all such Material Governmental Permits as of the date of this Agreement is set forth on Schedule 3.9(b), which list identifies the relevant Governmental Authority and the current holder of such Material Governmental Permits.  The Company Group has complied with all terms and conditions of the Material Governmental Permits and, except as set forth on Schedule 3.9(b), the same are valid and in full force and effect, all renewals have been timely applied for and will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in each case except for any non-compliance, non-effectiveness, suspension, modifications, revocations or non-renewals that would not be material.

3.10           Real Property

(a)
PWR owns the real property and improvements thereon identified on Schedule 3.10(a) as the “DeSoto Facility” (the “DeSoto Facility”).  The Excluded Portion of the DeSoto Facility will be transferred by PWR to the Seller or an Affiliate of the Seller, or such other third party as directed by the Seller, as contemplated by Section 5.8.  The DeSoto Facility less the Excluded Portion of the DeSoto Facility is referred to as the “Owned Real Property.”  PWR owns fee simple title to the Owned Real Property free and clear of any Encumbrances other than Permitted Encumbrances; provided, that except for the items listed on Schedule 12.1, to the Knowledge of the Seller, there are no Permitted Encumbrances on the Owned Real Property that would materially impair the operation of the Business as it is presently conducted.

(b)
PWR owns the real property and improvements thereon identified on Schedule 3.10(b) as the “Canoga Park Facility” (the “Canoga Park Facility”).  The Canoga Park Facility will be transferred on or prior to the Closing by PWR to the Seller or an Affiliate of the Seller as contemplated by Section 5.7, and a portion of the Canoga Park Facility shall be leased by Seller to Buyer at Closing under the Canoga Park Lease.

(c)
The Seller owns the real property and improvements thereon identified on Schedule 3.10(c) as the “PWRWB Facility” (the “PWRWB Facility”).  A portion of the PWRWB Facility shall be leased by Seller to the Buyer at Closing under the PWRWB Lease.

(d)
Except for those leases, subleases and license/occupancy agreements identified on Schedule 3.10(d) (the “Owned Real Property Leases”), PWR has not granted to any third party the right to use or occupy the Owned Real Property or any portion thereof.  Each of the Owned Real Property Leases is currently in full force and effect.  PWR has not received any written notice alleging that it is in breach of any Owned Real Property Lease and, to the Knowledge of the Seller, no counterparty to an Owned Real Property Lease is in breach thereof.

(e)
Except for the Owned Real Property, Schedule 3.10(e) sets forth, as of the date of this Agreement, all leases, subleases, and license agreements of or for real property and all other interests in real property and the buildings, structures and improvements thereon, which are used or occupied by any member of the Company Group solely in connection with the Business (the “Leased Real Property”) and pursuant to which any member of the Company Group or the Seller is the lessee, sublessee or licensee (the “Leases”).  Each of the Leases is currently in full force and effect and such members of the Company Group have a valid leasehold interest in the Leased Real Property pursuant to the Leases, free and clear of any Encumbrance, other than Permitted Encumbrances.  No member of the Company Group has received any written notice alleging that such member is in breach of any Lease and, to the Knowledge of the Seller, no counterparty to a Lease is in breach thereof.

(f)
Except as contemplated by Sections 5.7 and 5.8, there are no contracts held by any member of the Company Group or contractual obligations on the part of any member of the Company Group, to purchase or otherwise acquire (via lease, sublease, license agreement or otherwise) any interest in real property in connection with the Business.

(g)
There are no contracts granted by any member of the Company Group or contractual obligations on the part of any member of the Company Group, to sell or otherwise dispose of (via lease, sublease, license agreement or otherwise) such member’s interest in (i) the Owned Real Property, (ii) the Owned Real Property Leases, (iii) the Leased Real Property, or (iv) the Leases, except for any contract that may be contemplated under Section 5.7 or 5.8.

(h)
No member of the Company Group has received any written notice in the past three (3) years of (i) any material violation of any Requirement of Law or violation of any Encumbrance that has not been cured and that would materially and adversely impair the operation of the Business as it is presently conducted in any of the Facilities, or (ii) any pending or threatened condemnation relating to any of the Facilities.

(i)
Except with respect to any Excluded PWR Assets and the PWRWB Facility, the Owned Real Property and the Leased Real Property constitutes all of the real property used by the Company Group solely in connection with the Business.

(j)	Seller has delivered to Buyer true, correct and complete copies of drafts of all of the DeSoto Nordhoff Agreements.

3.11           Personal Property

The Seller has good and valid title to all of the Transferred Tangible Personal Property, free and clear of all Encumbrances, except for Permitted Encumbrances.  Each Company has good and valid title to all of the Tangible Personal Property owned by such Company, free and clear of all Encumbrances, except for Permitted Encumbrances.  The Transferred Tangible Personal Property and Tangible Personal Property of each Company is in a state of good maintenance and repair (ordinary wear and tear excepted) and in sufficient working condition for its current utilization as of the date of this Agreement in each case in all material respects.  Other than Transferred Tangible Personal Property and Tangible Personal Property at a facility of a supplier or in transit to one of the Facilities, substantially all Transferred Tangible Personal Property and Tangible Personal Property of each Company will be located at the Facilities on the Closing Date, except as may otherwise be contemplated by any Ancillary Agreement.

3.12           Intellectual Property

(a)
Without limiting the definition of Transferred Intellectual Property, Schedule 1.1(a)(ix) sets forth a list of all material Patents, Marks, registered Copyrights, proprietary Software, and Contracts conveying Intellectual Property rights that are Transferred Intellectual Property, and without limiting the definition of Company Intellectual Property, Schedule 3.12(a) sets forth a list of all material Patents, Marks, registered Copyrights, proprietary Software, and Contracts conveying Intellectual Property rights that are Intellectual Property owned by any Company.  Without limiting the definition of Licensed Intellectual Property, Schedule 3.12(a)(6), (a)(7) and (8) sets forth a list of all material Patents (including identification of those Patents that are Subject Inventions), Marks, registered Copyrights and proprietary Software that are Licensed Intellectual Property.

(b)
Except for Subject Inventions, the applicable member of the Company Group:  (i) exclusively owns the entire right, title and interest in and to the Transferred Intellectual Property and the Company Intellectual Property, free and clear of Encumbrances except for Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing; (ii) with respect to the Licensed Intellectual Property, owns or Controls sufficient right, title and interest in and to the Licensed Intellectual Property to license such Intellectual Property to the Buyer on or prior to the Closing Date pursuant to the terms and conditions of, as applicable, the Buyer License Agreement; or (iii) with respect to the Transferred Intellectual Property and the Company Intellectual Property which a member of the Company Group jointly owns with another Person, all of which is set forth in Schedule 3.12(b), such member of the Company Group has the right and license to use (including to license for use) the same in the conduct of the Business, as applicable, and to transfer all of such member’s rights and licenses to the Buyer as of the Closing Date as contemplated herein.  Except for (A) Subject Inventions, (B) nonexclusive licenses conveyed pursuant to Seller’s standard terms for purchase or sale of goods and services, (C) licenses listed on Schedule 3.12(a)(10), and (D) any licenses to use data or other deliverables provided under Government Contracts, no member of the Company Group has granted any Out-License for use of any material Company Intellectual Property or Transferred Intellectual Property.  Except for the licenses listed on Schedules 1.1(a)(ix)(6) and 3.12(a)(9), none of the Transferred Intellectual Property or Company Intellectual Property is subject to a material In-License.

(c)
To the Knowledge of the Seller, as of the Closing Date, (i) all Transferred Intellectual Property Patents, Company Intellectual Property Patents and Patents included in the HSR Assets, including those listed in Schedules 1.1(a)(ix), 3.12(a), and 6.17(a)(i), that have issued are in force (other than Patents that have expired at the end of their non-renewable statutory term); (ii) all such Patents that are applications, are pending without challenge (other than office actions that may be pending in the ordinary course before the United States Patent and Trademark Office or its foreign equivalents); (iii) all registrations of registered Marks listed in Schedule 1.1(a)(ix) are in force; and (iv) all registration, maintenance and renewal fees currently due in connection with listed Patents and listed registrations of registered Transferred Intellectual Property, Company Intellectual Property and Patents included in the HSR Assets in Schedules 1.1(a)(ix), 3.12(a) and 6.17(a)(i) have been or will be timely paid.

(d)
Except as set forth on Schedule 3.12(d), (i) there are no valid  U.S. third party intellectual property rights that materially impair the Seller’s or the Companies’ conduct of the Business or will materially adversely impact the Buyer’s right to conduct the Business as it is conducted at the time of the Closing, (ii) during the previous six (6) years the Seller has not received any written claim, and no litigation, arbitration or administrative proceeding (except routine patent office proceedings) is currently pending and has been served against any member of the Company Group alleging the same; and (iii) during the previous (6) years Seller has not received any written claim, and no litigation, arbitration or administrative proceeding (except routine patent office proceedings) is currently pending against any member of the Company Group that challenges the ownership, validity, enforceability, patentability, registrability or use of any material Company Intellectual Property, Transferred Intellectual Property or Licensed Intellectual Property.

(e)
The members of the Company Group have taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property, Transferred Intellectual Property and Licensed Intellectual Property, including adopting commercially reasonable policies and procedures to protect any material Intellectual Property.

(f)
To the Knowledge of the Seller, in the last six (6) years, there has been no unauthorized use, unauthorized disclosure, infringement or misappropriation of any of the Company Intellectual Property, Transferred Intellectual Property or Licensed Intellectual Property by any third party, including any employee or former employee of any member of the Company Group.  In the last six (6) years, no member of the Company Group has initiated any Action for infringement or misappropriation of any Company Intellectual Property, Transferred Intellectual Property or Licensed Intellectual Property.

(g)
Each member of the Company Group has taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or nonpublic information included in the Transferred Intellectual Property, Company Intellectual Property and Licensed Intellectual Property.

(h)
Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Seller’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Transferred Intellectual Property, Company Intellectual Property or Licensed Intellectual Property, or impair the right to use, possess, sell or license any material Transferred Intellectual Property, Company Intellectual Property or Licensed Intellectual Property or any portion of any of the foregoing.  After the Closing, all Transferred Intellectual Property and Company Intellectual Property will be fully transferable, alienable or licensable by the Buyer without material restriction and without material payment of any kind to any third party.

3.13           No Violation, Litigation or Regulatory Action

(a)
Except as listed on Schedule 3.13(a), in the past three (3) years, no member of the Company Group has taken or failed to take any action with respect to the Business that has resulted or will result in any enforcement actions by any Governmental Authority (including any imposition of fines or penalties) for the material violation of any Requirements of Law, including material violations relating to Government Contracts or Government Bids.

(b)
Except as listed on Schedule 3.13(b), in the past three (3) years, the Company Group has complied and is in compliance in all material respects with all Requirements of Law and Court Orders relating to the Business, including those related to the Assigned Government Contracts and Government Bids.

(c)
Except as listed on Schedule 3.13(c), in the past three (3) years, there have been no material lawsuits, claims, suits, proceedings or investigations relating to the Business, and there are none pending or, to the Knowledge of the Seller, threatened, against any member of the Company Group, and, except as would not be material, there is no Court Order in effect with respect to the Business or the Assets.

(d)
The Parties acknowledge and agree that this Section 3.13 does not apply to (i) matters involving any Benefit Plan, or to employee relations or Contracts (other than Government Contracts or Government Bids), as those matters are governed by Sections 3.17 and 3.19, respectively, (ii) matters involving Governmental Permits, as those matters are governed by Section 3.9, (iii) matters involving Intellectual Property, as those matters are governed by Section 3.12, or (iv) environmental matters, as those matters are governed by Section 3.18, (v) compliance with Customs and International Trade Laws, as those matters are governed by Section 3.21.

3.14           Contracts

Schedule 3.14 sets forth a list, as of the date of this Agreement, and subject to the transfer to PWR under Section 6.17 of any Contracts included in the HSR Assets, of each of the following Contracts to which any member of the Company Group is a party which is currently in effect, except for any Contracts which are Excluded Assets, any Government Contracts and any Contracts between members of the Company Group or Affiliates thereof that shall be terminated at or prior to the Closing:

(a)	any Contract for the future purchase, sale, lease or sublease of real property relating primarily to the Business;

(b)	any material partnership, joint venture, teaming agreement, strategic alliance agreement or other similar Contract or memorandum of understanding relating primarily to the Business;

(c)
any Contract which provides for, or relates to, the incurrence or guaranty by any member of the Company Group or the giving of any collateral security for, Funded Indebtedness with respect to the Business;

(d)
any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which any Company will be required after the date of this Agreement to pay consideration in excess of two million dollars ($2,000,000) (but excluding, for the avoidance of doubt, customer and supplier Contracts entered into with any Governmental Authority);

(e)	any Contract entered into by any member of the Company Group with any Business Employee that provides for change in control or severance payments or benefits;

(f)	any Contract to which any Company or the Business is bound that contains any covenant or provision prohibiting or restricting any Company or the Business from engaging in any line or type of business;

(g)	any Contract with a supplier of the Business that involves the purchase or sale by the Business of goods or services in excess of one million dollars ($1,000,000) in any one (1) year period;

(h)	any outstanding or pending bid, proposal or quotation in excess of one million dollars ($1,000,000) which relates primarily to the Business;

(i)
any Contract pursuant to which any member of the Company Group obtains or grants any licenses or other rights with respect to any Transferred Intellectual Property or Company Intellectual Property (except for those obtained pursuant to Seller’s standard terms for purchase or sale of goods and services, and any government contracts other than Government Contracts), including any covenant not to sue, that is material and applies only to the Business (other than licenses for commercially available Software);

(j)
any Contract with a customer of the Business that involves the sale by the Business of goods or services in excess of five million dollars ($5,000,000) in any one (1) year period, other than any Contract between two (2) or more members of the Company Group or their respective Affiliates;

(k)
(i) any distributor, dealer, sales, advertising, agency, manufacturer’s representative, franchise or similar Contract relating primarily to the Business, or (ii) any other Contract relating primarily to the Business, which, in each of clauses (i) and (ii), requires aggregate payments of any commissions in excess of five million dollars ($5,000,000) per year;

(l)
any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts relating to the sale, lease or disposal of any Assets primarily relating to the Business that (i) were entered into during the four (4) year period prior to the date hereof or (ii) have remaining material obligations to be performed by a Company thereunder, in each case which were not entered into in the Ordinary Course and provide for consideration in excess of one million dollars ($1,000,000);

(m)	any Contract pursuant to which the Business has incurred Funded Indebtedness which is currently outstanding in an amount in excess of five million dollars ($5,000,000);

(n)
any Contract relating to any Action, settlement or Court Order which involves any unpaid Liability of Seller in excess of one million dollars ($1,000,000), to the extent that such Contract relates to the Business; and

(o)	any Contract with MHI or its Affiliates relating primarily to the Business.

3.15           Status of Contracts

As of the date of this Agreement, except as set forth on Schedule 3.15, (i) each of the Contracts set forth or required to be set forth on Schedule 3.10(e), any subsection of Schedule 3.12, or on Schedule 3.14 (collectively, the “Business Agreements”) is in full force and effect, (ii) the Seller has either delivered to the Buyer or has given the Buyer access to a true, correct and complete copy of all Business Agreements, and (iii) no member of the Company Group is in, or, to the Knowledge of the Seller, alleged to be in, and no other party to any Business Agreement is alleged by any member of the Company Group to be in, or to the Knowledge of the Seller, is in, breach or default under any of the Business Agreements, in each case except as would not be material.

3.16           No Brokers

Except for Deutsche Bank and Moelis & Company, whose fees and expenses shall be paid by the Seller, none of the Seller, any Affiliate thereof or any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.17           ERISA

(a)
Each material Company Benefit Plan, as of the date of this Agreement, is set forth on Schedule 3.17(a).  The Seller has made available to the Buyer correct and complete copies of the following documents, as applicable, with respect to each Company Benefit Plan: (i) all Company Benefit Plan documents, as amended from time to time; (ii) the most recent Form 5500s and any attached financial statement; (iii) the last IRS determination or opinion letter with respect to the qualified plans that cover the Business Employees; (iv) summary plan descriptions; and (v) all notices of any governmental agency or entity issued to any member of the Company Group as to any matter related to the Company Benefit Plans’ compliance with law that remains unresolved and would reasonably be expected to materially and adversely affect the Buyer’s administration of the Company Benefit Plans or its benefit plans for the Business Employees after the Closing Date (but excluding notices that the Company Group is not permitted by the relevant Governmental Agency to provide).

(b)
To the Knowledge of the Seller, each Company Benefit Plan has been maintained and operated in substantial compliance with the applicable requirements of the Code and ERISA and the regulations issued thereunder and no material litigation, audits, investigations, actions, hearings, arbitrations, proceedings or claims against the Company Group exist with respect to any such plan other than claims for benefits in the normal course of business.

(c)
Except as set forth on Schedule 3.17(c), each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.  No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan or, except as would not result in a material Liability to the Buyer, any of its Affiliates or any Company, or the Seller Pension Plan.

(d)
Schedule 3.17(d) lists each Multiemployer Plan.  Except as set forth on Schedule 3.17(d), with respect to each Multiemployer Plan:  (i) no material unsatisfied withdrawal liability within the meaning of Title IV of ERISA, whether or not asserted by such Multiemployer Plan, has been incurred by any Company or any Subsidiary of any Company; and (ii) all contributions (including installments) required to be made to any Multiemployer Plan by the Seller or any of its Affiliates or any Company or any Subsidiary of any Company have been made, except as would not reasonably be expected to result in a material liability to any Company or any Subsidiary of any Company.

(e)
With respect to the Seller Pension Plan, except as would not reasonably be expected to result in a material liability to the Buyer or any of its Affiliates:  (i) the minimum funding standard under Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; such plan has not been, and is not currently considered to be, in “at risk” status under Section 430 of the Code; and (ii) there has been no reportable event within the meaning of Section 4043 of ERISA for which notice has not been waived as of the date hereof or event described in Section 4062(e) of ERISA.

(f)
No Company or any Subsidiary of any Company has any material Liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by the Seller or any of its Affiliates (other than by any Company or any Subsidiary of a Company) at any time solely by reason of being or having been under common control or treated as a single employer under Section 414 of the Code with any other Person (other than any Company or any Subsidiary of a Company).

(g)
Except as set forth on Schedule 3.17(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) entitle any employee, director or other service provider of the Business to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount of compensation or benefits payable or trigger any other material obligation pursuant to, any Benefit Plan, (ii) result in the payment of any amount or benefit that would, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or (iii) limit the right of the Company Group or their successors to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(h)
Except as would not result in any liability to the Buyer or any of its Affiliates, no Seller Benefit Plan provides retiree medical benefits to Union Business Employees (and their dependents), other than for health continuation coverage required by Section 4980B of the Code or similar Requirement of Law and for programs that are fully subsidized by the applicable Union Business Employee.

3.18           Environmental Matters

Except as set forth on Schedule 3.18:

(a)
The Company Group and the Facilities are and have been during the five (5) year period prior to the date of this Agreement, in compliance in all material respects with applicable Environmental Laws relating to the Business or the Assets.

(b)
Subject to the transfer to PWR under Section 6.17 of any Permits included in the HSR Assets, the Company Group possesses all Environmental Permits required for use and occupation of the Assets and operation of the Business as currently conducted, and all such Environmental Permits are set forth on Schedule 3.18(b).  Each such Environmental Permit is valid, subsisting and in full force and effect, and no appeals or other proceedings are pending or threatened with respect to the issuance, terms or conditions of any such Environmental Permit.  No member of the Company Group has received any written notice or other written communication from any Governmental Authority or other Person regarding (i) any actual or alleged violation or failure to comply with any such Environmental Permit or (ii) any revocation, withdrawal, non-renewal, suspension, cancellation, or termination of any such Permit.  With respect to any Environmental Permits that are scheduled to expire within six (6) months following the date of this Agreement, any applications for renewal of such Environmental Permit have been or will be duly filed with the applicable Governmental Authority within the time frame required under applicable Environmental Laws.

(c)
During the five (5) year period prior to the date of this Agreement, there has been no known Release of any Regulated Substance at any of the Facilities in an amount greater than a reportable quantity as defined under applicable Environmental Laws or that otherwise required a report or notification to any Governmental Authority pursuant to any Environmental Law, other than discharges or emissions that are authorized under applicable Environmental Permits.

(d)
There are no underground storage tanks at the Owned Real Property, the Canoga Park Leased Premises or the PWRWB Leased Premises, and there are no underground storage tanks at the Leased Real Property that any member of the Company Group has used, owned or operated.  To the Knowledge of the Seller, any underground storage tanks previously located at the Owned Real Property, the Canoga Park Leased Premises, the PWRWB Leased Premises or Leased Real Property have been removed or otherwise closed, plugged and abandoned in compliance with applicable Environmental Laws in effect at the time of such closure.

(e)
There is no PCB Equipment at the Owned Real Property, the Leased Real Property, the Canoga Park Leased Premises or the PWRWB Leased Premises; any PCB Equipment which previously existed at the Owned Real Property, Leased Real Property, the Canoga Park Leased Premises or the PWRWB Leased Premises has been flushed of polychlorinated byphenyls or has been removed and properly disposed of, in compliance with applicable Environmental Laws; and any remaining PCB Equipment at the Owned Real Property, Leased Real Property, the Canoga Park Leased Premises or the PWRWB Leased Premises is labeled to the extent required under applicable Environmental Laws and being managed in compliance with applicable Environmental Laws.

(f)
No member of the Company Group has received any written notice alleging any material violation of Environmental Law or any Material Environmental Liability.  No claim or action is pending or, to the Knowledge of the Seller, threatened that asserts any actual or potential Material Environmental Liability against any member of the Company Group under any Environmental Law relating to the Business or the Assets.

(g)
To the Knowledge of the Seller, (i) no Regulated Asbestos Containing Material exists in or on the Facilities in an aggregate amount that would reasonably be expected to result in a Material Environmental Liability; and (ii) any Regulated Asbestos Containing Material is being managed in compliance with all applicable Environmental Laws.

(h)
The Company Group (including the Seller) has delivered to the Buyer or provided the Buyer with access to (i) all material environmental site assessments or reasonable and accurate summaries thereof pertaining to Environmental Conditions on or at the Facilities; (ii) all material compliance audits or compliance assurance reviews prepared within the previous five (5) years or reasonable and accurate summaries thereof relating to compliance with Environmental Laws on or at the Facilities; and (iii) reasonable and accurate summaries of, or all material documents pertaining to, any known and unresolved material Environmental Liability incurred by any member of the Company Group; in each case to the extent possessed by or under the reasonable control of the Company Group (including the Seller), other than attorney work product materials or attorney-client communications to the extent they are privileged.

(i)	No notice to or approval by any Governmental Authority is required under any Environmental Laws prior to the transfer, sale, lease or change of control over the Facilities.

(j)
Notwithstanding any other provisions of this Agreement, the Buyer acknowledges and agrees that the representations and warranties contained in this Section 3.18(j) are the only representations and warranties given by the Seller with respect to environmental matters or compliance with Environmental Laws and Regulated Substances and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.19           Employee Relations and Agreements

(a)
Schedule 3.19(a) contains a list, as of the date of this Agreement, of (i) all collective bargaining agreements or other Contracts between any member of the Company Group and any labor union or other bargaining unit, and (ii) all employment Contracts, relating primarily to the Business.  Except as would not reasonably be expected to result in a material liability to the Buyer or any of its Affiliates, there has not been any union organizational or decertification activities underway or threatened by, on behalf of or against any labor union with respect to Business Employees and no such activities have occurred within the past three (3) years.

(b)
During the past three (3) years, the Company Group has complied and is in compliance, in each case in all material respects, with all Requirements of Law and Court Orders relating to collective bargaining Contracts, labor unions or other bargaining units, employees and employment contracts primarily related to the Business, including wage and hour laws and anti-harassment and discrimination laws.

(c)
There are no lawsuits, claims, suits, proceedings or investigations relating to the employees of the Business pending or, to the Knowledge of the Seller, threatened, against any member of the Company Group, except as would not reasonably be expected to result in a material liability to the Buyer or any of its Affiliates.

(d)
During the past three (3) years, there have been no material strikes, lockouts or work stoppages at the Facilities with respect to the Business, and to the Knowledge of the Seller, none are threatened.  Except as set forth in Schedule 3.19(d), the Company Group is in material compliance with all collective bargaining Contracts and, to the Knowledge of the Seller, there are no claims of breach or violation, nor any threatened claims, other than routine grievances relating to the administration of the collective bargaining Contracts, with respect to the Company Group’s compliance with the collective bargaining Contracts.

(e)	The Seller has made available to the Buyer a complete and accurate list of all Business Employees as of the date of this Agreement.

3.20           No Undisclosed Liabilities

Except for (a) Excluded Liabilities, (b) Liabilities reflected or reserved against in the Financial Statements (including the notes thereto), (c) Liabilities incurred in the Ordinary Course since the Financial Statement Date, (d) any transaction expenses or Liabilities incurred by the Seller or the Companies in connection with the transactions contemplated by this Agreement, resulting from any action permitted by the exceptions in the covenants in Section 5.3 or against which the Seller has indemnified the Buyer pursuant to this Agreement, (e) Liabilities under any Business Agreements or other Contracts that are specifically disclosed on the Schedules to this Agreement or which are not required by this Agreement to be so disclosed, (f) Liabilities included in the HSR Liabilities, (g) Liabilities identified on Schedule 3.20, and (h) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Business, as of the date of this Agreement, no member of the Company Group has any Liabilities (whether or not required under GAAP to be reflected in a combined and consolidated balance sheet and/or statements of operations, cash flows and changes in equity of the Business).  With respect to the Business or any Company, to the Knowledge of the Seller, there are no outstanding requirements by a regulatory authority that are not included in the CapEx Budget that are reasonably expected to give rise to an expenditure of at least two million dollars ($2,000,000) by a Company, the Business or the Buyer after the Closing, assuming the Business continues to be conducted as conducted on the date of this Agreement.

3.21           Compliance with Customs & International Trade Laws

Except as would not be material or as set forth in Schedule 3.21:

(a)
the Companies and the Business are in compliance with all applicable Customs & International Trade Laws, at no time in the last five (5) years has any Company or the Business committed any violation of the Customs & International Trade Laws, and there are no unresolved questions or claims concerning any Liability of the Company or the Business with respect to any such laws.  Without limiting the foregoing, (i) the Companies, the Business and Persons acting on their behalf have obtained all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of products, services, software and technology related to the Business as presently conducted, including Export Control Authorizations (collectively, the “International Trade Approvals”), (ii) as of the date hereof, Schedule 6.13 sets forth a true and complete list of Export Control Authorizations held by Seller or any of its Affiliates relating primarily to the Business, (iii) no Governmental Authority has, to the Knowledge of the Seller, threatened any civil or criminal fine or penalty, revocation of an Export Control Authorization, debarment, denial of future Export Control Authorizations or any other sanction against the Business, any Company or director, officer, employee or agent of any Company (in their capacity as such) in connection with any actual or alleged violation of any Customs & International Trade Laws, and (iv) there are no other pending or, to the Knowledge of Seller, threatened claims against the Business or any Company with respect to International Trade Approvals or compliance with Customs & International Trade Laws.

(b)
no member of the Company Group has received any written notice, in any form, with respect to the Business from a Governmental Authority relating to any alleged or actual violation of Customs & International Trade Laws;

(c)
no member of the Company Group, (i) has been or is designated on any list of any U.S. Governmental Authority relating to economic or trade sanctions, including the U.S. Department of Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List, and the U.S. Department of State Debarred List (the “Debarred List”), or (ii) to the Knowledge of the Seller, participated in any transaction involving such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC; and

(d)
during the last five (5) years, no employee, director, or, to the Knowledge of the Seller, representative or agent of any member of the Company Group has, directly or indirectly with respect to the Business, offered or given any payment of money or anything of value to any Person, private or public, regardless of form, whether in money, property, or services, which is a violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. or other Requirement of Law.

3.22           Government Contracts

(a)
Schedule 3.22(a) contains a true and complete list, as of the date of this Agreement and subject to the transfer to PWR under Section 6.17 of any Government Contracts and Government Bids included in the HSR Assets, of each Government Contract and Government Bid that involves the receipt of five million dollars ($5,000,000) in any one-year period.  A true and complete copy of each Government Contract listed or required to be listed on Schedule 3.22(a) has been made available to the Buyer.  As of the date of this Agreement, each Government Contract listed or required to be listed on Schedule 3.22(a) is valid and enforceable in accordance with its terms.

(b)
Except as set forth on Schedule 3.22(b), and to the extent related primarily to the Business, (i) no member of the Company Group nor any of their respective directors, officers, or, to the Knowledge of the Seller, employees, consultants or agents is or during the past three (3) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority; (ii) there is no pending, ongoing or, to the Knowledge of the Seller, threatened audit or investigation by any Governmental Authority of the Business or any Business employee with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; and (iii) during the past three (3) years, no member of the Company Group nor any Affiliate thereof has initiated any internal or external investigation or made a voluntary or mandatory disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, in each case other than routine activities and inquiries, audits and reconciliations that would not reasonably be expected to result in a material Loss or restriction on the Business. Except as set forth on Schedule 3.22(b) and only to the extent related primarily to the Business, neither the Seller nor any Affiliate thereof has made any material misstatement or omission and there exists no material irregularity in connection with any voluntary or mandatory disclosure to any Governmental Authority that has led or is reasonably expected to lead, either before or after the Closing Date, to any of the consequences set forth in the first sentence of this clause (b).

(c)
For purposes of this Agreement, “Government Contract” means any Contract that is related primarily to the Business and (i) is between any member of the Company Group and a Governmental Authority or (ii) is entered into by any member of the Company Group as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Authority.  For the purposes of this Agreement, “Government Bid” means any quotation, bid or proposal that is related primarily to the Business, was submitted by any member of the Company Group to a Governmental Authority or a prime contractor (or higher tiered subcontractor) within the past year and that, if accepted or awarded, would lead to a Contract with the U.S. government, any foreign government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. government or any foreign government for the ultimate purchase by a government customer, for the design, manufacture or sale of products or the provision of services by the Company Group.

(d)
Except as set forth on Schedule 3.22(d), there are (i) no outstanding claims against any member of the Company Group by a Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under any Government Contract or Government Bid, (ii) no requests for equitable adjustment, and (iii) no disputes between any member of the Company Group and a Governmental Authority under the Contract Disputes Act of 1978 or any other federal statute or between any member of the Company Group and any prime contractor, subcontractor, vendor or other third party arising under or relating to any such Government Contract or Government Bid, except in each case for any claims, requests for equitable adjustment, or disputes that would not reasonably be expected to result in a Material Adverse Effect.

(e)
No member of the Company Group has an interest in any material pending claim against any Governmental Authority, prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid.

(f)
No Company (or, to the extent related to the Business, Seller) nor any of their directors, officers or, to the Knowledge of the Seller, employees or full-time consultants, nor any of the operations of the Business, is (or during the past three (3) years has been) suspended, debarred or proposed for suspension or debarment from doing business with a Governmental Authority or is (or during such period was) a party to any proceedings that did result or could result in a finding of non-responsibility or ineligibility for U.S. government contracting.

(g)
Except as would not be material or as set forth on Schedule 3.22(g), with respect to each Government Contract or Government Bid, since January 1, 2009: (i) the applicable Company Group member(s) has complied with all terms and conditions and all requirements of applicable statutes, rules, regulations or Contracts; (ii) no allegation, either written or oral, that the applicable Company Group member(s) is in breach or violation of any statutory, regulatory or contractual requirement has been made to the Company Group; (iii) all representations and certificates of the applicable Company Group member(s) were current, accurate and complete in all respects when made; (iv) neither the applicable Governmental Authority nor any prime contractor, subcontractor or other person has notified the Company Group that the applicable Company Group member(s) has breached or violated any Requirements of Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued; and (vi) no sum of money due to the applicable Company Group member(s) relating to the Business has been withheld or set off, nor has any written claim been made to withhold or set off money.

(h)
Except as set forth on Schedule 3.22(h), the cost accounting practices and procedures used by the Business with respect to the Government Contracts are in compliance in all material respects, and have, since December 31, 2004, been in compliance in all material respects, with FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are or were applicable during such period.

(i)
Each Company (and the Seller with respect to the Business) has, for the past three (3) years, and to the extent appropriate under the terms of the applicable Government Contracts and Government Bids, taken reasonable steps to (i) protect rights in and to all technical data, computer software and other intellectual property developed in connection with the Government Contracts and (ii) maintain internal controls, policies and procedures, or accounting records, to identify whether technical data and other intellectual property were developed with private funds, Government funds, or mixed-funds, or whether Subject Inventions were conceived, used or reduced to practice under a government Contract.

(j)
As of the date of this Agreement, there is no firm fixed price Government Contract that has incurred a cost overrun that is reasonably likely to result in a material Loss.  Other than firm fixed price research and development Government Contracts or Government Bids set forth on Schedule 3.22(a), no member of the Company Group is a party to a firm fixed price research and development Government Contract or Government Bid involving expected payments in excess of five million dollars ($5,000,000).

(k)
With respect to each Government Contract and Government Bid, the applicable Company Group member(s) has not taken or failed to take any action in the last three (3) years that has resulted or will result in (i) a claim for fraud against the United States, (ii) a violation of the False Claims Act (18 U.S.C. 287 or 31 U.S.C. 3729); False Statements Act (18 U.S.C. 1001); Civil Monetary Penalties Law (42 U.S.C. 1320a-7a); Major Fraud Act (18 U.S.C. 1031); Procurement Integrity Regulations (FAR 3.104); International Traffic In Arms Regulations (22 C.F.R. 120-130); Anti-Kickback Act (41 U.S.C. 51-54); or Truth in Negotiations Act (10 U.S.C. 2306(a)), (iii) a unilateral contract price reduction or assessment of a fine or penalty under any Government Contract in effect on the date of this Agreement, or (iv) a termination of any Government Contract in effect on the date of this Agreement for default.

3.23           Security Clearances

With respect to the Business, the Seller has complied in all material respects with applicable facilities and personnel security clearance requirements of the United States, including any set forth in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M).  The Seller holds and, at all relevant times in the past three (3) years has held, at least a “satisfactory” rating from the Defense Security Service with respect to the Facility security clearances required to conduct the Business thereat.

3.24           Government Furnished Equipment

The members of the Company Group have complied with the Government Property provisions of the Government Contracts, except as would not be material.

3.25           Insurance

Schedule 3.25 sets forth a list of workers’ compensation and employers liability insurance policies (“Workers Compensation Policies”) issued by insurers within the past five (5) years and which are currently maintained by or at the expense of or for the benefit of the Business or the Companies and their respective directors, officers, employees, and their successors and assigns.  Such Workers Compensation Policies are in full force and effect, and the applicable insured parties have complied in all material respects with the provisions of such insurance policies.  There are no outstanding material claims with respect to the Business, the Companies or their respective directors, officers, employees, and their successors and assigns where policy coverage under such Workers Compensation Policies has been denied by an insurer under any such policies.

3.26           Bank Accounts

Schedule 3.26 sets forth a list of (a) the name and address of each bank at which any Company has an account or safe deposit box or other custodial arrangement and (b) the account number of each such account, safe deposit box and other custodial arrangement.

3.27           Product Warranty and Liability

Except as set forth on Schedule 3.27, during the past three (3) years, (a) the products designed, manufactured, sold or leased, and the services performed, by the Business have been in conformity in all material respects with all applicable contractual commitments and express and implied warranties given in respect of such products, and (b) there is no basis for any present or future action, suit or other proceeding giving rise to any material liability of the Business (i) for replacement or material repair of any such product or other damages in connection therewith, other than product warranty expenses of a type and amount consistent with the past custom and practice of the Business, or (ii) arising out of any injury to persons or property as a result of any such product or any services performed by the Business.  During the past three (3) years, none of the Companies (or the Seller with respect to the Business) has received any written or, to the Knowledge of the Seller, oral notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Business are or were defective in any material respect.

3.28           Inventories

As of the date of this Agreement, the Transferred Inventory is useable and saleable in all material respects in the Ordinary Course, net of applicable inventory reserves in the Financial Statements.

3.29           Intercompany Relationships

Except as set forth on Schedule 3.29, there is no material agreement or arrangement between the Business or the Companies, on the one hand, and the Seller or any Affiliates thereof (excluding the Companies), on the other hand.

3.30           Suppliers and Customers

(a)
In the two (2) years prior to the date of this Agreement, no material supplier to the Business has canceled or, to the Knowledge of the Seller, threatened in writing to cancel any material Contract with the Business or to not provide material products, supplies, or services to the Business.  To the Knowledge of the Seller, as of the date of this Agreement, (i) none of the material suppliers to the Business is unable to supply material products or services supplied by them to the Business in order to meet the specifications provided with respect thereto, (ii) no member of the Company Group has a direct or indirect equity or debt interest in any supplier to the Business, except for interests consistent with Ordinary Course trading relationships, and (iii) none of the material suppliers to the Business has indicated in writing in the past year that it intends to cease or materially diminish or materially raise prices for its supply of goods or services to the Business, including as a result of the Transactions.

(b)
Except as set forth on Schedule 3.30(b): (i) in the two (2) years prior to the date of this Agreement, no material customer of the Business has canceled or, to the Knowledge of the Seller, threatened in writing to cancel any material Contract with the Business or to not purchase material products or services from the Business, and (ii) to the Knowledge of the Seller, none of the material customers of the Business has indicated in writing in the past year that it intends to cease or materially diminish its purchase of goods or services from the Business at any time in the foreseeable future, including as a result of the Transactions.

3.31           Representations Regarding RDA

(a)
Except as set forth on Schedule 3.31(a), the execution and delivery by the Seller of this Agreement and each other Seller Transaction Agreement, and the performance by the Seller of its obligations hereunder or thereunder, do not and shall not, to the Knowledge of Seller:  (i) violate any provision of the organizational documents of RDA; (ii) (A) violate any provision of Requirements of Law relating to RDA; (B) violate any Court Order to which RDA is subject; or (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or (iii) (A) require a consent, approval or waiver from, or notice to, any party to any Contract to which RDA is a party, or (B) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify, any Contract to which RDA is a party, in each case except for any violation, breach, default or non-compliance, failure to obtain consent or waiver or failure to give notice, that is not material.

(b)
The Seller has delivered to the Buyer copies of RDA’s unaudited balance sheet as of December 31, 2011 and audited balance sheet as of December 31, 2010, together with the related RDA unaudited (with respect to the 2011 fiscal year) and audited (with respect to the 2010 fiscal year) statements of the operations and cash flows for the fiscal years ending December 31, 2011 and December 31, 2010 (the “RDA Financial Statements”).  To the Knowledge of the Seller, the RDA Financial Statements (i) have been prepared in accordance with GAAP, consistently applied, except as set forth in the notes to the RDA Financial Statements; and (ii) present fairly, in all material respects, the financial position as of the dates thereof and operating results of RDA for the periods then ended.

(c)	To the Knowledge of the Seller:

(i)	RDA has timely filed all material Tax Returns in connection with any U.S. federal, state or local Tax required to be paid by it, and RDA has timely paid all such Taxes due and owing;

(ii)	no unresolved claim has been made by a Governmental Authority in a jurisdiction where RDA does not file Tax Returns that RDA is or may be subject to taxation by that jurisdiction;

(iii)	no foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings, in each case, relating to a material amount of Taxes, are pending or being conducted with respect to RDA;

(iv)	RDA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(v)
except as set forth on Schedule 3.31(c)(v), RDA is not a party to or bound by any Tax allocation or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into in the Ordinary Course.  RDA has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller).

(d)	Except as set forth on Schedule 3.31(d) or as would not be material, to the Knowledge of the Seller:

(i)	RDA is, and for the last three (3) years has been, in compliance with all Requirements of Law and Court Orders relating to the RDA Business; and

(ii)
in the past three (3) years, there have been no lawsuits, claims, suits, proceedings or investigations relating to RDA, and there are none pending or threatened against RDA, and there is no Court Order in effect with respect to RDA.

(e)
Except as set forth on Schedule 3.31(e), to the Knowledge of Seller, there is no material agreement or arrangement between RDA, on the one hand, and any of its Affiliates (other than the Companies), officers, directors or members, on the other hand.

3.32           Disclaimer of Warranties

(a)
NO MEMBER OF THE COMPANY GROUP NOR ANY OTHER PERSON HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND NO MEMBER OF THE COMPANY GROUP NOR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS OR ARE LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES PERTAINING TO THE BUSINESS, THE COMPANY GROUP, THE SHARES, OR THE ASSETS, OR VALIDITY, ENFORCEABILITY OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.32(a) OR AN ANCILLARY AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 3.28 and 3.11, THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.  FOR THE AVOIDANCE OF DOUBT, THERE ARE NO IMPLIED REPRESENTATIONS OR WARRANTIES PERTAINING TO VALIDITY, ENFORCEABILITY OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY AND, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.12(d) OF THIS AGREEMENT, THERE ARE NO EXPRESS REPRESENTATIONS OR WARRANTIES PERTAINING TO VALIDITY, ENFORCEABILITY OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY.

(b)
The Seller makes no representations or warranties with respect to any financial projections, financial forecasts or forward-looking information provided to the Buyer.  There is no assurance that any projected or forecasted results will be achieved.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller as set forth below as of the date hereof and as of the Closing Date as if made thereon (except to the extent that a representation or warranty expressly relates to an earlier date):

4.1           Organization of the Buyer

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  The Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

4.2           Authority of the Buyer

The Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each Buyer Transaction Agreement to which it is a party.  The execution, delivery and performance of this Agreement and Buyer Transaction Agreements by the Buyer have been duly authorized and approved by all necessary corporate action and do not require any further authorization or consent of the Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by the Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Seller) is the legal, valid and binding agreement of the Buyer enforceable in accordance with its terms, and each of the Buyer Transaction Agreements has been duly authorized by the Buyer, and upon execution and delivery by the Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law).

4.3           No Violation of Requirements of Law and Agreements

The execution and delivery by the Buyer of this Agreement and each Buyer Transaction Agreement, and the performance by the Buyer of its obligations hereunder or thereunder, does not and will not:

(a)	violate any provision of the Articles of Incorporation or Code of Regulations of the Buyer;

(b)
to the Knowledge of the Buyer, (i) violate any provision of Requirements of Law relating to the Buyer; (ii) violate any provision of any order, arbitration award, judgment or decree to which the Buyer is subject; or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except as set forth on Schedule 4.3(b); or

(c)
(i) require a consent, approval or waiver from, or notice to, any party to any material Contract to which the Buyer or any Affiliate of the Buyer is a party; or (ii) result in a breach of or cause a default under any provision of any Contract to which the Buyer or any Affiliate of the Buyer is a party.

4.4           No Litigation or Regulatory Action

(a)
There are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of the Buyer, threatened, against the Buyer or its Affiliates, and there is no Court Order in effect, which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby; and

(b)
There is no action, suit or proceeding pending or, to the Knowledge of the Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Transaction Agreements.

4.5           No Brokers

Except as set forth on Schedule 4.5, neither the Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.6           Directorate of Defense Trade Controls Notifications

The Buyer is registered with the Directorate of Defense Trade Controls under 22 C.F.R. Part 122 to engage in the manufacturing, exporting, and/or brokering of defense articles, related technical data and defense services as defined on the United States Munitions List.

4.7           Solvency

(a)
The Buyer will have available on the Closing Date funds sufficient to pay the Purchase Price, and will be able to pay or otherwise perform and discharge the Assumed Liabilities and the obligations of the Buyer under the Ancillary Agreements.

(b)	The Buyer is Solvent and will be Solvent immediately following the consummation of the transactions contemplated hereby.

4.8           Purchase of the Shares

(a)
The Buyer understands that the Shares to be acquired by the Buyer at the Closing will not be registered under the Securities Act on the grounds that the sale of such Shares pursuant to this Agreement is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Seller’s reliance on such exemption is predicated on the Buyer’s representations set forth herein.

(b)
The Buyer has such knowledge, skill and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Shares, and is able to bear financially the risks of such investment.

4.9           Security Clearances

The Buyer has obtained all security clearances required by any Governmental Authority or that are otherwise necessary to conduct the Business as currently conducted and as currently proposed to be conducted, and such security clearances continue to be in full force and effect as of the Closing.

4.10           Financing

(a)
On the date hereof, the Buyer has delivered to the Seller complete and correct copies of any executed binding debt commitment letter, and any fee letter with customary redactions consistent with the requirements of the Debt Commitment Letter, as well as any term sheets, schedules, exhibits and annexes thereto (together, the “Debt Commitment Letter”) from Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc. (the “Lenders” and, together with each other entity that has committed to provide or otherwise entered into agreements in connection with the Financing and their respective officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Financing Sources” ) pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide loans in the amounts described therein (the “Financing Commitments”), the proceeds of which shall be used to consummate the transactions contemplated hereby to be consummated by the Buyer (the “Financing”).  The Financing Commitments have not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement or the Closing Date.  The Financing Commitments are legal, valid and binding obligations of the Buyer and, to the Knowledge of the Buyer, the other parties thereto.

(b)
As of the date hereof, each of the Financing Commitments is in full force and effect except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity).  As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Buyer under the terms and conditions of the Financing Commitments.  As of the date hereof, no Financing Commitment has been withdrawn or terminated and no Lender has notified the Buyer of its intention to terminate any of the Financing Commitments or to not provide the Financing.  As of the Closing Date, assuming the satisfaction (or waiver by the Buyer) of the conditions in Section 7 and subject to the terms and conditions of the Financing Commitments and this Agreement, Buyer shall have immediately available to it, sufficient funds to consummate the Transactions pursuant to Section 1.4 and Section 1.5 and to pay all fees and expenses due at the Closing.  Assuming the satisfaction of the conditions in Section 7 and the conditions contained in the Financing Commitments, to the Knowledge of the Buyer, there is no fact or occurrence as of the date hereof that would cause the conditions to funding of the Financing not to be satisfied at the Closing, and the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments and this Agreement.  The Buyer has paid or caused to be paid in full any and all commitment or other fees required by the Financing Commitments that are due and payable as of the date hereof.

(c)
There are no conditions precedent related to the funding of the full amount of the commitments under the Financing Commitments or any contingencies that would permit the Lenders to reduce the total amount of the Financing Commitments, other than as expressly set forth in this Agreement or the Financing Commitments and the payment of fees payable pursuant to the fee letters with respect to the Debt Commitment Letter.  As of the date of this Agreement, there are no side letters or other contracts or arrangements related to the Financing other than the Financing Commitments.

4.11           No Other Representations and Warranties

NEITHER THE BUYER NOR ANY OTHER PERSON HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND NEITHER THE BUYER, NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS OR ARE LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 4.  THE BUYER MAKES NO IMPLIED WARRANTIES WHATSOEVER.

SECTION 5.  ACTIONS PRIOR TO THE CLOSING DATE

The Buyer and the Seller covenant and agree to take the following actions between the date of this Agreement and the Closing Date:

5.1           Access to Information

(a)
Except as may be prohibited by Requirements of Law, the Seller shall afford, and shall cause the Companies to afford, to the officers, employees and authorized representatives of the Buyer (including independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) located on the Owned Real Property or the Leased Real Property (to the extent they are not privileged) and shall furnish to the Buyer or its authorized representatives such additional information concerning the Company Group and relating primarily to the Business as shall be reasonably requested by the Buyer, in each case in order to conduct Phase I environmental site assessments, prepare pro forma financial statements for the Business, and to plan for an orderly transition of ownership and operation of the Business; provided, however, that (i) no member of the Company Group shall be required to violate any obligation of confidentiality to which such member or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.1(a), (ii) the Seller shall not be required to make available, or cause the Companies to make available, Business Employee personnel files to the extent disclosure is subject to limitations or requirements relating to employee data privacy laws, and (iii) in no event shall the Buyer be permitted to conduct any Phase II environmental site assessment or conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any Facility.  The Buyer agrees that any permitted investigation undertaken by the Buyer pursuant to the access granted under this Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business by any member of the Company Group, and that the Buyer and its affiliates and representatives shall not contact or speak to any of the employees of the Company Group without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, no member of the Company Group or RDA shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Requirement of Law.

(b)
As soon as reasonably practicable after the end of each calendar month and each fiscal quarter (but, in no event later than thirty (30) days after the end of each month and sixty (60) days after the end of each fiscal quarter) during the period from the date hereof to the Closing, the Seller shall provide the Buyer with an unaudited, combined and consolidated balance sheet and income statement of the Business for the fiscal quarter then ended or the month then ended, in each case prepared consistent with past practice in the Ordinary Course.

(c)	Seller shall promptly provide patent and trademark dockets and files to Buyer as reasonably requested prior to and at the Closing Date to avoid missing deadlines.

(d)	The Seller will identify Patents that are Subject Inventions in the Disclosure Schedules within thirty (30) days after the date of this Agreement.

5.2           Consents of Third Parties; Governmental Approvals

(a)
From and after the date hereof, the Buyer and the Seller shall use their respective reasonable best efforts to take, or cause to be taken, actions, and to do, or cause to be done, things necessary, proper or advisable under any Requirements of Laws to consummate and make effective in the most expeditious manner practicable the Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other Party’s conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Third Party, including any Governmental Authority (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Authority responsible for or having jurisdiction over antitrust, competition, trade regulation, foreign investment and/or national security or defense matters) required to be obtained or made by the Buyer or the Seller or any of their respective Subsidiaries or RDA in connection with the Transactions or the taking of any action contemplated by this Agreement, including obtaining written consents for the assignment and novation of (and release of the Seller by such Third Party from) all Liabilities under each of the Leases and Contracts from any third party whose consent is required (but, for the avoidance of doubt, the Parties acknowledge that Federal Acquisition Regulation Section 42.1204(h)(3) restricts the release of the Seller from certain Liabilities), and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Additionally, each of the Buyer and the Seller shall use all reasonable best efforts to fulfill all conditions precedent to this Agreement and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Authority necessary to be obtained prior to the Closing.

(b)
Prior to the Closing, the Buyer and the Seller shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Authority or other Third Party, including by working cooperatively in connection with any sales, divestitures or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of this Section 5.2. In that regard, prior to the Closing, subject to the JDA, the Confidentiality Agreement and Section 11.2 of this Agreement, each Party shall promptly consult with the other Parties to this Agreement to provide any necessary information with respect to (and, in the case of correspondence from either a Party to the Governmental Authority (or vice versa), provide the other Party (or their counsel) copies of such correspondence or any other memoranda, PowerPoint or other documents prepared by a party for the purpose of submission to the Governmental Authority in connection with the Transactions) all filings made by such Party with any Governmental Authority or any other information supplied by such Party to, or correspondence with, a Governmental Authority in connection with this Agreement and the Transactions.  Subject to the JDA, the Confidentiality Agreement and Section 11.2, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communication from any Governmental Authority regarding any of the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority. If either Party or any representative of such Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request.  Neither Party shall participate in any meeting with any Governmental Authority in connection with this Agreement and the Transactions (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and to the extent not prohibited by such Governmental Authority gives the other Party the opportunity to attend and participate thereat. Subject to the JDA, the Confidentiality Agreement and Section 11.2, each Party shall furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.  Subject to the JDA, the materials provided pursuant to this Section 5.2(b) may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.  To the extent that transfers of any permits issued by any Governmental Authority are required as a result of the execution of this Agreement or the consummation of the Transactions, the Parties shall use reasonable best efforts to effect such transfers.

(c)
The Buyer and the Seller shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, and the Buyer and the Seller shall use reasonable best efforts to file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws. In the event that the Parties receive a request for information or documentary materials following the HSR Act filing (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request, as applicable, as promptly as practicable and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.

(d)
Each of the Buyer and the Seller shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if an Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of the Buyer and the Seller shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action including litigating until a Court Order has been issued.  Buyer shall have the exclusive right to direct and control the defense of any such Action with counsel of its own choosing.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2(d) shall limit the right of either Party to terminate this Agreement pursuant to Section 10.1(d), 10.1(e) or 10.1(f) so long as such Party has, up to the time of termination, complied in all material respects with its obligations under this Section 5.2.  Each of the Buyer and the Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable after the execution of this Agreement.

(e)
Subject to Section 5.2(f), the Parties shall (i) use reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date), (ii) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of certain businesses, product lines or assets of the Companies, the Buyer, and their respective Subsidiaries, together with the actions typically associated with such a requirement by a Governmental Authority pursuant to Antitrust Laws, and (iii) use reasonable best efforts to take or commit to take actions that after the Closing Date would limit the Buyer’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Companies, the Buyer, and their respective Subsidiaries (the actions in clauses (i) through (iii), “Assurances”).

(f)
Notwithstanding anything to the contrary in this Section 5.2 or otherwise, the Buyer (i) shall have the right to choose which Assurance(s) it will make in order to comply with its obligations in this Section 5.2 (e.g., if the Buyer’s obligations under this Section 5.2 required the Buyer to divest one business line or another business line, then the Buyer would be able to elect which business line it would divest), (ii) shall be under no obligation to divest, dispose of, sell, hold separate, or restrict: (x) any business(es), product line(s) or asset(s) representing, in the aggregate, greater than one hundred million dollars ($100,000,000) of annual revenue of the Business, or of the Buyer and its Subsidiaries, in each case with respect to the fiscal year ended 2011; or (y) any portion of Buyer’s business related to Liquid Divert and Attitude Control Systems, and (iii) shall not be obligated to appeal, vacate, lift, reverse or overturn any Court Order, whether temporary, preliminary or permanent, that prohibits, prevents, or restricts the consummation of the Transactions.

(g)
The Buyer agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated hereby.  Whether or not the Transactions are consummated, the Buyer shall be responsible for all fees and payments (including filing fees and legal and professional fees) to any third party or any Governmental Authority in order to obtain any consents, approvals or waivers pursuant to this Section 5.2, other than the fees of and payments to the Seller’s legal and professional advisors, except that the Buyer shall reimburse the Seller for up to two million dollars ($2,000,000) in the aggregate of the Seller’s reasonable fees and expenses related to a Second Request or Second Phase Information Request (including legal fees and expenses, and fees and expenses associated with any consultants, accountants, economists, or other professionals hired at the request of or directly by the Buyer, or its outside counsel).  The Buyer shall either pay such costs and expenses directly or reimburse the Seller within thirty (30) days after receipt of an invoice (with reasonable supporting documentation) for the same.

5.3           Operations Prior to the Closing Date

(a)
Between the date hereof and the Closing Date, except as otherwise contemplated by this Agreement (including under Sections 5.2, 5.4, 5.7, 5.8, 6.2, 6.9, 6.11, 6.17 and 6.18) or Requirements of Law, the Seller shall, and shall cause the Companies to, use reasonable best efforts to operate and carry on the Business in all material respects in the Ordinary Course.  Consistent with the foregoing, the Seller shall, and shall cause the Companies to, use their reasonable best efforts to maintain in all material respects the ordinary and customary relationships of the Business with its suppliers, contractors, licensors, landlords, employees, customers, distributors and other business relationships.  Notwithstanding the foregoing, nothing in this Section 5.3 shall prohibit or otherwise restrict in any way the operation of the business of the Seller, except solely with respect to the conduct of the Business by the Seller.

(b)
Without limiting the provisions of Section 5.3(a), except as required by Requirements of Law or as set forth on Schedule 5.3, or as otherwise contemplated by this Agreement (including under Sections 5.2, 5.4, 5.7, 5.8, 5.11, 6.2, 6.9, 6.11, 6.17 and 6.18), or with the written approval of the Buyer (which the Buyer agrees shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing Date, the Seller shall not, and shall cause the Companies to not, do any of the following:

(i)
Make any capital expenditure in relation to the Business in excess of one million dollars ($1,000,000) per calendar quarter, except in accordance with the capital expenditures budget and timeline for the Business set forth in Schedule 5.3(b)(i) (the “CapEx Budget”);

(ii)	Enter into any Contract in relation to the Business requiring payments to any third parties after the Closing in excess of one million dollars ($1,000,000) per year, except in the Ordinary Course;

(iii)
Enter into any Contract in relation to the Business for the purchase or lease, sublease, or license (as lessee, sublessee, or licensee) of real property or exercise any option to extend any of the Leases;

(iv)
Sell, lease, sublease or license (as lessor, sublessor, or licensor), transfer, abandon or otherwise dispose of any assets of the Companies, or any assets of the Seller that would otherwise constitute Assets, with an aggregate value in excess of five million dollars ($5,000,000), except in the Ordinary Course;

(v)
Create, incur or assume or agree to create, incur or assume any Indebtedness of the Business, other than (x) money borrowed from or advanced by the Seller or any Affiliate of the Seller (other than the Companies) in the Ordinary Course that will be paid in full prior to the Closing, (y) any Indebtedness which is an Excluded Liability or (z) issuances of letters of credit, surety bonds, guarantees of indebtedness for borrowed money and security time deposits in the Ordinary Course;

(vi)	Transfer any key employee whose responsibilities relate primarily to the Business from the Business to any other business of the Seller or its Affiliates (other than the Companies);

(vii)
Institute any material increase in the annual level of the compensation of any Business Employees or institute any material amendment or modification of any, or adopt any new, profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other employee benefit plan available to Business Employees, other than (x) in the Ordinary Course (including annual budgeted salary increases) and consistent with past practice, (y) as required by any such existing plan, any employment or collective bargaining Contract, or any Requirement of Law, or (z) in connection with any changes to employee compensation or benefits that apply uniformly to Business Employees and other similarly situated employees of the Seller and its Affiliates;

(viii)
Settle any Actions or legal proceedings relating primarily to the Business, other than any settlement that would not (x) involve the payment of monetary damages in excess of five hundred thousand dollars ($500,000), or (y) impose equitable relief or restrictions on, or require the admission of wrongdoing by, the Companies or the Seller with respect to the Business;

(ix)	Amend, modify or terminate any Business Agreement or enter into any Contract that would constitute a Business Agreement, other than in the Ordinary Course;

(x)	Authorize or effect any amendment to or change the certificate of incorporation, by-laws or other organizational documents of RDA, any Company or any Subsidiary thereof;

(xi)
Issue or authorize the issuance of any equity interests of any Company or any Subsidiary thereof, or grant any options, warrants, or other rights to purchase or obtain any equity interests of RDA, any Company or any Subsidiary thereof;

(xii)
Adopt (or, with respect to RDA, approve the adoption of) a plan of complete or partial liquidation, or authorize or undertake (or, with respect to RDA, approve the undertaking of) a dissolution, consolidation, restructuring, recapitalization or other reorganization of any Company, any Subsidiary thereof or RDA;

(xiii)
Make any material changes to accounting principles or practices to the extent applicable to the Companies, any Subsidiary thereof or the Business, other than as may be required by Requirements of Law or GAAP;

(xiv)
Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or equity interests therein or any collection of assets or business unit having an aggregate value in excess of one million dollars ($1,000,000), individually or in the aggregate, other than purchases of Inventory in the Ordinary Course or purchases which are not primarily related to the Business;

(xv)
make or change any Tax election, file any amended Tax Return, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, in each case relating to the Business, except with respect to any of the foregoing in this clause (xv), such actions that could not reasonably be expected to materially increase the Tax Liability of the Buyer or the Companies for any taxable period (or portion thereof) that begins on or after the Closing Date; or

(xvi)	Agree or commit to take any action described in this Section 5.3(b).

For the avoidance of doubt, any action expressly restricted pursuant to any clause contained in this Section 5.3(b) shall not otherwise be permitted because such action may fall within an exception or threshold amount in another clause contained in this Section 5.3(b).

5.4           Intercompany Obligations

Other than pursuant to the Ancillary Agreements and the intercompany obligations described in Schedule 5.4, the Seller shall take such actions as may be necessary so that, as of the Closing Date, there shall be no liabilities, Indebtedness or other obligations owed between the Business or the Companies, on the one hand, and the Seller or any Affiliates thereof (excluding the Companies), on the other hand.

5.5           Notification of Certain Matters

In the event that the Buyer becomes aware on or prior to the Closing Date (whether by notification by the Seller, updating of Schedules or otherwise) of any breach of any representation or warranty of the Seller that would entitle the Buyer to not consummate the Closing (whether due to facts or events occurring subsequent to the execution of this Agreement or facts or events that existed on the date hereof), the Buyer shall promptly notify the Seller in writing; provided, however, that failure to provide such notice shall not in and of itself impair any of the Buyer’s rights to not consummate the Closing.

5.6           Investigation

(a)
The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business and the RDA Business, (ii) has been furnished with or given adequate access to such information about the Business and the RDA Business as it has requested, and (iii) will not assert any claim against the Seller, the Companies, RDA or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such other Persons liable for information furnished by the Seller or any such Persons concerning the Company Group, RDA, the Shares, the Assets, the Business or the RDA Business, other than with respect to the representations and warranties contained in this Agreement.

(b)
In connection with the Buyer’s investigation of the Business and the RDA Business, the Buyer has received from the Seller certain financial estimates, projections and other forecasts for the Business and the RDA Business, and certain plan and budget information.  The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Buyer will not assert any claim against the Seller, the Companies, RDA or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such other Persons liable, with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.6(b).

(c)	Notwithstanding the foregoing, nothing in this Section 5.6 shall be deemed to limit the Buyer’s rights or remedies based on fraud.

5.7           Canoga Park Facility Transfer

On or prior to the Closing Date, PWR shall transfer the Canoga Park Facility (together with all leases thereon) and certain other items located thereon, which are identified on Schedule 5.7, to the Seller or an Affiliate of the Seller, and shall take all other actions which, in the reasonable discretion of the Seller, are necessary to carry out the foregoing transfer.

5.8           DeSoto Partial Facility Transfer

On or prior to the Closing Date, PWR shall enter into a Purchase and Sale Agreement substantially in the form provided to the Buyer prior to the date of this Agreement and a Lot Line Adjustment Agreement substantially in the form provided to the Buyer prior to the date of this Agreement (collectively, the “DeSoto Nordhoff Agreements”) with the Seller to transfer the real property set forth on Schedule 5.8(a) to the Seller, and to adjust the lot lines of the parcels comprising the DeSoto Facility so as to create a legally transferable parcel as generally and approximately shown on Schedule 5.8(b) (the “Excluded Portion of the DeSoto Facility”) so that such Excluded Portion of the DeSoto Facility can be transferred to the Seller or other third party as directed by the Seller.  The DeSoto Nordhoff Agreements also contemplate PWR granting certain ingress and egress easements across the DeSoto Facility.  In connection with the foregoing, PWR shall consent to a purchase and sale agreement between Seller and any other third party to whom Seller intends to sell the Excluded Portion of the DeSoto Facility; provided, that PWR shall have no obligation or cost with respect to such third party other than to perform its obligations as the owner of the DeSoto Facility in order to effectuate the transactions contemplated by the DeSoto Nordhoff Agreements.  The Buyer agrees that, after the Closing Date, it shall cause PWR to use commercially reasonable efforts, acting in good faith, to perform its obligations as the owner of the DeSoto Facility under any purchase and sale agreement with a third party and to effectuate the transfer and other transactions contemplated by the DeSoto Nordhoff Agreements at the Seller’s sole cost and expense.

5.9           PWR Asset Transfer

On or prior to the Closing Date, PWR shall transfer certain assets identified on Schedule 5.9 (together with the Excluded Portion of the DeSoto Facility and the Canoga Park Facility, the “Excluded PWR Assets”) to the Seller or an Affiliate of the Seller, and shall take all other actions which, in the reasonable discretion of the Seller, are necessary to carry out the foregoing transfers.  The transactions contemplated by this Section 5.9 shall be effected at the sole cost and expense of the Seller.

5.10           Release and Assumption of Obligations

(a)
Prior to the Closing, the Seller shall cause the Business and each Company to, effective as of the Closing Date, have been forever and unconditionally released from any obligations for Funded Indebtedness of the Seller or its Affiliates (other than the Companies), including guarantees for the Indebtedness of the Seller and its Affiliates (other than the Companies), under any Contract relating to the Seller or the Seller’s business (other than the Business).

(b)
The Buyer shall use reasonable best efforts to procure by the Closing or, to the extent not done by the Closing, within thirty (30) calendar days or as soon as reasonably possible thereafter, the release of the Seller and any Seller Group Member (other than the Companies) from any securities, guarantees or indemnities in respect of any liability of the Companies or relating to the Business or the RDA Business given by or binding upon the Seller or any Seller Group Member (other than the Companies) on behalf of, or in connection with, any Liability of any of the Companies, RDA, the Business or the RDA Business; provided, however, that the Seller shall, and shall procure that the Companies shall, cooperate with and provide reasonable assistance to the Buyer to facilitate such release.  Pending such release, the Buyer shall indemnify the Seller and the Seller Group Members (other than the Companies) from and against any amounts paid by any of them after the Closing pursuant to any such securities, guarantees and indemnities in respect of such liability of the Companies or RDA or relating to the Business or the RDA Business.

5.11           MHI Payment

(a)
Prior to the Closing Date, the Seller shall, or shall cause PWR to, negotiate in good faith with Mitsubishi Heavy Industries, Ltd. (“MHI”) for the purpose of settling any claims related to (i) the Teaming Agreement for LO2/LH2 Propellant Upper Stage Engine, dated June 25, 2012, between PWR and MHI and (ii) that certain MB-XX Program Cost & Pricing Memorandum of Agreement (June 2012 Update), dated June 25, 2012, between PWR and MHI (collectively, the “MHI Agreements”) and shall keep the Buyer reasonably apprised of the status and terms thereof.  Prior to the Closing, Seller shall not, and shall cause PWR not to, amend, modify or terminate the MHI Agreements without the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

(b)
To the extent that such claims are not settled prior to the Closing Date, then from and after the Closing Date, the Buyer shall, and shall cause PWR to, continue such good faith negotiations for the purpose of settling such claims and shall keep the Seller reasonably apprised of the status and terms thereof.  Any and all fees, charges, costs or other amounts required to be paid to MHI or its Affiliates pursuant to the settlement of the claims under the MHI Agreements (collectively, the “MHI Settlement”) shall be borne by the Seller; provided, that if the Buyer agrees to an MHI Settlement in excess of thirteen million dollars ($13,000,000) without the prior written consent of the Seller, then the Seller shall not be liable for the portion of the settlement payment pursuant to this Section 5.11 in excess of thirteen million dollars ($13,000,000) (the “MHI Cap”).  Following the final determination of the MHI Settlement by MHI and PWR, the Seller shall promptly upon demand by the Buyer, but in no event more than five (5) Business Days after such demand, (i) pay to MHI or its Affiliates any amounts due and payable to MHI pursuant to the MHI Settlement (up to the MHI Cap, if applicable) and (ii) if the aggregate payment to MHI pursuant to the MHI Settlement (such amount, the “MHI Settlement Payment”) is less than nine million dollars ($9,000,000), pay to PWR an amount equal to one half of the difference between thirteen million dollars ($13,000,000) and the amount of the MHI Settlement Payment, in each case in immediately available funds to an account designated by the recipient.

5.12           Financing

(a)
Subject to the terms and conditions of this Agreement, the Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, subject to any amendments or modifications thereto permitted by the last sentence of this Section 5.12(a), including using its reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments on terms and conditions contained therein, subject to any amendments or modifications thereto permitted by the last sentence of this Section 5.12(a), (iii) satisfy on a timely basis all conditions applicable to the Buyer contained in the Financing Commitments, including the payment of any commitment, engagement or placement fees required as a condition to the Financing and due and payable by the Buyer, (iv) comply with its obligations under the Financing Commitments, (v) fully enforce its rights under the Financing Commitments, and (vi) consummate the Financing at or prior to the Closing.  Upon reasonable request of the Seller, the Buyer shall provide such information as shall be reasonably necessary to keep the Seller informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing; provided, that in the event the Buyer becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, the Buyer shall promptly notify the Seller and shall use its reasonable best efforts to arrange as promptly as practicable any such portion from alternative sources on terms and conditions no less favorable to the Buyer’s ability to consummate the Transactions.  Notwithstanding anything to the contrary in this Agreement, the Buyer shall not, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), (i) amend, modify, supplement or waive any of the conditions to funding contained in the Financing Commitments or any other provision thereof or remedies thereunder, in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to adversely affect the ability of the Buyer to timely consummate the Transactions (including, by making the conditions therein less likely to be satisfied or delaying the Closing), or (ii) amend, modify, supplement or waive any of the conditions to funding contained in the Financing Commitments or any other provision thereof, or remedies thereunder.

(b)
The Buyer acknowledges and agrees that the Seller and its Affiliates have no responsibility for any financing that the Buyer may raise in connection with the Transactions except as expressly contemplated by Section 5.12(c).

(c)
In the period between the date hereof and the Closing Date, upon request of the Buyer, the Seller shall, and shall use reasonable efforts to cause the Companies, and its and their representatives, agents and advisors (including legal and accounting), to cooperate in connection with the arrangement and obtaining of the Financing in the amounts and subject to the terms and conditions set forth in the Financing Commitments, pursuant to the which the Lenders have agreed to provide the Financing; provided, that such cooperation does not unreasonably interfere with the ongoing operations of the Seller and its Subsidiaries).  Seller’s cooperation shall include, without limitation:  (i) providing the Buyer from time to time information regarding the Business and its industry reasonably requested by the lenders providing the Financing, (ii) using commercially reasonable efforts to ensure that the efforts to syndicate the Financing benefit from existing lending relationships of the Seller and its Subsidiaries, (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with prospective lenders and sessions with rating agencies in connection with the Financing, including direct contact (to the extent consistent with their obligations to the Seller) between management and the representatives and advisors (including accounting advisors) of the Seller and its Subsidiaries, on the one hand, and the Lenders, potential lenders and investors for the Financing, on the other hand, (iv) assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including prospectuses, offering memoranda, private placement memoranda and lender and investor presentations), business projections and similar marketing documents required in connection with the Financing (all such documents and materials, collectively the “Offering Documents”) and other materials to be used in connection with obtaining the Financing and all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (v) as promptly as reasonably practical after the Buyer’s request, furnishing the Buyer and the Lenders all Required Information, including all information and disclosures reasonably requested by the Buyer to assist with preparation of the Offering Documents, including customary authorization and management representation letters, (vi) reasonably cooperating in satisfying the conditions precedent set forth in the Financing Commitments or any definitive document relating to the Financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, the Seller and is customary and reasonable), (vii) issuing customary representation letters to auditors and using commercially reasonable efforts to obtain (A) accountants comfort letters and consents to the use of accountants’ audit reports relating to the Seller, (B) consents and waivers and legal opinions, and (C) other documentation and items contemplated by the Financing as reasonably requested by Buyer, (viii) executing and delivering, as of the Closing Date, any pledge and security documents, other definitive financing documents as may be reasonably requested by Buyer, and (ix) as of or subject to the occurrence of the Closing, taking all corporate actions necessary to authorize the consummation of the Financing and to permit the proceeds thereof to be made available to the Buyer immediately upon the Closing Date.  Notwithstanding the foregoing, (X) neither the Seller nor any of its Affiliates shall be required to pay any commitment or other similar fee, provide any security or incur any other Liability in connection with the Financing, (Y) nothing in this Section 5.12 shall require the Seller, the Companies or their senior officers to engage in any action that would interfere unreasonably with their respective businesses and (Z) the effectiveness of any Encumbrance or documentation executed by the Seller or any of its Affiliates with respect to the Financing shall be subject to the consummation of the Closing (and, for the avoidance of doubt, the existence of any such Encumbrances shall not constitute a violation of any representation or warranty of the Seller in this Agreement).  The Seller will use reasonable efforts to update any Required Information to be included in the Offering Document to be used in connection with such Financing as reasonably requested by Buyer.  The Buyer shall promptly, upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by the Seller or any of its Subsidiaries in connection with such cooperation.  For the avoidance of doubt, any information provided to the Buyer pursuant to this Section 5.12(c) shall be subject to the Confidentiality Agreement and Section 11.2; provided, however, that notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Buyer may include confidential information regarding the Business and the Companies in presentations to rating agencies so long as the Buyer affords the Seller a reasonable opportunity to review and comment thereon and considers the Seller’s comments in good faith.

5.13           Rates

Unless prohibited by any Requirement of Law, as soon as commercially reasonable following the execution of this Agreement, the Seller shall disclose to the Buyer the rates and rate schedules submitted to Governmental Authorities with respect to the Government Contracts for all years through 2009.

SECTION 6.  ADDITIONAL AGREEMENTS
6.1           Use of Names

(a)
(i) The Buyer acknowledges and agrees that the Seller is not conveying within the Assets ownership rights or granting the Buyer or any Affiliate of the Buyer any right or license to use any of the Retained Marks, and, (ii) from and after the Closing, the Buyer (x) shall use reasonable best efforts to cease use in any manner of the Retained Marks or any Mark that is confusingly similar to the Retained Marks or a variant of, any of the foregoing as a part of any name or Mark (whether alone or in combination with any other words, phrases or designs, including any variants of the foregoing), as promptly as commercially practicable after the Closing Date and in no event later than sixty (60) days following the date thereof, (y) shall promptly, but in no event later than sixty (60) days after the Closing, cause PWR and PWPG to change their corporate names to remove any reference to the names “Pratt & Whitney,” “P&W,” “United Technologies Corporation,” “UTC,” “Hamilton Sundstrand,” “Hamilton Sundstrand Space Systems International,” “HSSSI,” “PWR,” or any variant thereof (the “Retained Names”), and (z) for a period not to exceed sixty (60) days from the Closing Date, shall have the right to use existing stationery, packaging, labeling, containers, supplies, technical data sheets and any similar materials acquired pursuant to this Agreement without modifying any Retained Mark or Retained Name thereon.  For the avoidance of doubt, nothing in this Section 6.1(a) shall be deemed to prohibit the Buyer’s or any Company’s use of the words “Technology”, “System”, “International” or “Corporation” or any other terms, words, or formatives that do not have trademark significance, or any variant thereof, in any manner that is not otherwise a variant of and does not cause a likelihood of confusion with any Retained Mark.

(b)
Except as set forth in Section 6.1(c), from and after the Closing Date, the Seller shall (and shall cause each of its Affiliates to), as promptly as commercially practicable after the Closing Date (but in any event no later than thirty (30) days thereafter), cease all uses of and shall not (and shall cause each of its Affiliates to not) use at any time thereafter the name “Rocketdyne” and the “R Rocket” design shown in U.S. Trademark Registration 3,570,325, or any other names or Marks included in the Company Intellectual Property or the Transferred Intellectual Property or any other name or Mark that is confusingly similar to, or a variant of, any of the foregoing as a part of any name or Mark (including in the name of the Seller or any of its respective Affiliates) (whether alone or in combination with any other words, phrases or designs, including any variants of the foregoing).

(c)
In the event that either Party or any of its Affiliates violates any of its obligations under this Section 6.1, the other Party may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Each Party acknowledges that a violation of this Section 6.1 may cause the other Party irreparable harm which may not be adequately compensated for by money damages.  Each Party therefore agrees that in the event of any actual or threatened violation of this Section 6.1, the other Party and its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and preliminary and final injunctive relief against such Party or such Party’s Affiliate to prevent any violations of this Section 6.1, without, to the extent permitted by Requirements of Law, the necessity of posting a bond.

6.2           Employees; Employee Benefits

(a)
Treatment of Business Employees.  Effective as of immediately prior to the Closing, the Seller shall (or shall cause its applicable Affiliate to) transfer the employment of each (i) Business Employee who, as of immediately prior to the Closing, is employed by the Seller or an Affiliate of the Seller that is not a Company or a Subsidiary of any Company from the Seller (or such Affiliate) to a Company or a Subsidiary of any such Company, and (ii) employee who is not a Business Employee and who, as of immediately prior to the Closing, is employed by a Company or a Subsidiary of a Company from such Company (or a Subsidiary of such Company) to the Seller or an Affiliate of the Seller that is not a Company or a Subsidiary of any Company, as designated by the Seller. With respect to each Business Employee who is not covered by a collective bargaining Contract (each, a “Non-Union Business Employee”), the Buyer shall maintain during the Continuation Period the same wage rate or cash salary level in effect for such employee immediately prior to the Closing and compensation, benefit plans and fringe benefits that, in the aggregate, are of the same or substantially the same value, as those in effect immediately prior to the Closing; provided, that with respect to any equity-based or cash-based incentive compensation and benefit programs, Buyer shall provide during the Continuation Period benefits that are substantially of the same value, in all material respects, and Buyer shall have the sole discretion to determine cash and equity components of such benefits.  The Buyer will also recognize each Business Employee’s seniority date with the Company Group under its compensation and fringe benefit programs (where such date is relevant) consistent with the Buyer’s treatment of the Buyer’s employees generally.  Notwithstanding the foregoing, the Buyer shall not be prohibited by this Section 6.2(a) from terminating the employment of any Business Employee following the Closing Date (it being understood that Business Employees will all be at-will unless such Business Employees have employment agreements for a fixed employment term), subject, however, to the Buyer’s obligations under Section 6.2(d) and Section 6.2(l).  Benefits and compensation for employees subject to a collective bargaining Contract (each, a “Union Business Employee”) shall be provided in accordance with the applicable Contract and subsequent negotiations between the Buyer and collective bargaining representatives.

(b)
Service Credit.  As of and after the Closing, the Buyer shall, or shall cause the applicable Company to, give each Business Employee full credit for all purposes under any Company Benefit Plans and each other employee benefit plan, policy or arrangement, in each case maintained for the benefit of Business Employees as of and after the Closing by the Buyer or any of its Affiliates, for such Business Employee’s service prior to the Closing with the Seller and its applicable Affiliates (including the Companies) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Companies) immediately prior to the Closing under an analogous Benefit Plan; provided, that except as set forth in Section 6.2(h)(iii), such credit shall not be provided for purposes of benefit accrual under defined benefit pension plans or in the event duplication of benefits would result.

(c)
Health Coverages.  The Buyer shall cause each Business Employee (and his or her “eligible dependents,” as defined in the Benefit Plans) to be covered through at least the end of the Continuation Period by a group health plan or plans that (i) comply with the provisions of Section 6.2(a), (ii) do not limit or exclude coverage on the basis of any pre-existing condition of such Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (iii) provide each Business Employee full credit, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or the Buyer’s group health plans.

(d)
Severance.  The Seller shall be responsible for all severance Liabilities with respect to Business Employees that arise from or become payable prior to or on the Closing Date pursuant to any Contract or Seller Benefit Plan (it being understood that the Seller shall not be responsible, and the Buyer shall be responsible, for any severance Liabilities with respect to Business Employees that arise as a result of or in connection with a breach by the Buyer and its Affiliates of their obligations hereunder).  With respect to each Business Employee whose employment is terminated without Cause by the Buyer and its Subsidiaries during the Continuation Period, the Buyer shall provide severance payments and benefits in accordance with the provisions of Schedule 6.2(d).  For this purpose, “Cause” means the applicable Business Employee’s (i) conviction of a felony; (ii) commission of a willful and material act of dishonesty involving the Business; (iii) material breach of any fiduciary duty owed to the Business; (iv) material breach of the policies or procedures of the Buyer and its Affiliates that causes material harm to the Business; or (v) other willful misconduct that causes material harm to the Business.

(e)
Non-Qualified Deferred Compensation Plans.  Effective as of the Closing, the Seller shall cause the accrued benefits and account balances of all Business Employees who are participants in any Benefit Plan that is a non-qualified deferred compensation plan to become fully vested.

(f)
Accrued Vacation, Sick Leave and Personal Time.  The Buyer will recognize and assume the liability with respect to accrued but unused vacation time for Business Employees to the extent reflected as a liability in the Final Closing Date Statement.  Notwithstanding the foregoing, the Seller shall pay any accrued but unused vacation time or paid time off for Business Employees with respect to whom such a payment is required by Requirements of Law; provided, that to the extent paid by the Seller prior to or at the Closing, no liability shall be reflected on the Final Closing Date Statement in respect of such vacation time or paid time off.  Current, pre-funded and unused sick leave accounts as reflected on the Seller’s books and records will be Excluded Liabilities.  The Buyer shall allow Business Employees to use the vacation time recognized in accordance with the first sentence of this Section 6.2(f) in accordance with the terms of those Company Group programs in effect immediately prior to the Closing.  During the Continuation Period, except as otherwise specifically provided in this Section 6.2(f), the Buyer’s policies of vacation and the Buyer’s payroll policies will be substantially similar in all material respects to the policies that were in effect for Business Employees immediately prior to the Closing.

(g)
Disability Benefits; Military Leave.  Notwithstanding the provisions of Section 6.2(a), the Seller (or its applicable Affiliate that is not a Company or a Subsidiary of any Company) shall employ and be responsible for continuing any salary continuation, disability benefits, and all other compensation and benefits for any Business Employee who is receiving or eligible to receive short-term or long-term disability benefits immediately prior to the Closing.  If any such employee is able to return to work during the Continuation Period (or during such longer period mandated by an applicable collective bargaining agreement or by Requirement of Law), or if any Business Employee on military leave as of the Closing Date (or other individual who would have been a Business Employee but for such military leave) is able to return to work during such period as is mandated by Requirement of Law, the Buyer shall offer employment to such employee on terms consistent with those applicable to Business Employees generally under this Section 6.2, and each such employee who accepts such offer of employment with the Buyer shall, for the avoidance of doubt, be a Business Employee on the date such employee commences work with the Buyer.

(h)	Pension Plans.

(i)
The Buyer shall not assume any obligations under or Liabilities with respect to, or receive a transfer of any assets of, any Pension Plans, including the Seller Pension Plan.  The accrued benefit of Pension Participants (as defined below) under the Seller Pension Plan shall not be adjusted following the Closing Date on account of service with the Buyer and its Affiliates, increases or decreases in compensation following the Closing or any other reason (other than in accordance with the terms thereof upon the reemployment of a Pension Participant by Seller and its Affiliates).

(ii)
As soon as reasonably practicable after the Closing Date, the Buyer shall establish or designate, effective as of the Closing Date, a defined benefit pension plan and trust intended to be qualified under Sections 401(a) and 501(a), respectively, of the Code (the “Buyer Pension Plan”), which shall cover Union Business Employees who are participants in the Seller Pension Plan immediately prior to the Closing (the “Pension Participants”), and the Parties shall cooperate in good faith to effect such establishment or designation as soon as reasonably practicable after the Closing Date.  The Buyer shall, with respect to the participation of each Pension Participant, continue to maintain the Buyer Pension Plan on the terms contemplated by this Section 6.2(h) at least until expiration of the collective bargaining Contract applicable to such Pension Participant.

(iii)
The Buyer Pension Plan shall, with respect to the Pension Participants, contain terms substantially identical to those of the Seller Pension Plan, and the Buyer shall cause the Buyer Pension Plan to credit each Pension Participant with full past service credit for eligibility, vesting, benefit accrual, determination of eligibility for early retirement and other subsidized benefits and all other purposes from his or her date of employment with the Seller and its Affiliates (and predecessors) to the extent such service was credited for such purpose on behalf of such Pension Participant under the Seller Pension Plan.

(iv)
The accrued benefit of each Pension Participant under the Buyer Pension Plan as of the Closing Date, taking into account service as described in Section 6.2(h)(iii) but not taking into account the benefit offset described in the last sentence of this Section 6.2(h)(iv), will be at least as great as the accrued benefit of such Pension Participant under the Seller Pension Plan immediately prior to the Closing Date.  The optional forms of benefit, early retirement benefit provisions and other “Section 411(d)(6) protected benefits” (within the meaning of Treas. Reg. Section 1.411(d)-4) applicable to each Pension Participant under the Seller Pension Plan immediately prior to the Closing Date will be applicable to such Pension Participant under the Buyer Pension Plan as of and following the Closing Date to the extent mandated under Requirements of Law.  The benefit of each Pension Participant under the Buyer Pension Plan shall be reduced by the benefit of such Pension Participant under the Seller Pension Plan, determined based on the benefit earned under the Seller Pension Plan (for clarity, determined based upon the accrued benefit earned under the Seller Pension Plan and the applicable early retirement factor for which such Pension Participant would have been eligible as of the Closing Date).

(v)
The Seller and Buyer agree to coordinate efforts to make all necessary amendments to the Seller Pension Plan and Buyer Pension Plan, as applicable, as soon as practicable following the Closing Date to effectuate the provisions of this Section 6.2(h).  In the event that any of the provisions in this Section 6.2(h) are found by either Party in good faith to be unenforceable or impermissible under Federal pension statute or pension regulations, the Parties agree to coordinate efforts to effect comparable and permissible changes to the respective pension plans that minimize the operational and financial differences of any necessary changes from the arrangement anticipated in this Section 6.2(h).

(vi)
Effective as of the Closing Date, the Seller shall fully vest the accrued benefits of each Non-Union Business Employee who is a participant in the United Technologies Corporation Employee Retirement Plan.

(vii)
The Seller is responsible for resolving with the United States Government any adjustment of prior period pension costs associated with the Seller Pension Plan that may be due to or from a Governmental Authority under the provisions of Cost Accounting Standard 413.50(c)(12).  The Seller will be responsible for making any payment due to any such Governmental Authority under that provision and will be entitled to any payment due from such Governmental Authority.  The Buyer will provide the support reasonably needed by the Seller to resolve any adjustment due under that provision, including but not limited to access to records in the custody of the Buyer and its Affiliates and assistance from employees of the Buyer and its Affiliates.

(i)
401(k) Plan.  Effective at or as soon as reasonably practicable after the Closing, the Buyer shall establish, and the Seller shall reasonably cooperate with the Buyer to establish, participation by the Business Employees in the Buyer’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”) for the benefit of each Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by the Seller or an Affiliate of the Seller (collectively, the “Seller 401(k) Plan”).  If the Buyer 401(k) Plan is not established effective as of the Closing Date, the Buyer will, as soon as reasonably practicable after the Buyer 401(k) Plan is established, make a matching contribution with respect to each Business Employee who participated in the Seller 401(k) Plan immediately prior to the Closing in an amount equal to the amount that otherwise would have been contributed in respect of such Business Employee had the Buyer 401(k) Plan been in effect immediately after the Closing.  Thereafter, the Buyer shall continue to make available and maintain the Buyer 401(k) Plan for a period ending no earlier than the end of the Continuation Period.  As soon as practicable after the Closing Date, the Seller 401(k) Plan shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Business Employees, and the Buyer 401(k) Plan shall accept any such distribution (including loans) as a rollover distribution if so directed by the Business Employee; provided, that such distribution is in the form of cash (or a promissory note for a participant 401(k) loan).  The Parties agree to cooperate so as not to place any loan with respect to a Business Employee’s rollover account into default during the period from the Closing Date until the rollover is completed; provided, that such employee continues making loan repayments on a timely basis during such period in accordance with the Seller’s established procedures.  Effective as of the Closing Date, the Seller shall cause the accounts of all Business Employees under the Seller 401(k) Plan to become fully vested.

(j)
Multiemployer Plans.  As of the date hereof, the Business has no obligation to contribute to any Multiemployer Plans, other than the Multiemployer Plans set forth on Schedule 6.2(j).  The Buyer will contribute to such Multiemployer Plans on such Union Business Employees’ behalf after the Closing solely with respect to service performed by the Union Business Employees after the Closing Date in accordance with the collective bargaining Contracts applicable to the Business in effect from time to time.

(k)
Flexible Spending Accounts.  Effective as of the Closing Date and through at least the end of the Continuation Period, the Buyer shall establish flexible spending accounts for medical and dependent care expenses, and shall credit such accounts with the amount credited as of the Closing Date under comparable accounts maintained under Benefit Plans from the beginning of the plan year to the Closing Date.  As soon as practicable after the Closing Date, (i) the Seller shall pay to the Buyer in cash the amount, if any, by which aggregate contributions made by Business Employees to the Seller’s flexible spending accounts exceeded the aggregate benefits provided to Business Employees as of the Closing, or (ii) the Buyer shall pay to the Seller in cash the amount, if any, by which aggregate benefits provided to Business Employees under the Seller’s flexible spending accounts exceeded the aggregate contributions made by Business Employees as of the Closing.

(l)
Post-Retirement Welfare Benefits.  During the Continuation Period, the Buyer shall provide retiree medical benefits for all Non-Union Business Employees (and their dependents) who (i) immediately prior to the Closing were eligible for retiree medical benefits pursuant to any applicable Seller Benefit Plan, or (ii) on the date of their retirement during the Continuation Period, would have been eligible for retiree medical benefits pursuant to any applicable Seller Benefit Plan (as in effect immediately prior to the Closing) had the Seller not sold the Business.  The retiree medical benefits described above shall be provided in the form of fully retiree-paid coverage that is made available through the Buyer and is comparable to the benefit available on a fully retiree-paid basis at the Closing Date had the Seller not sold the Business.

(m)
Collective Bargaining Agreements and Employment Agreements.  The Buyer agrees that as of and following the Closing Date, with respect to facilities covered by collective bargaining agreements that are acquired via the Asset Sale, the Buyer shall recognize and bargain with the unions that are signatories to such collective bargaining agreements as the representatives of the employees of the bargaining units described therein and assume the collective bargaining agreements listed under Schedule 3.19(a) (for the avoidance of doubt, in each case solely with respect to the applicable covered Union Business Employees) to which such unions are signatories.

(n)	W-2 Matters. Pursuant to IRS Revenue Procedure 2004-53, the Buyer and the Seller shall apply the “standard” method for purposes of employee payroll reporting with respect to Business Employees.

(o)
WARN and Corresponding State Laws.  Prior to the Closing Date, the Seller shall make any filings and shall deliver any notices required in connection with the transactions contemplated herein under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq. (“WARN”), or any state law requiring advance notice to employees of layoffs, terminations, relocations, plant closings, or similar events so that neither the Seller nor the Buyer shall have any Liability under WARN or any such state law as a result of the transactions contemplated hereby.  The Buyer shall be primarily responsible for and agrees to indemnify, hold harmless and, at the option of the Seller, to defend the Seller from and against any Liability, obligation or cost under WARN or any such state law, with respect to any Business Employee who is found to have suffered an “employment loss” under WARN after the Closing Date as a result of Buyer’s actions, and any and all other Liabilities, obligations and costs, including attorneys’ fees, arising out of or resulting from Buyer’s actions or inactions or failure to serve sufficient notice pursuant to WARN or any such state law.  The Seller shall be primarily responsible for and agrees to indemnify, hold harmless and, at the option of the Buyer, to defend the Buyer from and against any Liability, obligation or cost under WARN or any such state law, with respect to any Business Employee who is found to have suffered an “employment loss” under WARN prior to the Closing Date, and any and all other liabilities, obligations and costs, including attorneys’ fees, arising out of or resulting from Seller’s actions or inactions or failure to serve sufficient notice pursuant to WARN or any such state law.  Buyer and Seller shall cooperate in good faith to coordinate movement of personnel prior to and following the Closing in connection with the consummation of the Transactions in order to avoid “employment loss” WARN Liabilities, obligations or costs.

(p)
Retention Agreements.  Effective as of the Closing, Buyer shall (or shall cause its applicable Affiliate to), subject to the terms and conditions of Section 9.2(j), assume all retention agreements in effect immediately prior to the Closing and listed in Schedule 3.7.

(q)
No provision of this Section 6.2 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of the Buyer or any of its Affiliates (including, following the Closing, any Company or any Subsidiary of any Company) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary rights or obligations in any Person (including any Business Employee) other than the Parties or any right to employment or continued employment or to a particular term or condition of employment with the Buyer, any Company, any Subsidiary of any Company, or any of their respective Affiliates.

6.3           No Access to Insurance Following Closing

Notwithstanding anything to the contrary in this Agreement:

(a)
the Buyer agrees that, except as provided in Sections 6.3(d) and 6.3(f), all right, title and interest of the Company Group or any Affiliates of any member thereof in, to and under any insurance policies and self-insurance arrangements related to periods prior to, after, and through the Closing (including all claims and rights to make claims and all rights to proceeds) shall, as of the Closing, be deemed Excluded Assets hereunder, and not assets of the Buyer or the Business, and none of the Buyer or the Business shall have any rights under any such insurance policies and self-insurance arrangements;

(b)
subject to Sections 6.3(d), 6.3(e) and 6.3(f), the Seller or any of its Affiliates may, to be effective at the Closing, amend any such insurance policies in the manner it deems appropriate to give effect to the foregoing;

(c)
the Buyer covenants and agrees, except for the Workers Compensation Policies, not to seek to assert or to exercise any rights or claims of any member of the Company Group or the Business under or in respect of any past or current insurance policy under which any member of the Company Group or Affiliate thereof or the Business is a named insured;

(d)
the Seller and its Affiliates will keep each of the insurance policies set forth or required to be set forth on Schedule 3.25, or suitable replacements therefor, in full force and effect through the Closing.  With respect to any property loss damaging physical assets that, but for such loss, would be an asset of the Business (“Property Loss”), which Property Loss is incurred between the date hereof and the Closing Date, the Seller shall use commercially reasonable efforts in good faith to pursue insurance coverage for such Property Loss, including business interruption coverage for such Property Loss and shall provide the proceeds actually received as a result of such claim or claims to the Buyer net of (i) any amount by which the Final Purchase Price was affected pursuant to the purchase price adjustment procedure in Section 1.5 as a result of such casualty loss, (ii) any amount compensating for business interruption for the period prior to the Closing Date and (iii) any deductibles and self-insurance retentions and any costs or expenses incurred by the Seller or its Affiliates in pursuing such insurance coverage;

(e)
following the Closing, the Seller shall not, and shall cause its Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under each of the Workers Compensation Policies with respect to acts, omissions, events or circumstances relating to Transferred Employees that occurred or existed prior to the Closing Date; and

(f)
notwithstanding Section 6.3(a), with respect to acts, omissions, events or circumstances relating to Transferred Employees that occurred or existed prior to the Closing Date, including those occurrences, events, incidents and accidents that have occurred prior to the Closing Date but are not discovered until after the Closing Date, that are covered by Workers Compensation Policies (“Pre-Closing WC Claims”), the Seller hereby authorizes the Buyer to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies (the “WC Insurer”) and shall use commercially reasonable efforts to assist the Buyer’s efforts to obtain the benefit of such insurance coverage; provided, however, that (x) the Buyer shall keep the Seller reasonably informed and shall exclusively bear and shall promptly repay or reimburse the Seller or its Affiliates for the amount of each claim including any deductibles or self-insured retentions associated with any claims under the Workers Compensation Policies and shall be liable for and indemnify the Seller and its Affiliates against all uninsured, uncovered, unavailable or uncollectible amounts of such claims.  The Seller shall, on a quarterly basis, submit an invoice to the Buyer for any amounts payable to the WC Insurer in respect of such claims, which the Buyer shall promptly (and in any event within ten (10) calendar days) reimburse to the Seller.

6.4           Novation of Assigned Government Contracts

(a)
As soon as practicable following the date hereof, the Seller shall prepare (with the Buyer’s assistance, which will include preparation of all information and documents required of the transferee for such requests), in accordance with Federal Acquisition Regulations, 48 C.F.R. Section 42.12, and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42), which shall be submitted by the Seller to the Responsible Contracting Officer for each Assigned Government Contract, for the applicable U.S. Governmental Authority (i) to recognize the Buyer or its designated Affiliate as the Seller’s successor-in-interest to each Assigned Government Contract with a U.S. Governmental Authority and (ii) to enter into a novation agreement (a “Novation Agreement”), in form and substance reasonably satisfactory to the Buyer and the Seller, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of the Seller’s right, title and interest in and to, and all of the Seller’s obligations and liabilities under, such Assigned Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto.  The Seller and the Buyer shall each use reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any such Assigned Government Contracts, including responding to any requests for information by a U.S. Governmental Authority with regard to such Novation Agreements.

(b)
The Parties acknowledge that the transfer or assignment of an Assigned Government Contract where a U.S. Governmental Authority is a party is subject to the contracting agency’s approval of a Novation Agreement recognizing the Buyer as the successor-in-interest to the Seller.  Unless and until the contracting agency recognizes the Buyer as the successor-in-interest to the Seller under any Assigned Government Contract, then the Seller shall, through a subcontracting arrangement or otherwise, provide to the Buyer all of the Seller’s rights and obligations under such Assigned Government Contract to the maximum extent permissible under law.  In connection therewith, the Buyer shall perform on behalf of the Seller all of the Seller’s obligations and satisfy all of the Seller’s Liabilities under such Assigned Government Contract, and the Seller shall remit to the Buyer all payments it receives under such Assigned Government Contract with respect to obligations performed by the Buyer.  The Parties shall take all necessary steps and actions to provide the Buyer with the benefits of such Assigned Government Contracts, and to relieve the Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.  The Buyer agrees to pay, perform and discharge, and, if the Seller acts with reasonable care in providing such arrangements and taking such actions, indemnify the Seller against and hold the Seller harmless from, all obligations and Liabilities of the Seller arising from such performance or failure to perform under such Assigned Government Contracts.

(c)
In the event that the Seller shall be unable to make the equitable transfer described in the preceding paragraphs, or if such attempted transfer of rights or assumption of Liabilities would give rise to any right of termination, or would otherwise adversely affect the rights of the Seller or the Buyer under such Assigned Government Contract, the Seller and the Buyer shall continue to cooperate and use their reasonable efforts to provide the Buyer with all rights and obligations under such Assigned Government Contracts.  To the extent that any such consents, novations and waivers are not obtained, or until the impediments to such assignment or novation are resolved, the Seller shall use its reasonable efforts to (i) provide to the Buyer, at the request of the Buyer, the benefits of any such Assigned Government Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to the Buyer and (iii) enforce, at the request of and for the account of the Buyer, any rights of the Seller arising from any such Assigned Government Contract against any third party (including any Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of the Buyer. To the extent that the Buyer is provided the benefits of any Assigned Government Contract referred to herein (whether from the Seller or otherwise), the Buyer shall perform on behalf of the Seller and for the benefit of any third party (including any Governmental Authority) the Liabilities and obligations of the Seller thereunder or in connection therewith, and the Buyer agrees to pay, perform and discharge, and, if the Seller acts with reasonable care in providing such arrangements and taking such actions, indemnify the Seller against and hold the Seller harmless from, all obligations and Liabilities of the Seller arising from such performance or failure to perform, and in the event of a failure of such indemnity, the Seller shall cease to be obligated under this Agreement in respect of the Assigned Government Contract which is the subject of such failure.

(d)
The Parties agree to use their reasonable best efforts to negotiate any exceptions to subparagraph (b)(1) of the standard form novation agreement in FAR 42.1204 permitting the Seller to pursue in its own name specific claims that the Seller may have directly against any U.S. Governmental Authority, including but not limited to any payment or adjustment that may be due from the Government under the provisions of CAS 413.50(c)(12).  The Seller shall be entitled to any payment or other reimbursement due with respect to any pre-Closing periods from any U.S. Governmental Authority pursuant to FAR Part 31 and applicable Cost Accounting Standards and related regulations, and, in the event that the Buyer or any Company receives any such payment or other reimbursement, it shall promptly pay such amount to the Seller.  The Buyer also agrees that, to the extent necessary to permit the Seller to prosecute claims against U.S. Governmental Authority that are assigned to or retained by the Seller under the terms of this Agreement or to defend against any claims by U.S. Governmental Authorities that assigned to or retained by the Seller under the terms of this Agreement, the Buyer will use reasonable best efforts to negotiate and enter into a claim sponsorship agreement that will permit the Seller to prosecute or defend any such claim in the name of the Buyer, on reasonable terms and conditions that require the Seller to bear all costs and Liabilities in connection with any such sponsored claim.

(e)
The Seller and Buyer shall, and shall procure that their respective Affiliates shall, cooperate in good faith and provide reasonable assistance and support requested by the other Party in claiming reimbursement from, or disputing or defending against claims by, any Governmental Authority under applicable Cost Accounting Standards, by Federal Acquisition Regulations, and related regulations or contractual requirements (“Cost Accounting Proceedings”), including by (i) taking such actions as the other Party may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest (including making counterclaims) all or any proceedings which comprise the Cost Accounting Proceedings, subject to the assisting Party being paid all reasonable costs and expenses incurred by it in complying with the requesting Party’s requests; and provided, that the assisting Party and its Affiliates shall not be required to agree to incur any liabilities, obligations or restrictions which restrict or impair the operation of its business; (ii) ensuring that no admissions in relation to the Cost Accounting Proceedings are made by or on behalf of the assisting Party or its Affiliates; and (iii) giving or procuring to be given by the assisting Party and its relevant Affiliates all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case during normal business hours upon reasonable advance notice, as the requesting Party may reasonably request in connection with the Cost Accounting Proceeding; provided, that the Buyer shall not be required to provide such information and assistance to the extent that it unreasonably interferes with the ongoing operations of the Business or to the extent such disclosure is legally restricted.

6.5           Payments

(a)
The Seller shall promptly pay or deliver to the Buyer any monies or checks which have been sent after the Closing Date by customers of the Business to the Seller to the extent they should have been sent to the Buyer.

(b)
The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or Accounts Receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish the Buyer such evidence of this authority as the Buyer may request.

(c)
The Buyer shall promptly pay or deliver to the Seller any monies or checks which have been sent after the Closing Date to the Buyer and which do not relate primarily to the Business or should have otherwise been sent to the Seller.

6.6           Government Property

The Buyer acknowledges and agrees that the Company Group is in possession of Government Property obtained under the Government Contracts as set forth on Schedule 6.6 and that RDA may also be in possession of Government Property.  The Buyer agrees that on and after the Closing Date, it shall be responsible for management of Government Property in accordance with FAR 52.245-1, including disposal of same as directed by the applicable contracting officer.

6.7           Sale Confidentiality Agreements

Promptly after the Closing, but in no event later than five (5) Business Days after the Closing Date, the Seller shall use reasonable best efforts to assign to the Buyer all of the Seller’s rights under any confidentiality agreement entered into in connection with the sale of the Business, to the extent such assignments are permitted under the terms of such agreement.

6.8           Non-Compete

The Parties agree to be bound by the terms and conditions set forth on Exhibit L.

6.9           Transfer of Environmental Permits, Permissions and Exemptions

(a)
The Parties acknowledge that (i) the Buyer requires the Environmental Permits set forth on Schedule 6.9 in order to lawfully operate the Business and occupy and use the Facilities after the Closing, and (ii) the transfer, assignment, or revocation and reissuance of such Environmental Permits is or may be subject to the issuing agency’s approval.  Unless and until the issuing Governmental Authority recognizes the Buyer’s right to operate under the terms of any such Environmental Permit, the Seller shall continue to maintain such Environmental Permits to the maximum extent permissible under Requirements of Law or otherwise allowed by the applicable Governmental Authority; provided, that the Buyer shall (i) promptly pay or satisfy the corresponding liabilities for the enjoyment of such Environmental Permit by the Buyer and the Business after the Closing, (ii) promptly pay all reasonable out-of-pocket costs and expenses incurred by the Seller or its Affiliates in providing such arrangements and taking such actions; and (iii) if the Seller acts with reasonable care in providing such arrangements and taking such actions, indemnify the Seller in full for any fines or penalties for violations of any such Environmental Permit suffered or incurred by the Seller to the extent arising from the Buyer’s utilization of any such Environmental Permit.

(b)
The Parties shall use commercially reasonable efforts to have transferred, assigned, or revoked and reissued, Environmental Permits necessary for the Buyer to operate the Business at the Facilities.  The Buyer shall, at the Buyer’s sole cost and expense, timely prepare, submit and diligently prosecute applications for the transfer or reissuance to the Buyer of any such Environmental Permits that the Buyer is required to hold to operate the Business at the Facilities, and the Seller shall reasonably cooperate with the Buyer to obtain the relevant issuing agency’s approval of the transfer, assignment, or revocation and reissuance of such Environmental Permits.

6.10           Restrictions on Use of the Owned Real Property

(a)
The Parties acknowledge that the Owned Real Property shall be subject to the following environmental covenants and restrictions (“Environmental Restrictions”), which shall be covenants running with the land pursuant to section 1471 of the California Civil Code:

(i)	The following Environmental Restrictions shall apply to the entire Owned Real Property:

(A)	Development and use of the Owned Real Property shall be restricted to industrial, commercial or office space.

(B)	No residence for human habitation shall be permitted on the Owned Real Property.

(C)	No hospitals shall be permitted on the Owned Real Property.

(D)	No schools for persons under twenty-one (21) years of age shall be permitted on the Owned Real Property.

(E)	No day care centers for children or day care centers for senior citizens shall be permitted on the Owned Real Property.

(F)
Any soils brought to the surface by grading, excavation, trenching, or backfilling shall be managed by the owner or occupant of the Owned Real Property or their agent in accordance with all applicable Environmental Law.

(G)
No owner or occupant of the Owned Real Property shall drill, bore, otherwise construct, or use a groundwater production well on the Owned Real Property for the purpose of extracting water for any use, including but not limited to, domestic, potable, or industrial uses, nor shall the owner or occupant permit or engage any third party to do such acts; except for such non-domestic and non-potable industrial uses as permitted in writing by the LA Regional Board.

(ii)
If and to the extent required by the California Regional Water Quality Control Board, Los Angeles Region (“LA Regional Board”) and subject to the Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), the following shall become Environmental Restrictions which shall apply to such portions of the Owned Real Property (which may be the entire Owned Real Property) to the extent required by the LA Regional Board, subject to the Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed):

(A)
The owner or occupant of the Owned Real Property shall notify the LA Regional Board of the type, cause, location and date of any remedial measures taken or remedial equipment installed on the Owned Real Property pursuant to the requirements of the LA Regional Board.  Notifications to the LA Regional Board shall be made by registered mail, in each case within ten (10) Business Days of both the date of discovery of such disturbance and the date of completion of repairs.

(B)
The owner or occupant of the Owned Real Property shall provide to the LA Regional Board, and any persons acting pursuant to LA Regional Board orders, pursuant to forty-eight (48) hour notice, reasonable access to the Owned Real Property for the purposes of inspection, surveillance, maintenance, or monitoring as provided in Division 7 of the California Water Code.

(C)	No owner or occupant of the Owned Real Property shall act in any manner that threatens or is likely to aggravate or contribute to the existing contaminated conditions of Owned Real Property.

(iii)
The Environmental Restrictions will contain provisions and procedures for variance and termination of the Environmental Restrictions with the written approval of the LA Regional Board; provided, that any variance or termination of any Environmental Restriction set forth in Section 6.10(a) shall require the written approval of both the Seller (which approval shall not be unreasonably withheld, conditioned or delayed) and the LA Regional Board; provided, however, that the Seller’s approval shall be deemed to have been granted if the Seller is insolvent at such time or if the Seller does not respond in writing within sixty (60) days of receiving the Buyer’s request for such approval.

(b)
The Buyer acknowledges that the Seller will, subject to review and approval of the Environmental Restrictions by the LA Regional Board, and at Seller’s sole cost and expense prior to Closing, prepare a Declaration of Covenant and Environmental Restriction on Property (the “Environmental Restriction Declaration”) containing (i) the Environmental Restrictions as approved by the LA Regional Board and (ii) such other information as may be required in order for the Environmental Restrictions to become covenants running with the land as a burden on the Owned Real Property pursuant to California Civil Code Section 1471.  If approval of the LA Regional Board is obtained before the Closing, Seller shall execute and record the Environmental Restrictions Declaration against the Owned Real Property, at Seller’s cost prior to the Closing.  If the review and approval of the Environmental Restrictions by the LA Regional Board are not received before the Closing, then Seller shall still prepare the Environmental Restrictions Declaration containing the Environmental Restrictions as approved by the LA Regional Board, at the Seller’s sole cost and expense, and shall submit the Environmental Restrictions Declaration to the Buyer for its approval, which approval shall be granted if the Environmental Restrictions Declaration is consistent with the requirements of Section 6.10(a), and Buyer agrees to execute and record the Environmental Restrictions Declaration against the Owned Real Property.  If and to the extent that the LA Regional Board requires any modifications to the Environmental Restrictions set forth in Section 6.10(a), the Buyer agrees that such modified Environmental Restrictions may be included in the Environmental Restrictions Declaration; provided that such modified Environmental Restrictions do not limit or impede the ability of the Buyer to continue to use the Owned Real Property in the manner in which the Owned Real Property was being used as of the Closing Date.

6.11           Consent Agreement

The Parties agree to be bound by the terms and conditions set out in Exhibit I.

6.12           Tax Matters

The following provisions will govern the allocation of responsibility between the Buyer and the Seller for certain Tax matters following the Closing Date:

(a)
Indemnification for Taxes.  From and after the Closing Date, the Seller shall be liable for and shall indemnify the Buyer Group Members and hold them harmless from and against any Losses attributable to: (i) all Taxes (or the nonpayment thereof) of each Company (not including RDA) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date (each such taxable period shall be referred to as a “Pre-Closing Tax Period”); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (not including RDA) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law; and (iii) any Taxes of any Person (other than the Companies) Liability for which is imposed on the Companies (not including RDA) as a transferee or successor, by contract or otherwise, pursuant to a transaction or contract or other indemnification obligation that occurs or arises before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, (x) the Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Final Closing Date Statement; and (y) notwithstanding anything to the contrary in this Agreement, the Seller shall not be liable for or indemnify the Buyer Group Members against any Losses attributable to Taxes that are the responsibility of the Buyer pursuant to Section 6.12(k) hereof and any Taxes that constitute an Assumed Liability.

(b)
The Buyer and the Companies agree to indemnify the Seller and its Affiliates for any Tax or other Losses owed or incurred by the Seller or its Affiliates (including any Tax owed by the Seller or any member of the Seller’s affiliated group (within the meaning of Section 1504 of the Code) as a result of the indemnification payment made pursuant to this Section 6.12(b)), resulting from any transaction engaged in by the Buyer or any Company not in the Ordinary Course occurring on the Closing Date after the Closing.

(c)	Apportionment of Taxes.

(i)
In order to apportion any Taxes relating to any taxable year that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, services or transactions (including, income, sales, use, transfer, withholding, payroll and other employment Taxes) of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.  The amount of any other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(ii)
To the extent permitted or required by Requirements of Law or administrative practice, (1) the taxable years of the Companies which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, (2) notwithstanding the foregoing clause (1) or any other provision of this Agreement, all transactions not in the Ordinary Course occurring on the Closing Date after the Closing or that are otherwise properly allocable to the portion of the Closing Date after the Closing, shall be treated as having occurred as of the beginning of the day immediately following the Closing Date and shall be reported on the Buyer’s U.S. federal income Tax Return or the Company’s Tax Return (as the case may be) to the extent permitted or required by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and shall similarly be reported on other Tax Returns of the Buyer, the Companies and their Affiliates to the extent permitted by Requirements of Law.

(iii)
In determining the allocation of RDA’s items of income, gain, deduction, loss and credit (and any other Tax-related items) to the Pre-Closing Tax Period, the Parties shall apply the provisions of Treasury Regulations Section 1.1502-76(b)(2)(vi) and an interim closing of RDA’s books as of the close of business on the Closing Date.

(d)	Tax Returns.

(i)
The Seller shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by any of the Companies, and the Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, that are (1) due on or before the Closing Date; and (2) for taxable years or periods ending on or before the Closing Date.  No later than ninety (90) days after the Closing Date, the Buyer shall cause the Companies (at the Buyer’s sole cost and expense) to furnish to the Seller Tax information relating to the Companies to allow Seller to comply with its obligations set forth in this Section 6.12(d)(i) (including any back-up workpapers and schedules reasonably requested by the Seller), which Tax information shall be consistent with the past practice and custom of (A) the consolidated group of which the Seller is the common parent for inclusion in such group’s consolidated U.S. federal income Tax Return and any combined, unitary or consolidated state or local Tax Return that includes a Company or (B) of the applicable Company with respect to any separate Tax Returns of such Company.

(ii)
Except as otherwise provided in Section 6.12(d)(i), the Buyer shall prepare or cause to be prepared and shall file or cause to be filed when due all Tax Returns that are required to be filed by any of the Companies, and the Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(iii)
Any Tax Return required to be filed by, or with respect to, any of the Companies relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s written approval not less than thirty (30) days prior to the due date for the filing of such Tax Return, which written approval shall not be unreasonably withheld, conditioned or delayed.  The Seller shall have the option of providing to the Buyer, at any time at least fifteen (15) days prior to the due date, written instructions as to the manner in which any, or all, of the items for which it may be liable hereunder shall be reflected on such Tax Return.  The Buyer shall, in preparing such Tax Return, cause the items for which the Seller may be liable hereunder to be reflected in accordance with the Seller’s instructions (except to the extent that, in the opinion of Tax counsel to the Buyer (which opinion and which Tax counsel are reasonably acceptable to Seller (it being understood that Sheppard, Mullin, Richter & Hampton, LLP is reasonably acceptable Tax counsel), the cost of which opinion shall be borne 50% by the Buyer and 50% by the Seller, there is no substantial authority for revising such Tax Return in accordance with the Seller’s instructions) and, in the absence of receiving such instructions, in accordance with the Seller’s past practice, if any, to the extent permissible under Requirements of Law.

(e)
Cooperation on Tax Matters.  After the Closing Date, the Buyer, the Companies and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation, or other proceeding relating to Taxes.  Such cooperation shall include the retention and (upon the other party’s request and at such other party’s cost and expense) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder.

(f)
Contest Provisions.  If, after the Closing, the Buyer, any Company, or any Affiliates thereof receive notice of any pending or threatened Tax audits or assessments or other disputes, assessments or proceedings concerning Taxes with respect to which the Seller may incur indemnification liability under this Agreement (a “Tax Proceeding”), the Buyer shall promptly notify the Seller of the Tax Proceeding in writing and in any event within ten days after receiving the notice of the Tax Proceeding.  The Seller shall have the right to represent the interests of any Company or the Business or the Assets in any Tax Proceeding and to employ counsel of its choice at its expense.  The Buyer shall have the right to participate in any such Tax Proceeding at its own expense.  Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, none of the Buyer, the Companies, or any Affiliate of the foregoing shall (i) be entitled to participate in any Tax Proceeding with respect to a consolidated, combined, affiliated or unitary Tax Return which includes any member of the Seller consolidated group; or (ii) be entitled to any information regarding or copy of any Tax Return described in the immediately preceding clause (i) (or portion thereof).

(g)
Transfer Taxes.  All sales, use, transfer, documentary, stamp, registration and other similar Taxes that are payable in connection with the transactions contemplated by this Agreement shall be borne 50% by the Buyer and 50% by the Seller; provided, however, that the Seller shall be responsible for 100% of such Taxes that are payable in connection with the transfers of the Excluded PWR Assets, HSR Assets and HSR Liabilities pursuant to Sections 5.7, 5.8, 5.9 and 6.17.  The party required by applicable Law to file any Tax Returns and other documentation with respect to any such Taxes shall prepare and file such Tax Returns and the Buyer and the Seller shall each, and shall each cause its Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation.  The Buyer and the Seller agree to make reasonable efforts to mitigate, reduce or eliminate any such Taxes described in this Section 6.12(g) that could otherwise be imposed.

(h)
Tax Sharing Agreements.  All Tax allocation, Tax sharing, Tax indemnity or similar agreements between the Seller or any of the Seller’s Affiliates, on the one hand, and any of the Companies, on the other hand, shall be terminated with respect to the Companies prior to the Closing Date, and, after the Closing Date, none of the Seller nor any Affiliate of the Seller, on the one hand, nor any of the Companies, on the other hand, shall be bound thereby or have any further liability or obligation thereunder to the other party with respect to periods prior to the Closing Date.

(i)
Tax Elections.  The Seller and the Buyer shall, or shall cause their relevant Affiliates to, jointly make a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax law) with respect to the acquisition of the Section 338(h)(10) Subsidiaries (collectively, the “Section 338(h)(10) Elections”).  Subject to Section 1.6, the Seller and the Buyer shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”).  The Seller and the Buyer shall, or shall cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with the applicable taxing authorities.  The Seller and the Buyer agree that neither of them shall, or shall permit any of their Affiliates, to revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of the Seller or the Buyer, as the case may be.  The Seller and the Buyer shall and shall cause their Affiliates to (i) file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections and (ii) take no position contrary thereto in connection with any Tax Proceeding or otherwise, in each case, except to the extent required otherwise pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Each of the Seller and the Buyer shall deliver to the other party at the Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections.

(j)	Post-Closing Actions Relating to Taxes.

(i)
Neither the Buyer nor any Affiliate of the Buyer shall (or shall cause or permit any of the Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any of the Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.

(ii)
Neither the Buyer nor any Affiliate of the Buyer shall (or shall cause or permit any of the Companies to) carryback for United States or non-United States federal, national, state or local Tax purposes to any taxable period, or portion thereof, of any of the Companies or the Seller or any Affiliate of the Seller ending before, or which includes, the Closing Date, any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of the Buyer, a Company, or any Affiliate of the Buyer, or portion thereof, ending on or after the Closing Date.

(iii)
Any refunds of Taxes of a Company for any Pre-Closing Tax Period shall be for the account of the Seller and shall be paid by the Buyer or the Companies to the Seller within five days of receipt of any such refund less any Taxes imposed on the relevant Company as a result of the receipt of such refund; provided, however, that the Buyer or the Companies shall be liable only to the extent that such Tax refund was not reflected on the Final Closing Date Statement.  In determining the portion of a Tax refund relating to a Pre-Closing Tax Period, any refund of Taxes relating to a Straddle Period shall be equitably apportioned between the portion of such period ending on the Closing Date and the portion of such taxable period beginning on the day after the Closing Date.

(k)
Property Taxes Imposed on Assets.  Real and personal property Taxes imposed upon any of the Assets for a Straddle Period (a “Straddle Period Property Tax”) shall be apportioned between the Pre-Closing Tax Period and the portion of the Straddle Period beginning after the Closing Date (the “Post-Closing Tax Period”).  The portion of any Straddle Period Property Tax relating to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the relevant taxable period ending on the Closing Date and the denominator of which is the total number of days in the relevant taxable period.  The portion of any Straddle Period Property Tax relating to the Post-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period minus the amount of such Tax relating to the Pre-Closing Tax Period, as determined pursuant to the preceding sentence.  The Seller shall be liable for, and shall indemnify the Buyer against, all Straddle Period Property Taxes relating to the Pre-Closing Tax Period; provided, however, the Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the final Closing Date Statement and taken into account in determining the Final Purchase Price pursuant to Section 1.5.  The Buyer shall be liable for, and shall indemnify the Seller against, all Straddle Period Property Taxes relating to the Post-Closing Tax Period.  The party required by law to pay any Straddle Period Property Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Property Tax within the time period prescribed by Law and shall timely pay such Straddle Period Property Tax in full.  To the extent any such payment exceeds the liability of the Paying Party for the Straddle Period Property Tax as determined pursuant to this Section 6.12(k), the Paying Party shall provide the other Party (the “Non-Paying Party”) with written notice of payment of the Straddle Period Property Tax, and within ten (10) Business Days of receipt of such written notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of the paid Straddle Period Taxes, as determined pursuant to this Section 6.12(k).

(l)
Notwithstanding anything to the contrary in this Agreement, the indemnification obligations contained in this Section 6.12 shall survive the Closing Date until thirty (30) days after the expiration of the applicable statute of limitations.  For the avoidance of doubt, (a) the Parties’ indemnification obligations under Section 6.12 shall not be affected by any provision of Section 9.6(a) other than Section 9.6(a)(vi) and (b) to the extent that a Buyer Group Member shall be entitled to indemnification for any Taxes pursuant to more than one provision contained in this Agreement (including Section 6.12(a) and Section 9.2), in no event shall Seller be required to indemnify such Buyer Group Member for such Taxes more than once.

6.13           Export Control Authorizations

The Parties acknowledge that the Seller currently possesses the Export Control Authorizations set forth on Schedule 6.13 that are necessary for the lawful operation of the Business and that these, and possibly additional, Export Control Authorizations will be required by the Buyer to lawfully operate the Business after the Closing.  The Buyer and the Seller shall use their respective commercially reasonable efforts to amend or transfer to the Buyer any existing Export Control Authorizations, or allow the Buyer to obtain any new Export Control Authorizations, needed to operate the Business after the Closing, but in no event shall the Buyer be permitted to operate under the Seller’s Export Control Authorizations to the extent such Export Control Authorizations have not been transferred to the Buyer or the Buyer has not obtained new Export Control Authorizations.

6.14           Directorate of Defense Trade Controls Notifications

The Seller shall notify the Directorate of Defense Trade Controls not less than thirty (30) days prior to the Closing.  Both Parties shall submit the necessary “Material Change Notification” to the Directorate of Defense Trade Controls within five (5) days of the Closing as required pursuant to International Traffic in Arms Regulations § 122.4(a).  The Buyer shall submit the necessary request to the Directorate of Defense Trade Controls to amend Export Control Authorizations within sixty (60) days of receiving the Directorate of Defense Trade Controls’ acknowledgement of its “Material Change Notification.”

6.15           No Solicitation

(a)
From the date hereof until the earlier of the termination of this Agreement pursuant to Section 10, or the Closing, the Seller shall, and shall use reasonable best efforts to cause each Seller Group Member to, cease any and all existing activities, discussions or negotiations with any person other than the Buyer with respect to, and to deal exclusively with the Buyer and its designated Affiliates and representatives regarding, any and all acquisitions of all or a majority of the Business (other than sales in the Ordinary Course, and excluding the Excluded Assets, Excluded PWR Assets and Excluded Liabilities) or any equity interests of the Companies, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise (an “Alternative Transaction”) and, without the prior consent of the Buyer, the Seller shall not, and shall use reasonable best efforts to cause the other Seller Group Members not to (directly or indirectly) (i) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction, (ii) provide or furnish information or documentation to any other Person with respect to the Business in respect of any Alternative Transaction, or (iii) enter into any Contract with any other Person in respect of any Alternative Transaction.

(b)
The Seller agrees to promptly notify the Buyer, in writing, upon receipt of, and promptly communicate to the Buyer, in reasonable detail, the material terms and conditions of, any proposal related to an Alternative Transaction or any inquiry or request for non-public information in connection with an Alternative Transaction and to keep the Buyer reasonably informed, on a current basis, regarding any such matters.

6.16           ISRA Compliance

(a)
With respect to the Carlstadt Facility and the Transactions, the Seller shall, before the Closing Date, retain an LSRP and either (i) achieve Compliance with ISRA; or (ii) submit to the NJDEP an ISRA remediation certification, with respect to the Carlstadt Facility and the Transactions related to the Carlstadt Facility.  Arde and the Seller shall be designated as the responsible parties under such Remediation Certification, with the Seller being designated as the Lead Party.  In the event the Seller or Arde does not achieve Compliance with ISRA with respect to the Carlstadt Facility before the Closing Date, the Seller shall, pursuant to the terms and conditions of this Section 6.16 and Section 9.7, take all actions necessary to achieve Compliance with ISRA after the Closing Date.  If required in connection with the submission of the Remediation Certification, the Seller shall, on or before the Closing Date, obtain and post or execute, and from and after the Closing Date maintain at the Seller’s sole cost and expense in full force and effect until released by the NJDEP, a remediation funding source (as such term is defined under ISRA) required under such Remediation Certification to secure the performance of Arde’s and the Seller’s ISRA compliance obligations with respect to the Carlstadt Facility.  Any such remediation funding source shall be satisfactory in form and substance to the NJDEP.

(b)	The Seller shall pay and be responsible for all ISRA Compliance Costs incurred in connection with Arde’s and the Seller’s obligation to achieve Compliance with ISRA.

(c)
In the event the Seller is required to perform any Remedial Actions at the Carlstadt Facility following the Closing Date in order to achieve Compliance with ISRA, the Seller agrees to perform such Remedial Actions in accordance with the provisions of Section 9.7, Seller’s rights, obligations and responsibilities of the “Lead Party” under Section 9.7(e), and the Access Agreement.  Without limiting or affecting the applicable provisions of Section 9.7 or the Access Agreement, but by way of supplementation thereto solely with respect to the Seller’s ISRA compliance at the Carlstadt Facility, the Seller agrees to:

(i)	perform, and cause all consultants and contractors, including its LSRP, to perform, such Remedial Actions in a workmanlike manner and consistent with applicable Environmental Laws;

(ii)
comply with all Environmental Laws applicable to the implementation of such Remedial Actions at the Carlstadt Facility and obtain all Environmental Permits in order to implement such Remedial Actions at the Carlstadt Facility; and

(iii)
promptly provide the Buyer and Arde with copies of all documents related to the Seller’s actions to achieve Compliance with ISRA in accordance with the applicable provisions of Section 9.7(d), including copies of such documents deemed to be final by its LSRP, but not intended to be submitted or certified to the NJDEP by its LSRP until a later date as required under ISRA or the SRRA.

6.17           HSR Transfers and License

Prior to the Closing, HSSSI and HSC shall transfer (a) to PWR (i) all of their assets owned or held for use by HSR, all of which assets are manufactured or sold at or from the Canoga Park Facility, including the assets identified on Schedule 6.17(a)(i) (other than the know-how and copyrights owned by HSC that are to be licensed to PWR as contemplated by the following sentence) (the “HSR Assets”) and (ii) all of their Liabilities relating to the HSR Assets, including the Liabilities identified on Schedule 6.17(a)(ii) (the “HSR Liabilities”), which shall have been assumed by PWR and (b) to PWR, all of the employees employed by HSR identified on Schedule 6.17(b), and in each case shall have taken all actions that are necessary to carry out the foregoing transfers.  In addition, prior to the Closing, HSC shall grant to PWR a non-exclusive, worldwide, royalty-free, paid-up license to all of the know-how and copyrights that are owned by HSC and that have been used primarily in connection with the HSR Assets in the three (3) year period immediately preceding the date of this Agreement.  Notwithstanding the foregoing, the HSR Assets and HSR Liabilities shall not include assets of HSSSI or HSC of the type, kind or character described in Section 1.1(b) and liabilities of HSSSI or HSC of the type, kind or character described in Section 1.2(b) (the “Excluded HSR Liabilities”).

6.18           Separation and Transition Planning

Prior to the Closing, (a) the Parties shall cooperate in good faith to plan for an orderly transition of the Business to a stand-alone basis, including separation and transitional arrangements for operations of the Business at the PWRWB Facility, and (b) the Parties shall cooperate in good faith and use reasonable best efforts to finalize the schedules to the Transition Services Agreement, the Long-Term Services Agreement and the other Ancillary Agreements and related documentation (but, for the avoidance of doubt, in the absence of agreement between the Parties on any finalization changes, the Parties shall, or shall procure that at the Closing their relevant Subsidiaries shall, execute such agreements in the forms attached as exhibits hereto).  Notwithstanding anything to the contrary in this Agreement, (i) the total amount payable in the first year following the Closing in respect of Costs of Service for services provided by the Seller to PWR under the Transition Services Agreement and the Long-Term Services Agreement, together with the total amount of Rent payable in respect of such period by PWR to the Seller under the PWRWB Lease and the Canoga Park Lease, will be no greater than the aggregate amount of the historical corporate allocations and amounts payable by PWR under PW – PWR interdivisional work orders in respect of such services and rents for calendar year 2011, and (ii) the Seller shall ensure that prior to the Closing Date, no Company shall enter into, modify, terminate or supplement any contract with Computer Services Corporation except as provided in Schedule 5.3.

6.19           Retained Litigation

(a)
The Buyer shall, and shall procure that, following the Closing, the Companies shall take such actions as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest (including making counterclaims or other claims against third parties) all or any proceedings which comprise the Retained Litigation, subject to the Buyer being paid all reasonable costs and expenses incurred by it and the Companies in complying with the Seller’s request; and provided, that the Buyer and the Companies shall not be required to agree to incur any liabilities, obligations or restrictions which restrict or impair the operation of the Business. The Buyer shall ensure that no admissions in relation to Retained Litigation shall be made by or on behalf of any Company, and no part of the Retained Litigation shall be compromised, disposed of or settled without the prior written consent of the Seller.

(b)
The Buyer shall, subject to its being promptly paid all reasonable costs and expenses incurred by it and the Companies, give or procure to be given by the Companies to the Seller or its duly authorized agents all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case during normal business hours, as the Seller may reasonably request in connection with the Retained Litigation; provided, that the Buyer shall not be required to provide such information and assistance to the extent that it unreasonably interferes with the ongoing operations of the Business or to the extent such disclosure is legally restricted.

(c)
The Buyer shall procure that any amounts recovered by any Company (whether by award of damages or costs, settlement, insurance or otherwise) as compensation or indemnification arising out of any claims to which the Retained Litigation relates shall be promptly paid to the Seller.

6.20           Energy Business

The Parties agree to be bound by the terms and conditions set out in Exhibit M.

6.21           Hypersonics Right of First Refusal

If, at any time within five (5) years of the Closing Date, the Seller or its Affiliates (or the United Technologies Research Center of the Seller) decides to enter into a sale, partnership, co-development, teaming, license or similar transaction with a Third Party (but excluding Goodrich Corporation and its controlled Affiliates for purposes of this Section 6.21) primarily in order to commercialize any Research Field IP (a “Commercialization”), the Seller shall deliver a written notice (the “ROFR Notice”) to the Buyer setting out in reasonable detail the consideration that it intends to receive with respect to such Commercialization and the other material terms and conditions of such Commercialization.  The Buyer may elect to enter into such Commercialization on the terms specified in the ROFR Notice by delivering a written election notice to the Seller within 20 Business Days following its receipt of the ROFR Notice.  Any such election by the Buyer shall be an irrevocable commitment by the Buyer to enter into such Commercialization on the terms and conditions contemplated in the ROFR Notice.  In the event that the Buyer does not timely elect to exercise its right to enter into such Commercialization, then the Seller may enter into the Commercialization on terms and conditions that are no more favorable to such Third Party than those specified in the ROFR Notice unless the Seller affords the Buyer a new right of first refusal pursuant to the procedure set out in this Section 6.21; provided, that if the Commercialization with such Third Party is not entered into within six months of the ROFR Notice, then prior to entering into a Commercialization during the aforementioned five (5) year term, the Seller must provide to Buyer a new right of first refusal pursuant to the procedure set out in this Section 6.21.  Notwithstanding anything to the contrary in this Agreement, the Buyer may not assign or otherwise transfer any of its rights under this Section 6.21 without the prior written consent of the Seller, and in the event of any direct or indirect change of control of the Buyer, all of the Seller’s obligations under this Section 6.21 shall terminate in their entirety, unless the Seller has provided its prior written consent to such change of control.  For purposes of this Section 6.21, a “change of control” of the Buyer shall be deemed to occur if (a) any Person or group of persons (other than an Affiliate or Affiliates of the Buyer) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding equity interests or voting power of the Buyer.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement shall, at the option of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1           No Misrepresentation or Breach of Covenants and Warranties

(a)
Each of the representations and warranties of the Seller contained in this Agreement (other than Section 3.4 and disregarding for purposes of this Section 7.1(a) any qualifications based on “material”, “Material Adverse Effect” or similar words of import contained in such representations or warranties) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date), except (i) for changes therein specifically permitted by this Agreement, (ii) resulting from any action or inaction expressly consented to in writing by the Buyer or any transaction permitted by Section 5.3, or (iii) where the failure to be so true and correct does not and would not reasonably be expected to have, individually or together with all other such failures, a Material Adverse Effect.  The representations and warranties contained in Section 3.4 shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) as if made on the Closing Date.

(b)	Each member of the Company Group shall have performed all covenants and agreements required to be performed by it under this Agreement in all material respects at or prior to the Closing Date.

(c)
There shall have been delivered to the Buyer a certificate to the effect of each of the foregoing matters set out in this Section 7.1, dated the Closing Date, signed on behalf of the Seller by a duly authorized officer of the Seller.

7.2           Governmental Approvals

(a)	The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; and

(b)
All other filings with or without permits, authorizations, consents, and approvals of or expirations of waiting periods imposed pursuant to any other applicable Antitrust Laws required to consummate the Transactions shall have been obtained or filed and shall have occurred.

7.3           Deliveries by the Seller

The Seller shall have delivered or caused to be delivered to the Buyer at the Closing all of the items specified to be delivered in Section 2.3.

7.4           No Injunction or Litigation

There shall not be in effect on the Closing Date (i) any Court Order restraining or enjoining, or (ii) any pending or threatened Action by a Governmental Authority seeking to restrain or enjoin, in each case, the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

7.5           HSR Transfers

HSSSI and HSC shall have completed the transfers and granted the license contemplated by Section 6.17.

7.6           No Material Adverse Effect

Since the date hereof, there shall not have been a Material Adverse Effect.

7.7           Releases

Seller shall have obtained the releases described in Section 5.10(a) and shall have delivered to Buyer written evidence reasonably satisfactory to Buyer of such releases.

7.8           Required Consents

The Seller shall have delivered or caused to be delivered to the Buyer at the Closing each consent (which must be in full force and effect as of the Closing Date) identified in Schedule 7.8 in form and substance reasonably acceptable to the Buyer.

Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may (but shall not be obligated to) proceed with the Closing without satisfaction, in whole or in part, of any one (1) or more of such conditions.

SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement shall, at the option of the Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1           No Misrepresentation or Breach of Covenants and Warranties

(a)
Each of the representations and warranties of the Buyer contained in this Agreement (other than Section 4.6 and disregarding for purposes of this Section 8.1(a) any qualifications based on “material,” “Material Adverse Effect” or similar words of import contained in such representations or warranties) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date), except (a) for changes therein specifically permitted by this Agreement, (b) resulting from any action or inaction expressly consented to in writing by the Seller or (c) where the failure to be so true and correct does not and would not reasonably be expected to have, individually or together with all other such failures, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any Buyer Transaction Agreement, and the representation and warranty contained in Section 4.6 shall be true and correct in all respects as if made on the Closing Date.  There shall have been delivered to the Seller a certificate to the effect of each of the foregoing, dated the Closing Date, signed on behalf of the Buyer by a duly authorized officer of the Buyer.

(b)	The Buyer shall have performed all covenants and agreements required to be performed by it under this Agreement in all material respects at or prior to the Closing Date.

(c)
There shall have been delivered to the Seller a certificate to the effect of each of the foregoing matters set out in this Section 8.1, dated the Closing Date, signed on behalf of the Buyer by a duly authorized officer of the Buyer.

8.2           Governmental Approvals

(a)	The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; and

(b)
All other filings with or without permits, authorizations, consents, and approvals of or expirations of waiting periods imposed pursuant to any other applicable Antitrust Laws required to consummate the Transactions shall have been obtained or filed and shall have occurred.

8.3           Payment of Purchase Price

The Buyer shall have paid to the Seller the Purchase Price required to be paid pursuant to Section 1.4.

8.4           Deliveries by the Buyer

The Buyer shall have delivered or caused to be delivered to the Seller at the Closing all of the items specified to be delivered in Section 2.2.

8.5           No Injunction or Litigation

There shall not be in effect on the Closing Date (i) any Court Order restraining or enjoining, or (ii) any pending or threatened Action by a Governmental Authority seeking to restrain or enjoin, in each case, the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

8.6           Release and Assumption of Obligations

The Seller and any Affiliates thereof (other than the Companies) shall have been released from all obligations, including any guaranty obligations, under each Contract identified on Schedule 8.6.

Notwithstanding the failure of any one (1) or more of the foregoing conditions, the Seller may (but shall not be obligated to) proceed with the Closing without satisfaction, in whole or in part, of any one (1) or more of such conditions.

SECTION 9.  INDEMNIFICATION

9.1           Survival of Representations, Warranties and Covenants

(a)
The representations and warranties of the Seller contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.1 (Organization, Qualification and Power), 3.2 (Authority), 3.4 (Share Ownership; Capitalization; Subsidiaries) and 3.16 (No Brokers) (the foregoing representations, the “Fundamental Representations”) shall survive indefinitely, (ii) the representations and warranties made pursuant to Sections 3.5 (Sufficiency of Assets; Good Title) and 3.8 (Taxes) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (or, if no statute of limitations is applicable, the seventh (7th) anniversary of the Closing Date); and (iii) the representations and warranties made pursuant to Sections 3.17 (ERISA) and 3.18 (Environmental Matters) shall survive the Closing until twenty-four (24) months after the Closing Date.  Written notice of a claim must be given by the Buyer to the Seller in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(b)
The representations and warranties of the Buyer contained in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 4.1 (Organization), 4.2 (Authority) and 4.9 (Security Clearances) shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  Written notice of a claim must be given by the Seller to the Buyer in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(c)
No covenant or agreement contained herein that is to be performed on or prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the Parties; provided, however, that the foregoing shall in no respect limit the rights of the Parties to seek indemnification for any breach of such covenant or agreement occurring before the Closing.  Any covenant and agreement to be performed, in whole or in part, after the Closing Date shall survive the Closing indefinitely, except as otherwise expressly provided in such covenant or agreement.  The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable (including, without limitation, the statute of limitations prescribed by Requirements of Law).  The limitations on survival periods set forth in this Section 9.1 shall not apply in the case of fraud by the Indemnitor.

(d)
Any claim made by a party seeking to be indemnified within the applicable time periods set forth in Sections 9.1(a) and 9.1(b) shall survive until such claim is finally and fully resolved.  Notwithstanding anything in this Section 9.1 to the contrary, in no event shall the survival of any representation or warranty hereunder be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder or the consummation of the Closing.

9.2           Indemnification by the Seller

Subject to the limitations set forth in Sections 9.1, 9.6 and 9.7, the Seller agrees that from and after the Closing it shall indemnify, defend and hold harmless each Buyer Group Member from and against (and shall reimburse each Buyer Group Member for) any and all Losses actually suffered or incurred by such Buyer Group Member to the extent either arising out of or relating to:

(a)
any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered by or on behalf of the Seller pursuant to Section 7.1(a), in each case as of the Closing Date (or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date);

(b)	any breach by the Seller of, or failure by the Seller to perform, any of its covenants or obligations contained in this Agreement;

(c)	the Excluded Liabilities and Excluded HSR Liabilities;

(d)	any Remedial Action Required by Law to address any Preexisting Environmental Condition or any Seller New Environmental Condition;

(e)	any natural resource damages to the extent arising from a Preexisting Environmental Condition or Seller New Environmental Condition (“Natural Resource Damages”);

(f)
any Third Party Claims for Environmental Tort Liabilities asserted by any third party (including any employee of the Seller) to the extent arising from any Preexisting Environmental Condition or Seller New Environmental Condition;

(g)
the storage, transportation, treatment, disposal, discharge, recycling or Release at any Off-Site location of Regulated Substances generated or used in connection with the Business or the Assets on or prior to the Closing, or the arrangement for such activities, by any member of the Company Group or any person acting as agent for any member of the Company Group on or prior to the Closing Date;

(h)
the Environmental Tort Liabilities set forth as Item 1 on Schedule 9.2 (the “Santa Clara Environmental Tort Litigation”) and Item 2 on Schedule 9.2 (the “AMG Litigation” and, together with the Santa Clara Environmental Tort Litigation, the “Retained Litigation”);

(i)
(A) violations of local building codes and zoning ordinances governing the use or condition of the Canoga Park Facility or the Excluded Portion of the DeSoto Facility or the terms of any Encumbrances thereon, in each case to the extent such violations resulted from the transfer of the Canoga Park Facility or the Excluded Portion of the DeSoto Facility from PWR to Seller or an Affiliate of Seller pursuant to Section 5.7 or 5.8, as applicable; (B) the transfer of the Canoga Park Facility or the Excluded Portion of the DeSoto Facility from PWR to Seller or an Affiliate of Seller pursuant to Section 5.7 or 5.8, as applicable; or (C) Third Party Claims asserting that, prior to the Closing Date, PWR lacked valid title to the Canoga Park Facility or the Excluded Portion of the DeSoto Facility; provided that (x) in the case of the immediately foregoing clauses (A) and (B), the Seller shall not indemnify for any Losses arising out of or relating to any actions or omissions of PWR, Buyer or its Affiliates with respect to any portion of the Excluded Portion of the DeSoto Facility after the Closing Date and (y) in the case of the immediately foregoing clause (A), the Seller shall not be obligated to pay any sums or perform any acts to cure any violations of local building codes and zoning ordinances or cure any conditions on the Canoga Park Facility except to the extent required under the Canoga Facility Lease;

(j)
all retention payments required to be paid by the Buyer or any of its Affiliates (including the Companies) to Business Employees pursuant to the terms of any retention agreement as in effect with Seller or any of its Affiliates (including the Companies) immediately prior to the Closing (including those retention agreements assumed by Buyer or any of its Affiliates pursuant to Section 6.2(p)); provided that the Seller shall reimburse the Buyer or such Affiliate for such payment within seven (7) days after Buyer’s delivery of notice to Seller of any such payment made by Buyer or such Affiliate (it being understood that, with respect to such retention payments, such reimbursement shall be the Buyer’s (and its Affiliates’) sole and exclusive right to indemnification under this Section 9.2; and

(k)
noncompliance  by the Seller or any of its Affiliates with respect to the Business under FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are or were applicable during such period, including the matters disclosed or required to be disclosed on Schedule 3.22(h).

9.3           Indemnification by the Buyer

Subject to the limitations set forth in Sections 9.1 and 9.6, the Buyer agrees that from and after the Closing, it shall indemnify, defend and hold harmless each Seller Group Member from and against (and shall reimburse each Seller Group Member for) any and all Losses actually suffered or incurred by such Seller Group Member to the extent either arising out of or relating to:

(a)
any breach of any representation or warranty of the Buyer contained in this Agreement, or in any certificate delivered by or on behalf of the Buyer pursuant to Section 8.1, in each case as of the Closing Date (or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date);

(b)	any breach by the Buyer of, or failure by the Buyer to perform, any of its covenants and obligations contained in this Agreement;

(c)	the Assumed Liabilities;

(d)	any Liabilities arising out of the ownership or operation of the Assets, the Companies or the Business after the Closing other than the Excluded Liabilities;

(e)	any Remedial Action Required by Law to address any Buyer New Environmental Condition;

(f)	any natural resources damages arising from a Buyer New Environmental Condition;

(g)	any Third Party Claims asserted by any third party (including any employee of the Seller) to the extent arising from any Buyer New Environmental Condition;

(h)
any Liabilities arising out of the failure by the Buyer or any Buyer Group Member on or after the Closing Date to comply with any Environmental Covenants applicable to the Owned Real Property or the Leased Real Property; and

(i)
the storage, transportation, treatment, disposal, discharge, recycling or Release at any Off-Site location of Regulated Substances generated or used in connection with the Business or the Assets after the Closing, or the arrangement for such activities, by the Buyer, any Buyer Group Member or any person acting as agent for the Buyer or any Buyer Group Member on or after the Closing Date.

9.4           Notice of Claims

(a)
Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.4(a) shall not affect such Indemnified Party’s rights under this Section 9.4(a), except to the extent that such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)
After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction in an action between the Indemnified Party and the Indemnitor; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.  All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within thirty (30) days after such final determination.

9.5           Third Party Claims

(a)
In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice promptly as required by this Section 9.5(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Party Claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) days after receipt thereof and shall deliver to the Indemnitor within seven (7) days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis); provided, however, that the failure of any Indemnified Party to give notice and provide documents within the time periods required by this Section 9.5(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.  For the avoidance of doubt, this Section 9.5 shall not apply with respect to any legal proceedings relating to Taxes, which shall be governed by Section 6.12(f).

(b)
In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall, subject to the conditions and exceptions set forth below, have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The Parties agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  To the extent the Indemnitor elects not to defend such proceeding, claim or demand within thirty (30) days after the receipt of written notice thereof pursuant to Section 9.5(a) the Indemnified Party may defend against or otherwise deal with any such proceeding, claim or demand and may retain counsel, all at the expense of the Indemnitor, and control the defense of such proceeding.  Neither the Indemnitor nor the Indemnified Party may settle any such proceeding without the consent of the other party, such consent not to be unreasonably withheld, unless (x) the claimant and the Indemnitor provide to the Indemnified Party an unqualified release from all liability in respect of such proceeding and (y) such settlement does not provide for injunctive or other nonmonetary relief restricting or obligating the Indemnified Party.  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within thirty (30) days after the date of such notice.

9.6           Limitations

(a)	Notwithstanding anything to the contrary contained in this Agreement:

(i)
no Indemnitor shall be liable for any claim for indemnification pursuant to Section 9.2(a) or 9.3(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnitor pursuant thereto equals or exceeds one percent (1%) of the Final Purchase Price, in which case such Indemnitor shall be liable for indemnification for all Losses from the first dollar thereof;

(ii)
no Loss may be claimed under Section 9.2(a) or 9.3(a) by an Indemnified Party or included in calculating the aggregate Losses set forth in clause (i) above unless it exceeds, individually or together with all Losses resulting from the same or series of related claims arising out of the same facts, events or circumstances, one hundred thousand dollars ($100,000);

(iii)
Seller shall not be liable for any claim for indemnification for Losses pursuant to Sections 9.2(a) (other than breaches of Fundamental Representations), 9.2(b) (other than breaches of Sections 5.11, 6.11 (including Exhibit I) and 6.20 (including Exhibit M), but for the avoidance of doubt, including Exhibit L) and 9.2(i) to the extent the total amount of Losses recovered collectively from any and all Indemnified Parties pursuant thereto, in the aggregate, exceeds twenty percent (20%) of the Final Purchase Price;

(iv)
Seller shall not be liable for any claim for indemnification in respect of any of the following matters to the extent that the aggregate Losses arising from the following matters exceed the result of (x) thirty-five percent (35%) of the Final Purchase Price minus (y) any indemnity payments paid by Seller to a Buyer Group Member that are counted in the cap described in Section 9.6(a)(v); provided, however, that the foregoing limitation shall not apply to any claim for indemnification for Losses described in clauses (vi) or (vii) of this Section 9.6(a):

(A)
Losses related to Existing Remedial Actions; provided, that costs incurred by Seller in performing the Existing Remedial Actions shall not count toward the caps described in Sections 9.6(a)(iii), 9.6(a)(iv), 9.6(a)(v) and 9.6(a)(vi);

(B)	Disposal Site Liabilities;

(C)	Unknown Other Environmental Liabilities;

(D)
Losses pursuant to Sections 9.2(k) (CAS noncompliance) and Exhibit I (it being understood that breaches of Section 6.11 shall be treated as breaches of Exhibit I) (Reimbursement and Indemnity Terms); and

(E)	Losses pursuant to Section 9.2(h) related to the AMG Litigation;

(v)
Seller shall not be liable for any claim for indemnification in respect of any of the following matters to the extent that the aggregate Losses arising from the following matters exceed the result of (x) fifty percent (50%) of the Final Purchase Price minus (y) any indemnity payments paid by Seller to a Buyer Group Member that are counted in the cap described in Section 9.6(a)(iv); provided, however, that the foregoing limitation shall not apply to any claim for indemnification for Losses described in clauses (vi) or (vii) of this Section 9.6(a):

(A)	Unknown Environmental Tort Liabilities; and

(B)	Natural Resource Damages;

(vi)
Seller shall not be liable for any claim for indemnification in respect of any of the following matters to the extent that the aggregate Losses arising from the following matters exceed the result of (x) the Final Purchase Price minus (y) any indemnity payments paid by Seller to a Buyer Group Member that are counted in the caps described in Sections 9.6(a)(iii), (iv) or (v); provided, however, that the foregoing limitation shall not apply to any claim for indemnification for Losses described in clause (vii) of this Section 9.6(a):

(A)	Losses pursuant to Section 9.2(b) for breaches of Section 5.11 (but, for the avoidance of doubt, such Losses shall also be subject to the cap set forth in Section 5.11);

(B)	Losses pursuant to Section 9.2(a) in respect of breaches of Fundamental Representations;

(C)	Losses pursuant to Section 9.2(j) in respect of retention agreements;

(D)	Losses pursuant to Section 6.12(a) in respect of Taxes; and

(E)
Losses pursuant to Section 1 of Exhibit M (but, for the avoidance of doubt, such Losses shall also be subject to the cap set forth in Section 2 of Exhibit M) (it being understood that breaches of Section 6.20 shall be treated as breaches of Exhibit M);

(vii)	there shall be no cap on indemnity obligations for Losses subject to Seller’s indemnity obligations under Section 9.2 that constitute:

(A)	Excluded Liabilities (other than any such Liabilities that are Taxes indemnified pursuant to Section 6.12(a));

(B)	Known Environmental Tort Liability Claims;

(C)	Environmental Liabilities relating to Former Real Property (other than the Canoga Facility); and

(D)
Environmental Liabilities relating to the Canoga Park Facility or Excluded Portion of the DeSoto Facility, other than Environmental Liabilities to the extent arising from Buyer New Environmental Conditions or arising from Buyer’s or the Companies’ operations at the Canoga Park Facility or DeSoto Facility following the Closing; and

(viii)
Seller shall not be liable for any claims for indemnification or reimbursement under this Agreement (including, for the avoidance of doubt, Exhibits I, L and M) to the extent that the aggregate amount of all such claims paid by the Seller exceeds the Final Purchase Price, except that the foregoing limitation in this Section 9.6(a)(viii) shall not apply to claims for indemnification pursuant to Section 9.2(c) or claims for indemnification for Losses described in clause (vii) of this Section 9.6(a).

(b)
The computation of the Losses pursuant to this Section 9.6, Section 5.11, Section 6.12 and Exhibits I, L and M shall be made after deducting therefrom (i) any insurance proceeds (net of deductibles, premium increases resulting from payouts related to such Losses and costs of collection) of the Indemnitor paid to the Indemnified Party and any indemnity, contribution or other similar payment recovered by the Indemnified Party from any third party with respect thereto, (ii) any amounts provided for in the Closing Date Statement as finally determined or reserves specifically reflected in the contract estimates at completion used in the preparation of the Final Closing Date Statement and (iii) any Losses in respect of Existing Remedial Actions, Unknown Other Environmental Liabilities, and Disposal Site Liabilities recoverable as allowable costs under Government Contracts, except to the extent such Losses are later determined to be unallowable.  In addition, any amount recovered or benefit received by an Indemnified Party from third parties with respect to a Loss which has already been indemnified by an Indemnitor shall be promptly paid over by the Indemnified Party to the Indemnitor.

(c)
Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Final Purchase Price to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations.

(d)
No Party shall have any liability for any damages that (i) are not actual, direct damages or (ii) are punitive, special or consequential damages (including loss of profit or revenue); provided, that nothing herein shall prevent any Indemnified Party from recovering for all components of awards against them in a Third Party Claim for which recovery is provided under this Section 9, including consequential, punitive, indirect or special damages, or damages based on lost profits or revenue, in each case to the extent finally determined and paid to such third person.

(e)	No Buyer Group Member shall be entitled to indemnity or defense under this Agreement with respect to the matters described in Section 9.2(d)-(g) to the extent such Losses result from:

(i)	the willful misconduct of the Buyer or any Buyer Group Member;

(ii)
the negligence of the Buyer or any Buyer Group Member, including (A) the failure of Buyer to promptly notify Seller of the discovery of any Environmental Condition; (B) the failure by Buyer to exercise reasonable diligence in the supervision, inspection and operation of a Facility; and (C) the failure by Buyer to exercise reasonable diligence to abate any violation of Environmental Law or contain any Release discovered by Buyer; but not including (1) negligence based on inaction by the Buyer in failing to perform any Remedial Action with respect to any Environmental Condition where (a) Buyer has notified Seller of such Environmental Condition, (b) Seller has assumed responsibility and is acting as a Lead Party, and (c) Buyer has not been ordered, directed or formally requested by a Governmental Authority to conduct such Remedial Action; or (2) an action by the Buyer in performing Remedial Action, which action complies in all material respects with all applicable Environmental Laws or any order, direction or formal request by a Governmental Authority;

(iii)
the failure by the Buyer or any Buyer Group Member to comply in any material respect with the requirements of any applicable Environmental Laws where the Buyer knew or should have known of such requirements;

(iv)
the failure by the Buyer or any Buyer Group Member to comply in any material respect with any order, direction or formal request by a Governmental Authority where the Buyer knew or should have known of such order, direction or formal request;

(v)	the failure by the Buyer or a Buyer Group Member to satisfy its obligations under Section 9.8;

(vi)	any change in use by the Buyer or a Buyer Group Member of the Owned Real Property or the Leased Real Property from industrial and/or commercial use to non-industrial and/or non-commercial use;

(vii)	the failure of any subsequent purchaser of all or any portion of the Owned Real Property to comply with the Environmental Restrictions; or

(viii)
exposure to a Regulated Substance in building materials (including building improvements, appurtenances, coatings, decorations, fixtures and equipment) where such exposure results from contact with or a release of such Regulated Substance that first occurs after the Closing, unless such exposure resulted from the failure of such building materials to be managed, operated and maintained in compliance with all applicable Environmental Laws as of or prior to the Closing.

(f)	Except as set forth in Section 9.1(a):

(i)
no Buyer Group Member shall be entitled to indemnity or defense under this Agreement with respect to any claim made pursuant to Sections 9.2(i), 9.2(j), 9.2(k) and Section I of Exhibit I unless the claim was presented to the Seller no later than four (4) years after the Closing Date;

(ii)
no Buyer Group Member shall be entitled to indemnity or defense under this Agreement with respect to any Disposal Site Liabilities or Unknown Other Environmental Liabilities unless the claim was presented to the Seller no later than the later of ten (10) years after the Closing Date or (to the extent that the claim relates to the PWRWB Facility) ten (10) years following the expiration or termination of the PWRWB Lease;

(iii)
no Buyer Group Member shall be entitled to indemnity or defense under this Agreement with respect to any Unknown Environmental Tort Liability or Natural Resource Damages unless the claim was presented to the Seller no later than the later of fifteen (15) years after the Closing Date or (to the extent that the claim relates to the PWRWB Facility) fifteen (15) years following the expiration or termination of the PWRWB Lease; and

(iv)
in the event that any Third Party Claim was tolled or otherwise delayed due to a tolling or similar Contract between Seller and any third party, the time limitations imposed on Buyer Group Members in this Section 9.6(f) shall also be tolled by the same time period that the Third Party Claim was tolled in the underlying Contract.

(g)	Notwithstanding anything to the contrary herein, the Parties agree that there shall be no time limit for a Buyer Group Member to make an indemnity claim hereunder in respect of:

(i)	Losses pursuant to Section 9.2(a) in respect of breaches of Fundamental Representations; and

(ii)	Losses described in Section 9.6(a)(vii).

(h)	Existing Remedial Actions are pending matters, for which the Buyer Group Member shall be deemed to have made a claim for indemnity from Seller on the Closing Date.

(i)
Notwithstanding anything to the contrary in this Agreement, Seller shall not, and shall cause its Affiliates not to, commence or threaten to commence any Action against Buyer or any of its Affiliates seeking contribution for any Environmental Liabilities to the extent arising from or relating to a Preexisting Environmental Condition.

(j)
No Indemnified Party shall be entitled to recover from an Indemnitor more than once in respect of the same Loss, even if more than one representation, warranty or covenant shall have been breached or the matter is covered by more than one indemnification provision of this Agreement.

9.7           Environmental Matters

(a)
The following provisions of this Section 9.7 shall govern the Seller’s and the Buyer’s investigations, remediations and indemnification obligations relating to Environmental Liabilities for Remedial Actions.

(b)	The Seller’s Remedial Action obligations are subject to the following standards and limitations:

(i)
Pursuant to its indemnity obligations under Section 9.2(d) and the provisions of Section 9.7(e), Seller shall be the Lead Party for and shall perform all Remedial Actions Required by Law for all Preexisting Environmental Conditions and all Seller New Environmental Conditions.  Where the Seller is the Lead Party, the Seller shall have the right, after reasonably consulting with the Buyer, to select and utilize, to the maximum extent allowable under applicable Environmental Laws, institutional and engineering controls, subject to the limitations set forth in Section 9.7(b)(iv).

(ii)
With respect to any Environmental Condition for which the Seller is responsible, the Seller shall only be obligated to conduct, or provide indemnification for, Remedial Actions Required by Law that are conducted in a reasonably cost-effective manner acceptable to or approved by the applicable Governmental Authorities (considering initial capital costs, the present discounted value of anticipated future monitoring, operation and maintenance costs, and any costs associated with disruption of operations at the affected property), to achieve the Applicable Remediation Standards.  The Seller shall seek, to the extent practicable, a no further action letter or similar document from the applicable Governmental Authority confirming that no further Remedial Action (other than maintenance and monitoring of institutional and engineering controls meeting the requirements of Section 9.7(b)(iv)) are required with respect to such Environmental Condition.

(iii)
If the Seller reasonably believes that the action of a Governmental Authority in imposing Applicable Remediation Standards or in requiring particular Remedial Action methods is contrary to law or unreasonable under the circumstances, and the Seller determines in its reasonable business judgment that the most cost-effective approach is to challenge such action through appropriate regulatory and/or judicial processes, the Seller reserves the right to undertake such challenge.  The Seller shall have the right to control such legal or regulatory challenge, and the Buyer shall reasonably cooperate with the Seller with respect to such challenge; provided, that (i) Seller’s obligation to indemnify the Buyer shall extend to and include the obligation to indemnify Buyer for Losses caused by the Seller’s decision to exercise any such legal challenges; and (ii) during the pendency of such challenge the Seller shall take such actions which are required by law or reasonable under the circumstances.

(iv)	In addition to the Environmental Restrictions, the Seller shall have the right to propose and utilize institutional and engineering controls, subject to the following:

(A)
The Seller shall have the right to utilize institutional and engineering controls at the Canoga Park Leased Premises and PWRWB Leased Premises as provided in the Canoga Park Lease and the PWRWB Lease, respectively.

(B)
The Seller shall have the right, subject to approval of the applicable Governmental Authority, to propose and utilize institutional controls restricting future use of the Leased Real Property to industrial or commercial purposes and prohibiting withdrawal of groundwater; provided that such institutional controls would not unreasonably interfere with the continued (including the anticipated future) operation of the Business or would not subject the Buyer to any Material Unreimbursed Implementation Cost.

(C)
The Seller shall have the right, subject to approval of the applicable Governmental Authority, to propose and accept engineering controls (e.g., capping or covering areas) on the Leased Real Property; provided that such engineering controls would not unreasonably interfere with the continued (including the anticipated future) operation of the Business or would not subject the Buyer to any Material Unreimbursed Implementation Cost.

(D)
The Seller shall have the right to propose engineering controls on the Owned Real Property in addition to those engineering controls referenced in the Environmental Restrictions set forth in Section 6.10 subject to the Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that such additional engineering controls shall not unreasonably interfere with the continued (including the anticipated future) operation of the Business or the anticipated future industrial or commercial use of the Owned Real Property or would not subject the Buyer to any Material Unreimbursed Implementation Cost.

(E)
If the Seller elects to utilize engineering and/or institutional controls as provided in Section 9.7(c)(iv), the Buyer agrees to cooperate in executing and recording any documents that are necessary to establish and implement such institutional and engineering controls (“Environmental Covenants”).

(v)
If the Buyer undertakes any construction, expansion, demolition or renovation activities on the Owned Real Property, Leased Real Property, the Canoga Park Leased Premises or the PWRWB Leased Premises (to the extent permitted under the Canoga Park Lease or the PWRWB Lease) that are not required by applicable Environmental Law or ordered, directed or otherwise formally requested by a Governmental Authority, and that involve the demolition or renovation of any structures, the removal of any slab, paved area, parking lot or engineering control cap (collectively, “Cap”) or the excavation of soils beneath any such Cap, the Buyer shall be solely responsible for all costs associated with such work, including (1) any costs of construction, expansion, demolition, renovation and excavation; (2) any costs of identification, management and removal of Regulated Asbestos Containing Materials; (3) any costs of the management and disposition of waste materials related to the construction, demolition or renovation of such structures; (4) any costs of excavation or disposal of disturbed or excavated in the process of conducting such work; and (5) the costs of replacing any engineering control cap to the extent required under applicable Environmental Law or any Environmental Covenants; and the Seller shall have no indemnification obligations under Section 9.2(d) with respect to any such costs; provided that nothing in this paragraph shall relieve Seller from its indemnification obligations under Section 9.2(d) with respect to any storage tanks, drums, waste units, barrels, containers, or other closed receptacles previously undisclosed to the Buyer.

(vi)
Upon the Seller providing to the Buyer evidence of the LA Regional Board’s issuance of a no further action letter with respect to Environmental Conditions at the Owned Real Property, the Seller’s indemnification obligations under Section 9.2(d) (relating to Remedial Actions to the Applicable Remediation Standard) with respect to such Environmental Conditions on, at or affecting the Owned Real Property shall terminate, and the Buyer shall assume responsibility for such Environmental Conditions at the Owned Real Property.  However, in the event the LA Regional Board reopens site investigation or other Remedial Actions Required by Law due to changes in legal standards applicable to Preexisting Environmental Conditions or Seller New Environmental Conditions, then Seller shall resume Lead Party responsibility with respect to such Remedial Actions Required by Law.

(c)
If it is determined that an Environmental Condition that requires Remedial Action is the result of a Buyer New Environmental Condition in combination with either a Preexisting Environmental Condition or a Seller New Environmental Condition, liability for any Remedial Action shall be allocated equitably between the Seller and the Buyer based on consideration of (among others) the following factors:

(i)	whether, but for the Environmental Condition for which one of the Parties is solely responsible, a Remedial Action obligation would have arisen for the other Party;

(ii)	the relative quantity, toxicity and area affected by the Regulated Substances for which the respective Parties are responsible;

(iii)
the degree to which the Regulated Substance for which a Party is responsible affects the selection of the remedy, the cost of the remedy, and the period of time over which the remedy must be implemented; and

(iv)	other relevant considerations.

(d)
The Parties agree that the following presumptions will be used in determining whether an Environmental Condition discovered on the Owned Real Property or the Leased Real Property after the Closing Date is a Preexisting Environmental Condition, a Seller New Environmental Condition or a Buyer New Environmental Condition:

(i)
If the Environmental Condition involves a Regulated Substance that was not used, generated or stored by the Buyer (including any prior owner or Predecessor), and is not a decomposition product of a substance used, generated, or stored by the Buyer, it shall be presumed that the Environmental Condition is a Preexisting Environmental Condition.

(ii)
If the Environmental Condition involves a Regulated Substance that was used, generated or stored by the Buyer, or is a decomposition product of a substance used, generated or stored by the Buyer, and such Regulated Substance was not used, generated or stored by the Seller (including any prior owner or Predecessor) then, it shall be presumed that the Environmental Condition is a Buyer New Environmental Condition.

(iii)
If the Environmental Condition involves a Regulated Substance that was used, generated or stored by both the Seller (including any prior owner or Predecessor) and the Buyer, or is a decomposition product of such a substance, and if an Environmental Condition Assessment has been conducted with respect to the subject property either before the Closing or within three (3) months after the Closing, then:

(A)
the concentrations and areas affected by the Regulated Substance as identified in the Environmental Condition Assessment shall be presumed to be Preexisting Environmental Conditions in the absence of evidence that such Environmental Condition resulted from a Release of the Regulated Substance by the Buyer;

(B)
an Environmental Condition found after completion of the Environmental Condition Assessment involving the presence of any Regulated Substance that was not identified in the Environmental Condition Assessment and is not the decomposition product of a substance of identified in the Environmental Condition Assessment, shall be presumed to be a Buyer New Environmental Condition; and

(C)
an Environmental Condition found after completion of the Environmental Condition Assessment involving the presence of a Regulated Substance or breakdown product thereof at a higher concentration or in a different area than identified in the Environmental Condition Assessment shall be presumed to be a Buyer New Environmental Condition.

(iv)
If the Environmental Condition involves a Regulated Substance that was used, generated or stored by both the Seller and the Buyer, or is a decomposition product of such a substance, but where an environmental assessment has not been conducted, then no presumptions shall be made.

(v)
With respect to the Canoga Park Facility, it shall be presumed that any Environmental Condition found in areas where the Seller conducted operations prior to the Closing is a Preexisting Environmental Condition unless there has been a reportable Release of a Regulated Substance by Buyer in such area.

(vi)
Each presumption set forth in this subsection shall be a rebuttable presumption.  Such presumption shall place the burden of going forward and the burden or persuasion upon the party against whom the presumption applies.  The presumption may be overcome by a preponderance of the evidence to the contrary.

(e)	Communication and Control.

(i)
The Party that has the right to assume control of a response to an Environmental Liability related to the Owned Real Property or Leased Real Property in accordance with this Section 9.7(e) shall be designated as the “Lead Party” for purposes of such Environmental Liability.

(A)
The Seller shall be the Lead Party and have the right to assume control of, direct and implement any Remedial Action defense or other response relating to any Preexisting Environmental Condition or any Seller New Environmental Condition on, at or affecting the Owned Real Property or Leased Real Property, subject to the conditions herein.

(B)
The Buyer shall be the Lead Party and have the right to assume control of, direct and implement any Remedial Action, defense or other response relating to any Buyer New Environmental Condition on, at or affecting the Owned Real Property or Leased Real Property.

(C)
If it is determined that an Environmental Condition on, at or affecting the Owned Real Property or Leased Real Property is the result of a Buyer New Environmental Condition in combination with either a Preexisting Environmental Condition or a Seller New Environmental Condition, the Party with the greater proportionate responsibility shall be the Lead Party and have the right to assume control of, direct and implement any Remedial Action, defense or other response relating to such Environmental Condition.

(ii)	Within thirty (30) days after receiving notice of a claim pursuant to Section 9.5(a), the Buyer or the Seller, as appropriate, shall notify the other party of its intent to act as Lead Party.

(iii)	Notwithstanding subparagraphs (i) and (ii) above, each Party retains the rights to take any action that it deems necessary to protect its interests in accordance with Section 9.5(b).

(iv)	The Lead Party shall promptly commence the Remedial Actions Required by Law and shall diligently pursue such Remedial Actions Required by Law in compliance with applicable Environmental Laws.

(v)
With respect to Remedial Actions relating to any Preexisting Environmental Condition, Seller New Environmental Condition or Buyer New Environmental Condition associated with the Owned Real Property or Leased Real Property, the Parties shall adhere to the following procedures:

(A)
The Lead Party shall provide the non-Lead Party for review and comment drafts of any proposed work plans, reports or other submissions that the Lead Party intends to deliver or submit to a Governmental Authority prior to said submission.  The non-Lead Party shall have thirty (30) days or such shorter time as is reasonable to provide comments to the Lead Party regarding any such draft submissions.  Such review shall be at the sole expense of the non-Lead Party.  The Lead Party shall consider and respond to the non-Lead Party’s comments.

(B)
The Lead Party shall promptly provide copies to the non-Lead Party of all written notices, final submissions, final work plans and final reports, and any other documents or communications to or from any Governmental Authority concerning the Remedial Action.

(C)
The non-Lead Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work, and the Lead Party shall provide the non-Lead Party with the results of all such field work.  During the performance of the field work, the Lead Party shall afford the non-Lead Party the opportunity to collect split samples of any samples collected by the Lead Party or its representatives.

(D)
The Lead Party shall provide the non-Lead Party with notice of any meetings with any Governmental Authority concerning the Remedial Action, and the non-Lead Party shall have the right to have its representatives or consultants attend such meeting at the sole expense of the non-Lead Party.

(E)
If the non-Lead Party is in possession of the site where Remedial Actions are being implemented, the Lead Party shall provide reasonable advance notice to and reasonably consult with the non-Lead Party concerning the scheduling and methods for implementing any Remedial Action with the objective of minimizing to the extent reasonably practicable interference with the non-Lead Party’s business operations at the site in question.

(vi)
The non-Lead Party agrees to refrain from any ex parte communications with any involved Governmental Authority or other Person regarding any Remedial Action being undertaken by the Lead Party or the Environmental Conditions giving rise to such Remedial Action, without notice to and the opportunity by the Lead Party to participate in such communication; provided that the non-Lead Party may engage in a communication with an involved Governmental Authority without notice to the Lead Party if:

(A)
The non-Lead Party is required by Law to make a notification to the Governmental Authority within a time period that does not practicably allow an opportunity to first notify the Lead Party, provided that the non-Lead Party shall notify the Lead Party as soon as practicable following the provision of such notice; or

(B)
a Governmental Authority conducts an inspection or otherwise initiates a communication with the non-Lead Party; provided that the non-Lead Party shall notify the Lead Party as soon as practicable following such communication.

In communications with any Governmental Authority or other Person regarding any such Remedial Action or underlying Environmental Condition, the non-Lead Party or any representatives of the non-Lead Party shall not advocate or take any action that would hinder, render more difficult, or render more expensive the Remedial Action to be undertaken by the Lead Party pursuant to the Lead Party’s indemnification obligations under Section 9.2.

(vii)
The Buyer and Buyer Group Members shall cooperate with all reasonable requests of the Seller, including providing reasonable access to any Facilities, employees, business and personal records, data and information, including access to the Seller and the Seller’s contractors to conduct any investigation of Environmental Conditions or any Remedial Action on or at any of the Facilities, in accordance with the Access Agreement.

(viii)
The Seller shall cooperate with all reasonable requests of the Buyer, including providing reasonable access to any Facilities, employees, business and personal records, data and information necessary to enable the Buyer to defend against Assumed Liabilities.

(f)	Buyer Records.

(i)
The Buyer shall keep and maintain accurate records of Regulated Substances used, stored, treated, disposed, discharged or generated by each at the Leased Property and Owned Real Property, including all Required Regulated Substance Records; and the Buyer shall provide a copy of such records to the Seller upon request.

(ii)
The Buyer shall keep and maintain accurate records of, and shall promptly notify the Seller of, the Release of any Regulated Substance on or at any of the Leased Real Property or Owned Real Property, whether or not such Release is reportable to any Governmental Authority.

(iii)
The Buyer’s obligations under this Section 9.7(f) with respect to the Owned Real Property shall terminate upon the later of (i) the termination of the Seller’s indemnification obligations under Section 9.2(d); or (ii) the completion of any Remedial Action Required by Law undertaken by the Seller pursuant to the Seller’s indemnification obligations under Section 9.2(d).

9.8           Mitigation

Each of the Parties agrees to take reasonable steps to mitigate its respective Losses upon and after becoming aware of any Losses that are indemnifiable hereunder; provided that any fees, costs and expenses incurred as a result of such efforts to mitigate shall be deemed to be indemnifiable Losses.

9.9           Subrogation

Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnitor.

9.10           Exclusive Remedy and Release

(a)
If the Closing occurs, this Section 9 and the provisions of Sections 1.7, 5.10, 5.12(c), 6.1(c), 6.11, 6.12 and 11.1, and Section 6 of Exhibit L,Sections I(1), I(2), I(6) and II(1) of Exhibit I and Section 1 of Exhibit M, in each case with respect to the matters covered therein, shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Assets and the Shares contemplated hereby, except as provided in Section 9.10(b).

(b)	The Buyer, for itself and on behalf of each Buyer Group Member, and their respective successors and assigns:

(i)
does hereby release, hold harmless and forever discharge the Seller from any and all Environmental Liabilities of any kind or character, whether known or unknown, except for those obligations that are set forth in this Agreement; and

(ii)
waives any and all rights and benefits with respect to any claims for Environmental Liabilities (except for claims for breach of Seller’s obligations that are set forth in this Agreement) that it now has, or in the future may have conferred upon it, by virtue of any statute or common law principle that provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release.  The Buyer acknowledges that it is aware that factual matters known or unknown to it may have given or may hereafter give rise to environmental claims that are currently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and nevertheless hereby intends to release the Seller from such Environmental Liabilities in the manner contemplated by this Section 9.10(b).

(c)	Nothing in this Agreement shall be deemed to limit any Party’s rights or remedies based on fraud or intentional misrepresentation committed by the other Party.

SECTION 10.  TERMINATION

10.1           Termination

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a)	By the mutual written consent of the Buyer and the Seller;

(b)
By the Buyer in the event of any material breach by the Seller of any of the Seller’s agreements, covenants, representations or warranties contained herein that would cause any of the conditions set forth in Section 7 to not be satisfied, and such breach or noncompliance is incapable of being cured by the Outside Date or, if capable of being cured, shall not have been cured within sixty (60) days after receipt of written notice from the Buyer requesting such breach to be cured or, if earlier, the Outside Date; provided, that the Buyer is not then in material breach of this Agreement that would cause any of the conditions set forth in Section 8 to not be satisfied);

(c)
By the Seller in the event of any material breach by the Buyer of any of the Buyer’s agreements, covenants, representations or warranties contained herein that would cause any of the conditions set forth in Section 8 to not be satisfied, and such breach or noncompliance is incapable of being cured by the Outside Date or, if capable of being cured, shall not have been cured within sixty (60) days after receipt of written notice from the Seller requesting such breach to be cured or, if earlier, the Outside Date; provided, that the Seller is not then in material breach of this Agreement that would cause any of the conditions set forth in Section 7 to not be satisfied;

(d)
By the Buyer or the Seller if (i) any Governmental Authority that must grant a permit, authorization, consent, approval, expiration or termination required by Section 7.2 and Section 8.2 shall have denied such grant and such denial has become final and non-appealable, (ii) a permanent injunction or other Court Order which is final and non-appealable shall have been issued or taken preventing or prohibiting consummation of the Transactions, or (iii) a Court Order enjoining the consummation of the Transactions under applicable Antitrust Laws has been issued, and either (x) Buyer has determined pursuant to its right under Section 5.2(f) not to appeal, vacate, lift, reverse or overturn such Court Order, whether temporary, preliminary or permanent, or (y) such an effort by Buyer is not successful or incapable of being successful by the Outside Date to vacate, lift, reverse or overturn the Court Order; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall have used all reasonable best efforts to obtain such permit, authorization, consent, approval, expiration or termination, or to prevent the entry of such permanent injunction or other Court Order as applicable, in each case, to the extent required by and subject to Section 5.2;

(e)
By the Seller if the condition set forth in Section 8.2 has not been satisfied within one hundred eighty (180) days after the date the Buyer and Seller each have made an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the waiting period thereunder has commenced; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available more than sixty (60) days after the expiration of such one hundred eighty (180)-day period; and provided, further, that the Seller shall not be entitled to terminate under this Section 10.1(e) if its failure to fulfill its obligations under Section 5.2 shall have been the cause of, or shall have resulted in, the failure of the condition set forth in Section 8.2 to be satisfied within such one hundred eighty (180) day period; or

(f)
By the Buyer or the Seller if the Closing shall not have occurred on or before the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date.

10.2           Notice of Termination

Any Party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other Party specifying the subsection of Section 10.1 pursuant to which the termination is being effected.

10.3           Effect of Termination

In the event that this Agreement is terminated pursuant to this Section 10 all further obligations of the Parties under this Agreement (other than Sections 5.5, 10.4, 11.2 and 11.11) shall be terminated without further liability of any Party to the other; provided, however, that the termination of this Agreement shall not relieve any Party from liability for its willful and intentional breach of this Agreement prior to such termination.

10.4           Termination Fee

(a)
If this Agreement is terminated, or if terminated pursuant to another provision, was capable of being terminated (i) pursuant to Section 10.1(d) based upon a Court Order enjoining the consummation of the Transactions under applicable Antitrust Laws, (ii) pursuant to Section 10.1(c) on the basis that the Buyer has breached (and not cured) its obligations under Section 5.2, (iii) pursuant to Section 10.1(e) where the Buyer has breached its obligations under Section 5.2; provided that solely for purposes of this Section 10.4(a)(iii), the Buyer shall not be deemed to have breached its obligations under Section 5.2(e)(ii) if it used reasonable best efforts to comply therewith, or (iv) pursuant to Section 10.1(f) and at the time of such termination the conditions set forth in either Sections 7.2 and 8.2 or Sections 7.4 and 8.5 have not been met, then the Buyer shall pay the Seller an amount totaling twenty million dollars ($20,000,000) (the “Termination Fee”) promptly (and in any event within two (2) Business Days) following such termination of this Agreement.

(b)
The Parties acknowledge and agree that the Termination Fee has been agreed upon, after negotiation, as the Parties’ reasonable estimate of Seller’s damages that would be caused by a termination of, or failure to close under, this Agreement as described in Section 10.4(a), and that an award of such liquidated damages in the amount of the Termination Fee shall be Seller’s exclusive remedy against Buyer and its Affiliates (and any Financing Sources of the Buyer) for any Losses incurred by Seller or any of its Affiliates as a result of such termination or failure to close.  In addition, if the Buyer fails promptly to pay the amount due to the Seller pursuant to this Section 10.4, it shall also pay (i) interest thereon at the prime rate as published in The Wall Street Journal plus five percent (5%), plus (ii) any costs and expenses incurred by the Seller in connection with a legal action to enforce this Agreement that results in a judgment against or settlement with the Buyer for such amount.

(c)
The Parties acknowledge that the agreements contained in this Section 10.4 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement.  In light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the Parties acknowledge that the Termination Fee, in the circumstances in which it becomes payable, constitute a reasonable estimate of the Losses that will be suffered by reason of any termination of this Agreement where the Termination Fee is payable and constitutes liquidated damages and is not a penalty; provided, however, that the Termination Fee shall be reduced by an amount equal to the sum of:

(i)	the aggregate amount of the Seller’s expenses that are reimbursed by the Buyer under Section 5.2; and

(ii)
the fees and expenses of the Buyer that are incurred in connection with litigating with a Governmental Authority following the filing by that Governmental Authority of a complaint, which is not filed contemporaneously with a proposed final judgment proposing the resolution of the matter, seeking to restrain or enjoin the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 11.  GENERAL PROVISIONS

11.1           Specific Performance

The Parties agree that irreparable injury, for which monetary damages even if available will not be an adequate remedy, would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, including the failure of any Party to take all actions on its part required to be taken by it under this Agreement to consummate the transactions contemplated hereby, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law prior to the Closing and remedies set forth in this Agreement after the Closing, and that they shall not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parties.  Each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations hereunder.

11.2           Confidential Nature of Information

Each Party agrees that all documents, materials and other information which it shall have obtained regarding the other Party or its Affiliates, as the case may be, in the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence in accordance with the provisions of the Confidentiality Agreement, which Confidentiality Agreement is hereby incorporated herein by reference thereto; provided, however, that this provision shall survive until the later of (i) the expiration date set forth in the Confidentiality Agreement, and (ii) the fifth (5th) anniversary of the date of this Agreement.

11.3           No Public Announcement

Neither the Buyer nor the Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party or Parties, as the case may be, shall be so obligated by Requirements of Law, in which case the other Party shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

11.4           Notices

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to the Buyer, to:

c/o GenCorp Inc.
2001 Aerojet Road
Rancho Cordova, CA  95742-6418
Attention:  Christopher Cambria
Facsimile:  (916) 351-8610

with a copy (not constituting notice) to:

Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, 43rd Floor
Los Angeles, CA  90071
Attention:  Lawrence M. Braun, Esq.
Facsimile:  (213) 443-2814

If to the Seller, to:

United Technologies
One Financial Plaza
United Technologies Building
Hartford, CT  06101
Attention:  General Counsel
Facsimile:  (860) 728-7862

with copies (not constituting notice) to:

Pratt & Whitney
400 Main Street
East Hartford, CT  06108
Attention:  General Counsel
Facsimile:  (860) 755-0957

and to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  Joshua R. Cammaker
                    Karessa L. Cain
Facsimile:  (212) 403-2000

or to such other address as such Party may indicate by a notice delivered to the other Parties.

11.5           Successors and Assigns; No Third Party Beneficiaries

(a)
No Party may assign or transfer this Agreement or any of its rights or obligations hereunder in any manner whatsoever, by operation of law or otherwise (including by merger, contribution, spin-off or otherwise), without the prior written consent of the other Party, and any attempted assignment hereof or thereof without such consent shall be void ab initio; provided that either Party may, without the prior written consent of the other Party, assign or transfer any or all of its rights under this Agreement to one or more of its Affiliates (provided that such assigning Party shall remain fully responsible for its obligations under this Agreement).

(b)	This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

(c)
Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and successors and assigns permitted by this Section 11.5, and the Indemnified Parties under Section 9, any right, remedy or claim under or by reason of this Agreement.  Notwithstanding anything herein to the contrary, any Financing Sources in connection with the Financing shall be entitled to rely upon Section 9.10(a), the first sentence of Section 10.4(b), this Section 11.5, and Sections 11.14 and 11.15.

11.6           Access to Records after Closing

(a)
For a period of ten (10) years after the Closing Date (i) the Parties each shall retain the books and records related to the Business in a reasonable manner and (ii) allow the other Party and its representatives to have reasonable access to all such books and records and to employees of the Buyer in connection with matters relating to or affected by the operations of the Business, including Excluded Liabilities, prior to the Closing Date.  Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours.  Each Party shall be solely responsible for any costs or expenses incurred by such Party pursuant to this Section 11.6(a).  If a Party shall desire to dispose of any of such books or records prior to the expiration of such ten (10) year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party’s expense, to segregate and remove such books and records as such other Party may select.

(b)
With respect to books and records related to the Business in the possession of any member of the Company Group that are subject to Section 11.6 of the Asset Purchase Agreement between The Boeing Company (“Boeing”) and PWR (formerly known as Ruby Acquisition Enterprises Co.), dated as of February 22, 2005, if any member of the Company Group desires to dispose of such books and records, and Boeing does not elect to remove such books and records, the Buyer shall give notice to the Seller and shall give the Seller a reasonable opportunity, at the Seller’s sole expense, to segregate and remove such books and records as the Seller may select.

11.7           Entire Agreement; Amendments

This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto, including the Ancillary Agreements, and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the Parties, both written and oral.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

11.8           Interpretation

(a)
Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)
The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section for which such disclosure is relevant if the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  The Schedules are not intended to constitute, and shall not be construed as, constituting, representations or warranties of the Seller except as and to the extent provided in this Agreement or to expand the scope of the representations or warranties of the Seller under the Agreement.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to be an admission that such item represents a material exception or fact, event or circumstance or that such item is material or is reasonably likely to result in a Material Adverse Effect or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, (i) neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and (ii) no Party shall use the mere fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course for purposes of this Agreement.  The Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information, and no such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects.  It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto.  Notwithstanding any amendment, supplement, creation of or update to any Schedule, no such supplemental, amended or additional Schedule shall be deemed to cure any breach of any covenant or breach or inaccuracy of any representation for purposes of Section 7.1 or 9.2 or for any other purpose, and it is agreed that the Buyer may elect to take or refrain from taking actions and to receive indemnification based upon information contained in Schedules attached to this Agreement at the time of execution hereof.  Notwithstanding the foregoing proviso, if the Schedules delivered to the Buyer on the date of this Agreement are inaccurate or deficient as a result of differences between (i) the definition of “Business” or “Restricted Products” and (i) the definitions of those terms as set forth on Exhibit N to this Agreement, respectively, then any such inaccuracies or deficiencies shall be fully cured, and shall not constitute a breach of this Agreement or any representations, warranties or covenants contained herein, to the extent that prior to the date that is three (3) weeks after the date of this Agreement the Seller provides the Buyer with updated Schedules with revisions to correct such inaccuracies and deficiencies.

(c)
For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term “including” shall mean “including without limitation.”

(d)
As used in this Agreement, the term “primarily” when used in phrases such as “related primarily to,” “used primarily in,” “held for use primarily in” and phrases of similar import shall be construed to mean “primarily or exclusively.”

(e)
Notwithstanding anything in this Agreement to the contrary, any reference to the Business in any provision of this Agreement following the Recitals shall not be deemed to include the Excluded Assets, the Excluded Liabilities, the Excluded PWR Assets or the RDA Business unless, and then only to the extent that, the Excluded Assets, the Excluded Liabilities, the Excluded PWR Assets or the RDA Business, as applicable, are expressly included; provided, however, that the foregoing exclusion shall not apply in construing the terms “Business,” “Assets” and “Transferred Intellectual Property” solely as such terms are set forth in Sections 1.1, 1.2 and the definitions thereof in Section 12.1 (but, for the avoidance of doubt, such exclusions shall apply where such defined terms are used elsewhere in the Agreement, and no additional assets or Intellectual Property shall constitute Assets or Transferred Intellectual Property solely because they relate primarily to Excluded Liabilities, Excluded PWR Assets or the RDA Business).

(f)	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

11.9           Waivers

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.10           Bulk Sales Laws

The Parties hereby waive compliance with all applicable “bulk transfer laws” of any jurisdiction in which the Assets are located or in which operations relating to the Business are conducted.

11.11           Expenses

Except as otherwise specified in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants, whether or not the Closing shall have occurred.

11.12           Partial Invalidity

Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Requirements of Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.13           Execution in Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the Seller and the Buyer.

11.14           Governing Law

This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws provisions.

11.15           Submission to Jurisdiction: Consent to Service of Process

The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York, County of New York, sitting in the Borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any legal proceeding related thereto may be heard and determined in such courts.  The Parties shall not bring or support any claims, actions or Proceedings in any forum other than those described in the previous sentence, including any such claim, action or Proceeding against the Financing Sources.  The Parties hereby irrevocably waive, to the fullest extent permitted by Requirements of Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Requirements of Law.  Nothing in this Section 11.15 shall relieve the Parties of their obligations under Section 1.5 of this Agreement.

11.16           Attorneys’ Fees

If any action, suit or other proceeding for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding in addition to any other relief to which it may be entitled.

11.17           Time of Essence

Time is of the essence for each and every provision of this Agreement.

11.18           Waiver of Jury Trial

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER ANCILLARY AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the other Ancillary Agreements by, among other things, the mutual waivers and certifications in this Section 11.18.

SECTION 12.  DEFINITIONS

12.1           Definitions

In this Agreement, the following terms have the meanings specified or referred to in this Section 12.1 and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“ABI” is defined in the Recitals.

“Access Agreement” means the Access Agreement to be executed by the Buyer and the Seller at the Closing, substantially in the form of Exhibit A.

“Accounts Receivable” means any accounts receivable existing as of the Closing Date to the extent relating to the Business.

“Action” means any claim, action, suit, proceeding, audit, review, inquiry, examination, or investigation.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person, where control is defined as having more than a fifty percent (50%) controlling interest.  For the avoidance of doubt, RDA shall not be deemed to be an Affiliate of the Seller or the Companies for purposes in this Agreement or any Ancillary Agreement.

“Agreed Accounting Principles” means the accounting methods, policies, practices, procedures, classifications and estimation methodologies set forth in Schedule 1.5.

“Agreement” is defined in the Preamble and means this Stock and Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto and all amendments hereto made in accordance with the provisions of Section 11.7.

“Alternative Transaction” is defined in Section 6.15(a).

“AMG Litigation” is defined in Section 9.2.

“Ancillary Agreements” means the Access Agreement, the Bill of Sale, the Canoga Park Lease, the PWRWB Lease, the Buyer License Agreement, the Seller License Agreement, the Patent, Trademark, Copyright and Domain Name Assignment Agreements, the Assumption Agreement, the Transition Services Agreement, and the Long-Term Services Agreement.

“Antitrust Laws” is defined in Section 5.2(d).

“Applicable Remediation Standards” means the least restrictive standards allowed consistent with a cost-effective remedy with respect to any Environmental Condition (including any applicable cleanup standards for industrial areas promulgated by the Governmental Authorities having jurisdiction over such matter and/or site-specific risk-based cleanup standards, based upon future use of the affected Facility for industrial and commercial use and the use of institutional and engineering controls as provided under Section 9.7(b)(iv)) which satisfy the publicly promulgated requirements of Environmental Law and such Governmental Authorities with respect to the satisfactory completion of Remedial Action with respect to such Environmental Condition.  If no such publicly promulgated requirements exist, the Lead Party shall propose to the Non-Lead Party standards to serve as the Applicable Remediation Standards, subject to the Non-Lead Party’s approval which approval shall not be unreasonably withheld, delayed or conditioned; provided, that selection of the Applicable Remediation Standards applicable to the Canoga Park Leased Premises and the PWRWB Leased Premises shall be governed by the Canoga Park Lease and PWRWB Lease, respectively.

“Arde” is defined in the Recitals.

“Assets” means (a) tangible and intangible property, other than Transferred Intellectual Property, that (i) is owned by Seller, and (ii) is used or held for use primarily in connection with the Business, (b) Transferred Intellectual Property, and (c) the other tangible and intangible property expressly described in Section 1.1(a).

“Asset Sale” is defined in Section 1.1(a).

“Assigned Contracts” is defined in Section 1.1(a)(v).

“Assigned Government Contracts” is defined in Section 1.1(a)(vi).

“Assumed Liabilities” is defined in Section 1.2(a).

“Assumption Agreement” means the Assumption Agreement, providing for, among other things, the assumption by the Buyer of the Assumed Liabilities, to be entered into by the Buyer and the Seller, substantially in the form of Exhibit C.

“Assurances” is defined in Section 5.2(e).

“Base Purchase Price” means the amount of $550,000,000.

“Benefit Plan” means any Company Benefit Plan or any Seller Benefit Plan.

“Bill of Sale” means a Bill of Sale and Assignment to be executed by the Seller substantially in the form of Exhibit D.

“Boeing” is defined in Section 11.6(b).

“Business” means the business of designing, developing, manufacturing, marketing, selling, servicing, and supporting:

(a)	rocket propulsion engines for use in launch vehicles;

(b)	liquid mono-propellant and bi-propellant propulsion systems for use in (i) divert and attitude control of missile defense interceptors and/or (ii) propulsion and positioning of space platforms;

(c)	supersonic ramjet and hypersonic scramjet propulsion systems for use in missiles and aircraft with speed capabilities equal to or greater than Mach 3;

(d)	the following power generation, control, conversion, and management sub-systems, assemblies and components for space and terrestrial applications:

i.
concentrated solar power systems that use molten salt for the storage and delivery of thermal energy for the generation of electricity, along with the associated thermal energy storage and heliostat components;

ii.
gasifiers generating carbon monoxide and hydrogen through partial oxidation of coal, biomass, and other carbonaceous substances using rapid mixing oxygen injectors and long life cooled liners, and dry solids pumps using solid phase plug flow technology to supply the gasification combustor;

iii.
zero emission power and steam systems incorporating: (1) pressurized, fluidized-bed combustors; and (2) supercritical CO2 turbines which produce steam and power from the combustion of low-value feedstock, such as petroleum coke, coal, and biomass;

iv.
hydrogen generators with an output capacity of greater than 1 million cubic feet daily that convert natural gas and steam into hydrogen in a one-step process utilizing advanced catalyst and absorber components; and

v.	down hole steam generators, flame assisted water and steam treatment, and acoustic generators based on rocket combustion technology;

(e)	Nuclear power and solar electric power generation for space or extra-terrestrial manned and unmanned vehicles;

(f)	Wankel engines with a maximum rating of less than 500 shaft horsepower;

in each case as conducted as of the date hereof by the Seller, through its PWRWB Division and the Companies, and in all cases excluding electrochemical cells and gas turbine engines.

“Business Agreements” is defined in Section 3.15.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Employee” means any active employee of the PWRWB Division, any Company or any Subsidiary of any Company employed exclusively in connection with the Business (it being understood that employees on vacation or temporary leave of absence for maternity, military, family, sickness, short- or long-term disability or other leave shall be considered actively employed); provided, however, that Business Employees shall not include any employees employed by RDA.

“Buyer” is defined in the Preamble.

“Buyer Competing Enterprise” means a Person that engages in the design, development, manufacture, service, support or sale of Buyer Restricted Products.

“Buyer 401(k) Plan” is defined in Section 6.2(i).

“Buyer Group Members” means the Buyer and its Affiliates and their respective directors, officers, employees, representatives, agents, attorneys and consultants and their successors and assigns.

“Buyer License Agreement” means the license of Licensed Intellectual Property to be entered into between the Buyer and the Seller, substantially in the form of Exhibit F.

“Buyer New Environmental Condition” means (1) an Environmental Condition (other than a Seller New Environmental Condition) resulting from a Release of a Regulated Substance at the Owned Property that first occurs after the Closing Date; (2) an Environmental Condition (other than a Seller New Environmental Condition) resulting from a Release of a Regulated Substance that first occurs after the Closing Date at such portions of the Leased Property as are occupied by the Buyer or any Buyer Group Member after the Closing Date; (3) any Environmental Condition resulting from a Release of Regulated Substances by the Buyer or any Buyer Group Member that first occurs after the Closing Date; and (4) any material increase in the horizontal or vertical extent, concentration, or rate of migration of any Preexisting Environmental Condition caused by the negligent or intentional actions of the Buyer or any Buyer Group Member after the Closing Date.

“Buyer Pension Plan” is defined in Section 6.2(h)(ii).

“Buyer Restricted Products” means Wankel engines with a minimum rating of 500 shaft horsepower or more.

“Buyer Transaction Agreements” means all agreements, instruments and documents, including this Agreement and the Ancillary Agreements, being or to be executed and delivered by the Buyer under this Agreement or in connection herewith.

“Canoga Park Facility” is defined in Section 3.10(b).

“Canoga Park Lease” means the lease between the Seller (or an Affiliate of the Seller) and the Buyer, substantially in the form of Exhibit E, pursuant to which the Seller (or an Affiliate of the Seller) shall lease to the Buyer, as of the Closing, that portion of the Canoga Park Facility described therein on the terms and conditions set forth therein.

“Canoga Park Leased Premises” means the premises demised under the Canoga Park Lease.

“Cap” is defined in Section 9.7(b)(v).

“CapEx Budget” is defined in Section 5.3(b)(i).

“Carlstadt Facility” shall mean the land, buildings, structures, infrastructure and improvements located at 875 Washington Avenue, Carlstadt, Bergen County, New Jersey, which facility is also identified as 1 Empire Boulevard, South Hackensack, Bergen County, New Jersey.

“Cause” is defined in Section 6.2(d).

“CERCLA” is defined in the definition of Environmental Laws.

“Claim Notice” is defined in Section 9.4(a).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Date Funded Indebtedness Amount” shall mean the aggregate amount of Funded Indebtedness of the Business as of the Closing Date.

“Closing Date Net Assets” shall mean Net Assets as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commerce” is defined in Section 3.21(c).

“Commercialization” is defined in Section 6.21.

“Company” and “Companies” are defined in the Recitals.

“Company Benefit Plan” means, other than any Seller Benefit Plan and any Multiemployer Plan, each compensation or benefits plan, program or arrangement (including, but not limited to, those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, severance arrangements and vacation policies) sponsored, maintained or contributed to or required to be contributed to or by solely any Company or any of its Subsidiaries for the benefit of current or former Business Employees.

“Company Group” means the Seller and the Companies.

“Company Intellectual Property” means all Intellectual Property owned by any of the Companies.

“Competing Enterprise” means a Person that engages in the design, development, manufacture, service, support or sale of Restricted Products.

“Compliance with ISRA” shall mean any of the following: (1) receipt by the Seller of a No Further Action Letter and Covenant Not to Sue (as such terms are defined under ISRA) issued by the NJDEP, (2) a Response Action Outcome issued by a Licensed Site Remediation Professional or (3) any other written determination by the NJDEP or an LSRP that the requirements of ISRA have been satisfied with respect to the Carlstadt Facility.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated November 9, 2011, between the Buyer and the Seller, as it may be amended from time to time.

“Continuation Period” means, (i) with respect to benefits arising under health, dental, vision and flexible spending account plans, the period following the Closing Date and ending on December 31, 2013, and (ii) with respect to wage rates, cash salary levels, incentive compensation and all other employee benefits, including severance arrangements and plans, the twelve (12) month period immediately following the Closing Date.

“Contract” means any written or oral lease, contract, license, arrangement, option, promise, commitment, undertaking, understanding, instrument or other agreement, other than a Permit or Export Control Authorization.

“Control” and cognates thereof means, solely with respect to any Intellectual Property not owned by a Person, the ability of such Person to grant licenses, covenants not to sue or other rights under such Intellectual Property to another Person without the permission of or accounting to a third Person.

“Copyright” means all unregistered and registered copyrights and other works of authorship, and all applications for registration and renewals thereof, including copyrights in the worldwide web pages associated with the Marks and the contents thereof, and all database rights.

“Cost Accounting Proceedings” is defined in Section 6.4(e).

“Costs of Service” is defined in the Transition Services Agreement and the Long-Term Services Agreement, as applicable.

“Court Order” means any judgment, order, injunction, ruling, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

“CSD Business” means the solid rocket motors business formerly conducted by the Seller’s Chemical Systems Division in San Jose, California.

“Customer Advances” means amounts recorded in accordance with GAAP and the Agreed Accounting Principles as customer advances and advance receipts, in each case for which payment in cash has actually been received by any member of the Company Group in respect of a Contract with a customer.

“Customs & International Trade Laws” means any U.S. federal export, import, anti-bribery, or anti-boycott laws, regulations or other binding decisions of a Governmental Authority, including, but not limited to the Tariff Act of 1930, as amended, and other laws, regulations, and programs administered or enforced by Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by OFAC; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the anti-boycott regulations administered by Commerce; and the anti-boycott regulations administered by the U.S. Department of the Treasury.

“De Minimis Condition” means an Environmental Condition which generally does not present a threat to human health or the Environment and generally would not be the subject of an enforcement action if brought to the attention of the Governmental Authorities having jurisdiction over such Environmental Condition.

“Debarred List” is defined in Section 3.21(c).

“Debt Commitment Letter” is defined in Section 4.10(a).

“DeSoto Facility” is defined in Section 3.10(a).

“DeSoto Nordhoff Agreements” is defined in Section 5.8.

“DeSoto Existing Remedial Action” means, collectively, those Remedial Actions Required by Law to address the Preexisting Environmental Conditions described in the following report submitted to the LA Regional Board:  Haley & Aldrich, Report on Site-wide Soil and Soil Gas Investigation, Pratt & Whitney-Rocketdyne DeSoto Avenue Facility (May 2007).

“Disposal Site Liabilities” means those Environmental Liabilities subject Seller’s indemnification obligations under Section 9.2(g), but excluding Environmental Liabilities arising from the matter referenced in Item 7 of Schedule 3.18(f).

“Encumbrance” means any lien (statutory or otherwise), encumbrance, preemptive right, charge, security interest, conditional sale agreement, mortgage or pledge.

“Environment” means soil, land, surface or subsurface strata, surface waters, groundwaters, drinking water supply, sediments, and ambient air.

“Environmental Condition” means the Release of a Regulated Substance or the presence of a Regulated Substance on, in, under or within any property (including the presence in the Environment), other than the presence of a Regulated Substance in locations and at concentrations that are naturally occurring.

“Environmental Condition Assessment” means a systematic evaluation of potential Environmental Conditions at a site, or portion of a site, that includes both soil and groundwater sampling and analyses.  Such an assessment may involve sampling focused on those areas where, based on reviews of site history and current or past operations, it is believed that Environmental Conditions are more probable to occur.

“Environmental Covenants” has the meaning set forth in Section 9.7(b)(iv)(E), and includes the Environmental Restrictions referenced in Section 6.10.

“Environmental Laws” means all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, court decisions, written and legally binding agency guidelines, relating to the protection of the Environment, public or employee health and safety, public welfare and natural resources, including (a) Releases of Regulated Substances into the Environment; (b) the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of any Regulated Substances; or (c) imposing liability with respect to any of the foregoing.  The term “Environmental Law” includes:

(1)           the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601-9675 (“CERCLA”); the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001-11050; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6992k (“RCRA”); the Safe Drinking Water Act, 42 U.S.C. Sections 300f to 300j-26; the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2692; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101-5127; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251-1387; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701--2761; the Clean Air Act, 42 U.S.C. Sections 7401-7671q; the Atomic Energy Act of 1954, as amended, 42 U.S.C. Sections 2011 et seq.; the Low Level Radioactive Waste Policy Act, as amended, 42 U.S.C. Section 2021b et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, and the regulations promulgated pursuant to the above-listed federal statutes; and

(2)           counterpart state laws and regulations.

“Environmental Liabilities” means any Losses or Liabilities imposed upon or arising under any Environmental Law or related to or arising out of any Environmental Condition, including those consisting of or relating to any: (i) duty imposed by, breach of or noncompliance with any Environmental Law; (ii) environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of Regulated Substances); (iii) Remedial Action undertaken by any Person; (iv) bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real or personal property), or other Losses of any other Person (including any employee or former employee of such Person); (v) any injury to, destruction of, or loss of natural resources, or costs of any natural resource damage assessments; (vi) Hazardous Activity conducted by any Person; (vii) exposure of any Person to any Regulated Substance; and (viii) the presence or Release of any Regulated Substance at or on any property.

“Environmental Permit” shall mean any Permit required to operate the Business or occupy and use the Facilities under any applicable Environmental Law.

“Environmental Restriction Declaration” is defined in Section 6.10(b).

“Environmental Restrictions” is defined in Section 6.10(a).

“Environmental Tort Liability” means any and all Third Party Claims for Environmental Liabilities relating to bodily injury, death, property damage or diminution of property value to the extent arising from any Preexisting Environmental Condition or Seller New Environmental Condition, including the Santa Clara Environmental Tort Litigation and WPB Environmental Tort Litigation.

“EPCRA” is defined in the definition of Required Regulated Substance Records.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity that, together with the entity referenced, would be or was at the relevant time treated as a single employer under Code Section 414 or ERISA Section 4001.

“Estimated Closing Date Funded Indebtedness Amount” is defined in Section 1.5(a).

“Estimated Closing Date Net Assets” is defined in Section 1.5(a).

“Estimated Closing Date Net Assets Adjustment” means:

(a)
If the amount of the Estimated Closing Date Net Assets is greater than fifty million dollars ($50,000,000), then an amount equal to the result of the Estimated Closing Date Net Assets minus fifty million dollars ($50,000,000) (for the avoidance of doubt, a positive number);

(b)
If the amount of the Estimated Closing Date Net Assets is less than thirty million dollars ($30,000,000), then an amount equal to the result of Estimated Closing Date Net Assets minus thirty million dollars ($30,000,000) (for the avoidance of doubt, a negative number);

(c)	Otherwise, zero ($0).

“Estimated Closing Statement” is defined in Section 1.5(a).

“Estimated Pre-Closing Capital Expenditure Amount” is defined in Section 1.5(a).

“Estimated Pre-Closing Capital Expenditure Amount Deficiency” is defined in Section 1.5(a).

“Estimated Pre-Closing Capital Expenditure Amount Excess” is defined in Section 1.5(a).

“Excluded Assets” is defined in Section 1.1(b).

“Excluded HSR Liabilities” is defined in Section 6.17.

“Excluded Liabilities” is defined in Section 1.2(b).

“Excluded Portion of the DeSoto Facility” is defined in Section 5.8.

“Excluded PWR Assets” is defined in Section 5.9.

“Excluded PWR Permits” means the Governmental Permits identified in Schedule 5.9.

“Excluded Seller Permits” is defined in Section 1.1(b)(vii).

“Excluded UTRC Assets” is defined in Section 1.1(b)(xii).

“Existing Remedial Actions” means the WPB Existing Remedial Actions and the DeSoto Existing Remedial Actions, in each case until achievement of the Applicable Remediation Standards, which may be evidenced by issuance of a no further action letter or similar document by the relevant Governmental Authority. For the avoidance of any doubt, any additional Remedial Actions Required by Law required after the achievement of Applicable Remediation Standards or the issuance of a no further action letter or similar document with respect to any Facility shall be considered an Unknown Other Environmental Liability.  The term “Existing Remedial Actions” does not include any Environmental Tort Liabilities and Natural Resource Damages.

“Export Control Authorizations” means any and all registrations, licenses and approvals, including approvals under 22 C.F.R. Parts 122-125, required for the lawful conduct of the Business following the Closing Date in substantially the same manner as conducted as of the date of this Agreement pursuant to the Export Control Laws as administered by the relevant Governmental Authorities, including the Department of Commerce Bureau of Industry Security, the United States Department of State Directorate of Defense Trade Controls and Department of Treasury Office of Foreign Assets Control.

“Export Control Laws” means the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, any international sanctions programs promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading With the Enemy Act (50 U.S.C. App. §§ 5, 16), additional international sanctions programs administered by OFAC and any other regulations promulgated under each such act.

“Facilities” means the Owned Real Property, the Leased Real Property, the Canoga Park Leased Premises and the PWRWB Leased Premises.

“Final Closing Date Funded Indebtedness Adjustment” is defined in Section 1.5(g).

“Final Closing Date Funded Indebtedness Amount” is defined in Section 1.5(d).

“Final Closing Date Net Assets” is defined in Section 1.5(d).

“Final Closing Date Net Assets Adjustment” means:

(a)
If the Estimated Closing Date Net Assets Adjustment is a positive number and the Final Closing Date Net Assets is greater than the amount of the Estimated Closing Date Net Assets, then an amount equal to the result of the Final Closing Date Net Assets minus the Estimated Closing Date Net Assets (for the avoidance of doubt, a positive number);

(b)
If the Estimated Closing Date Net Assets Adjustment is a positive number and the Final Closing Date Net Assets is less than the amount of the Estimated Closing Date Net Assets, then an amount equal to the sum of (i) the result of the Estimated Closing Date Net Assets minus the greater of (A) fifty million dollars ($50,000,000) and (B) the Final Closing Date Net Assets plus (ii) the amount, if any, by which thirty million dollars ($30,000,000) exceeds the Final Closing Date Net Assets; provided, that such sum shall be expressed as a negative number;

(c)
If the Estimated Closing Date Net Assets Adjustment is a negative number and the Final Closing Date Net Assets is greater than the amount of the Estimated Closing Date Net Assets, then an amount (for the avoidance of doubt, a positive number) equal to the sum of (i) the result of the lower of (A) thirty million dollars ($30,000,000) and (B) the Final Closing Date Net Assets minus the Estimated Closing Date Net Assets plus (ii) the amount, if any, by which the Final Closing Date Net Assets exceeds fifty million dollars ($50,000,000);

(d)
If the Estimated Closing Date Net Assets Adjustment is a negative number and the Final Closing Date Net Assets is less than the amount of the Estimated Closing Date Net Assets, then an amount (for the avoidance of doubt, a negative number) equal to the Final Closing Date Net Assets minus the Estimated Closing Date Net Assets;

(e)
If the Estimated Closing Date Net Assets Adjustment is zero and the Final Closing Date Net Assets exceeds fifty million dollars ($50,000,000), then the amount of such excess (for the avoidance of doubt, a positive number);

(f)
If the Estimated Closing Date Net Assets Adjustment is zero and the Final Closing Date Net Assets is less than thirty million dollars ($30,000,000), then the amount of such shortfall (for the avoidance of doubt, a negative number);

(g)	Otherwise, zero ($0).

“Final Closing Date Statement” is defined in Section 1.5(d).

“Final Pre-Closing Capital Expenditure Adjustment” is defined in Section 1.5(f).

“Final Pre-Closing Capital Expenditure Amount” is defined in Section 1.5(d).

“Final Purchase Price” is defined in Section 1.5(h).

“Final Purchase Price Adjustment” is defined in Section 1.5(g).

“Financial Statement Date” is defined in Section 3.6.

“Financial Statements” is defined in Section 3.6.

“Financing” is defined in Section 4.10(a).

“Financing Commitments” is defined in Section 4.10(a).

“Financing Sources” is defined in Section 4.10(a).

“Former Real Property” means (i) any real property owned, leased, subleased or licensed by a member of the Company Group prior to the Closing Date, but excluding the Owned Real Property, Leased Real Property, the Canoga Premises or the PWRWB Premises; and (ii) the San Jose Facility.

“Fundamental Representations” is defined in Section 9.1(a).

“Funded Indebtedness” means, without duplication, items (a), (c), (e), (f), (g) and (h) in the definition of Indebtedness; provided, that Funded Indebtedness shall not include undrawn letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations that are in effect to support the operations of the Business.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Government Bid” is defined in Section 3.22(c).

“Government Contract” is defined in Section 3.22(c).

“Government Property” means all property owned or leased by the United States Government, regardless of whether such property is United States Government-furnished or contractor-acquired property, including all such material, equipment, special tooling, special test equipment, and real property.  Notwithstanding the foregoing, Government Property does not include Intellectual Property.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Regulated Substances.

“HSC” means Hamilton Sundstrand Corporation, a Delaware corporation.

“HSR” means Hamilton Sundstrand Rocketdyne, a division of HSSSI with operations at the Canoga Park Facility.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Assets” is defined in Section 6.17.

“HSR Liabilities” is defined in Section 6.17.

“HSSSI” means Hamilton Sundstrand Space Systems International, Inc., a Delaware corporation.

“Indebtedness” means, without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon and any cost, penalty or premium associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations that are, or should be, classified as a balance sheet liability in accordance with GAAP; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations; (d) all costs arising out of overdrafts, acceptance credit or similar facilities; (e) the principal component of all obligations for deferred purchase price of property or services (excluding any trade payables, accrued expenses or obligations to creditors for goods and services incurred in the Ordinary Course); (f) all amounts owing or due on a net basis under any interest rate, currency, swap or other hedging agreements; (g) all Customer Advances; and (h) all guarantees of Indebtedness of Third Parties.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnitor” is defined in Section 9.4(a).

“Initial Closing Date Statement” is defined in Section 1.5(b).

“In-License” is defined in the definition of Intellectual Property.

“Intellectual Property” means any and all of the following:  (a) Marks; (b) Patents; (c) Copyrights; (d) Software and related documentation (including copies and embodiments thereof, in electronic, written or other media); (e) Proprietary Information (including copies and embodiments thereof, in electronic, written or other media); (f) all rights conveyed under licenses and other Contracts pursuant to which a Person has acquired rights in or to any of the Marks, Patents, Copyrights, Software or Proprietary Information (“In-Licenses”); and (g) all rights conveyed under licenses and other Contracts to which a Person has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights, Software or Proprietary Information (“Out-Licenses”).

 “International Trade Approvals” is defined in Section 3.21(a).

“Inventory” means inventory, including all raw materials, work-in-process, and finished goods and all such inventory in transit.

“IRS” means the United States Internal Revenue Service.

“ISRA” shall mean the Industrial Site Recovery Act, N.J.S.A. 13:1K 6, et seq., and the regulations promulgated thereunder.

“ISRA Compliance Costs” shall mean all costs and expenses incurred in connection with achieving Compliance with ISRA with respect to the Transactions, including costs and expenses related to the performance of Remedial Actions, expenses for the handling, storage, treatment, management, transportation and disposal of Regulated Substances, expenses for the procurement, rental, transportation, installation, operation or maintenance of equipment, costs and expenses to comply with applicable public notification requirements, expenses to obtain and comply with permits, contractors’, consultants’ (including any LSRP’s) and attorneys’ fees and disbursements, governmental filing fees and oversight charges, and remediation funding source fees, costs and surcharges.

“ISRA Remediation Certification” means remediation certification as such term is defined in N.J.A.C. 7:26B-4.3.

“JDA” means that certain Confidentiality and Joint Defense Agreement by and among Wachtell Lipton, Rosen & Katz, United Technologies Corporation, Sutherland Asbill & Brennan LLP and GenCorp Inc., dated as of June 26, 2012.

“Knowledge of the Buyer” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of the following persons at the Buyer: Kathy Redd, Chris Cambria, Larry Harrell, Kieran Doran, J.D. Roberts, and Rick Yezzi.

“Knowledge of the Seller” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of the following persons at the Seller: Jim Maser; Steve Bouley; David Emmerling, Ron Ramos; John Vilija; Tom Caldwell; Paul Guiney; Susan Brattebo; Michael Hawman; Kevin Barzca; and Rick Strikland.

“Known Environmental Tort Liability Claims” means those claims for the Environmental Tort Liabilities set forth in Schedule 3.18(f).

“LA Regional Board” is defined in Section 6.10(a)(ii).

“Lead Party” is defined in Section 9.7(e)(i).

“Leased Real Property” is defined in Section 3.10(e).

“Leases” is defined in Section 3.10(e).

“Lenders” is defined in Section 4.10(a).

“Liabilities” means all Indebtedness, obligations and other liabilities (or claims or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Requirements of Law.

“Licensed Intellectual Property” means Intellectual Property (other than Marks) that, as of the Effective Date, (i) is owned or Controlled by Seller, including Intellectual Property in the Excluded PWR Assets, (ii) is used in the Business or covers products or activities of the Business, and (iii) also is used by Seller or its Affiliates or covers products or activities outside the Business.

“Licensed Site Remediation Professional” or “LSRP” shall have the same meaning given to such terms in N.J.S.A. 13:1K-8.

“Long-Term Services Agreement” means the Long-Term Services Agreement between the Seller and PWR, substantially in the form of Exhibit J.

“Losses” means damages, losses, Liabilities, Taxes, obligations, fees, interests, awards, claims, fines, penalties, judgments, costs and expenses, including reasonable attorneys’ fees and expenses and reasonable amounts paid in investigation, defense or settlement of the foregoing, whether incurred or suffered directly by the Buyer or the Seller or suffered by the Buyer or the Seller pursuant to its liability to a third party therefor.

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout and at the end of which (a) the Buyer shall have received the Required Information, and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-Business Day Period; provided that if (i) the Marketing Period has not been completed prior to August 20, 2012, then the Marketing Period shall commence after September 3, 2012, and (ii) if the Marketing Period has not been completed prior to December 17, 2012, then the Marketing Period shall commence after January 2, 2013; provided, further, that November 21-23, 2012 and July 3-5, 2013 shall not be considered Business Days for purposes of calculating the Marketing Period but a Marketing Period including such days shall be considered a consecutive period for purposes of calculating the Marketing Period.

“Marks” mean fictional business names, trade names, trade dress rights, registered and unregistered trademarks and service marks and logos, including any Internet domain names, and applications therefor, and like intellectual property rights.

“Material Adverse Effect” means an event, circumstance, development, change or effect, individually or in the aggregate with other events, circumstances, developments, changes or effects, that has had or would reasonably be expected to have a material adverse effect on the Business, its financial condition or results of operations taken as a whole; provided, however, that no event, circumstance, development, change or effect resulting from any of the following should be deemed to be or constitute a “Material Adverse Effect”: (a) general changes in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, market conditions or trends in the industry in which the Business operates, (b) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (c) earthquakes, hurricanes, tsunamis, typhoons, lightening, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and other force majeure events, (d) changes in applicable law or the interpretation thereof or changes in GAAP or the interpretation thereof, (e) any failure by the Business or the Company Group to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), or (f) changes attributable to the performance of obligations under this Agreement or the Ancillary Agreements or the execution, announcement or pendency of the transactions contemplated thereby; provided, that any adverse effects resulting from matters described in any of the foregoing clauses (a), (b), (c) or (d) do not have a disproportionate effect on the Business, its financial condition or the results of operations taken as a whole, relative to other participants in the industries in which the Business participates.

“Material Environmental Liability” means Environmental Liability that could reasonably be expected to result in Losses in excess of five million dollars ($5,000,000).

“Material Governmental Permits” is defined in Section 3.9, and does not include Export Control Authorizations.

“Material Unreimbursed Implementation Cost” means any unreimbursed out-of-pocket cost incurred by Buyer in connection with any Environmental Restriction or other institutional or engineering control (for example, the cost of inspecting and maintaining a cap above contaminated soil, or of maintaining a monitoring well system), in excess of the otherwise expected cost of operating and maintaining the Facilities and operating the Business at the Facilities, where such unreimbursed out-of-pocket cost exceeds ten thousand dollars ($10,000) per year.  Material Unreimbursed Implementation Cost does not include (1) any cost that would have been incurred by the Buyer for normal operation and maintenance of the Business or Facilities; (2) any cost that would have been incurred to satisfy the Buyer’s other obligations under this Agreement or any Ancillary Agreement (e.g., the Buyer’s maintenance obligations under the Canoga Park Lease or the PWRWB Lease); or (3) any costs that are the responsibility of the Buyer under Section 9.7(b)(v).

“MHI” is defined in Section 5.11(a).

“MHI Agreements” is defined in Section 5.11(a).

“MHI Cap” is defined in Section 5.11(b).

“MHI Settlement” is defined in Section 5.11(b).

“MHI Settlement Payment” is defined in Section 5.11(b).

“MSDS” is defined in the definition of Required Regulated Substance Records.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA to which any Company has an obligation to contribute or with respect to which any Company has any Liability.

“Natural Resource Damages” is defined in Section 9.2.

“Net Assets” means, as of a specified date, (a) the sum of the total assets of the Business (other than the Excluded Assets and other asset classes excluded in the preparation of Schedule 1.5) as of such date minus (b) the sum of the total Liabilities of the Business (other than the Excluded Liabilities, any liabilities associated with the Seller Pension Plan that are assumed by Buyer in accordance with Section 6.2(h) and any other liability classes excluded in the preparation of Schedule 1.5) as of such date, each as calculated using the same accounting methods, policies, practices, procedures, classifications and estimation methodologies used by the Seller in the preparation of the calculation of Net Assets as of December 31, 2011 set forth in Schedule 1.5.

“Neutral Auditors” is defined in Section 1.5(d).

“NJDEP” shall mean the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

“Non-Paying Party” is defined in Section 6.12(k).

“Non-Union Business Employee” is defined in Section 6.2(a).

“Novation Agreement” is defined in Section 6.4(a).

“OFAC” is defined in Section 3.21(c).

“Offering Documents” is defined in Section 5.12(c).

“Off-Site” means any location that is not within the boundary of the Owned Real Property or the Leased Real Property as it exists at the Closing Date.

“Omitted Asset” is defined in Section 1.8(b).

“Omitted Liability” is defined in Section 1.8(b).

“Ordinary Course” means, as to the Business, the ordinary and usual course of normal day-to-day operations, consistent with the past practice of the Business; provided, that material violations of Requirements of Law or material violations of the contractual rights of third parties shall not be Ordinary Course.

“Out-Licenses” is defined in the definition of Intellectual Property.

“Outside Date” is defined in Section 10.1(f).

“Owned Real Property” is defined in Section 3.10(a).

“Owned Real Property Leases” is defined in Section 3.10(d).

“Party” means each of the Seller or the Buyer, as the case may be, and “Parties” means the Seller and the Buyer, collectively.

“Patents” means all patents, patent applications and disclosures related thereto, together with all reissuances, continuations, continuations in part, divisionals, extensions, and re-examinations thereof and all U.S. and non-U.S. issued patents and pending patent applications.

“Paying Party” is defined in Section 6.12(k).

“PCB Equipment” means PCB equipment as defined in 40 C.F.R. Part 761.

“Pension Participants” is defined in Section 6.2(h)(ii).

“Pension Plan” means any Benefit Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority or any other person, necessary for the conduct of the Business in compliance with Requirements of Law, but does not include Export Control Authorizations.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course for sums not yet due and payable or which are being contested in good faith, (c) all defects, exceptions, restrictions, easements, rights of way, declarations, reservations, conditions, waivers, restrictions, covenants and encumbrances disclosed in any preliminary title report issued with respect to the Owned Real Property or in policies of title insurance with respect to the Owned Real Property, in both cases, which have been made available to the Buyer and are described in Schedule 12.1, (d) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, (e) liens relating to deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar Contracts, (f) purchase money liens on personal property acquired in the Ordinary Course, (g) liens specifically identified in the Financial Statements, (h) liens securing executory obligations under any lease that constitutes a “capital lease” under GAAP, (i) any and all Requirements of Law including those affecting the Facilities relating to zoning and land use, (j) any utility company rights, easements and franchises, (k) the Environmental Restrictions as provided in Section 6.10 and any Environmental Covenants established pursuant to Sections 9.7(b)(vii) and (viii), (l) any licenses or other rights under Intellectual Property listed in Schedule 3.14 or addressed in Section 3.12(c), (m) with respect to Leased Real Property, all title defects, encroachments and other matters which an accurate survey would disclose, and all other matters of record affecting the fee title to the Leased Real Property which have been incurred by the landlord, owner or any predecessor-in-interest thereof, (n) the Owned Real Property Leases, and (o) all items appearing on Schedule 12.1.

“Permitted Target” is defined in Section 1(b)(3) of Exhibit L.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Petroleum Product” means gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product.

“Post-Closing Tax Period” is defined in Section 6.12(k).

“Pre-Closing Capital Expenditure Amount” means the aggregate capital expenditures incurred and paid for by the Seller or the Companies in accordance with the CapEx Budget.  For the avoidance of doubt, capital expenditures that do not adhere to the CapEx Budget shall not count toward the calculation of the Pre-Closing Capital Expenditure Amount, except to the extent the Seller has obtained the Buyer’s prior written consent for such capital expenditures.

“Pre-Closing Tax Period” is defined in Section 6.12(a).

“Pre-Closing WC Claims” is defined in Section 6.3(f).

“Preexisting Environmental Condition” shall mean, with regard to the Facilities or Former Real Property, any Environmental Condition existing on or at the Facilities or Former Real Property prior to the Closing Date, including the subsequent migration of any Regulated Substance comprising such Preexisting Environmental Condition.

“Prohibited Target” is defined in Section 1(b)(3) of Exhibit L.

“Property Loss” is defined in Section 6.3(d).

“Proprietary Information” means all categories of ideas, trade secrets, know-how, inventions and invention disclosures (whether or not patentable and whether or not reduced to practice), improvements, processes, procedures, drawings, specifications, laboratory notebooks, designs, plans, proposals, technical data, copyrightable and other works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production and other processes and techniques, methods, data, databases, methods, data, data bases, and product configurations and all other business and technical information and all other proprietary rights and tangible embodiments thereof (in any form or medium).

“Purchase Price” is defined in Section 1.4.

“Purchase Price Allocations” is defined in Section 1.6.

“PWPG” is defined in the Recitals.

“PWPG Shares” is defined in the Recitals.

“PWR” is defined in the Recitals.

“PWR Shares” is defined in the Recitals.

“PWRWB Division” is defined in the Recitals.

“PWRWB Facility” is defined in Section 3.10(c).

“PWRWB Lease” means the lease between the Seller and the Buyer, substantially in the form of Exhibit H, pursuant to which the Seller shall lease to the Buyer that portion of the PWRWB Facility described therein on the terms and conditions set forth therein.

“PWRWB Leased Premises” means the premises demised under the PWRWB Lease.

“RCRA” is defined in the definition of Environmental Laws.

“RDA” is defined in the Recitals.

“RDA Agreements” means Limited Liability Agreement of RDA, dated _____, 1997 by and between PWPG and International Space Engines, Inc., including the Articles of Association of RDA incorporated therein, as it has been amended prior to the Closing Date and the Master Support and License Agreement, dated _____, 1997, by and among the Seller, NPO Energomash and RDA.

“RDA Business” means any portion of the Business owned or operated by RDA.

“RDA Financial Statements” is defined in Section 3.31(b).

“RDA Interest” is defined in Section 3.4(e).

“Regulated Asbestos Containing Material” means regulated asbestos containing material as defined by 40 C.F.R. Section 61.141.

“Regulated Substance” means any (i) hazardous substance as defined by any Environmental Law; (ii) any petroleum or Petroleum Product, oil or waste oil; (iii) any asbestos or polychlorinated byphenyls; (iv) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; and (v) any other chemical, material, or substance (whether solid, liquid or gaseous) exposure to which or whose discharge, emission, disposal or Release is prohibited, limited, or regulated under any applicable Environmental Law. “Regulated Substance” includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of a Regulated Substance into the Environment, including the abandonment or discarding of barrels, containers and other receptacles containing any Regulated Substance.

“Remedial Action” means any and all actions to (i) investigate, clean up, remediate, remove, treat, contain or in any other way address any Regulated Substance in the Environment, (ii) prevent the Release or threat of Release or minimize the further Release of a Regulated Substance so it does not migrate or endanger public health or welfare or the indoor or outdoor environment, and (iii) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care.  The term “Remedial Action” includes any action which constitutes a “removal”, “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. Section 9601(23), (24), and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. Section 6901 et seq.

“Remedial Action Required by Law” means (1) any Remedial Action required by an injunction, order, consent order, condition in a Governmental Approval, demand, directive, notice of responsibility or notice of violation issued by a Governmental Authority having jurisdiction, or otherwise required by any applicable Environmental Law; or (2) any Remedial Action which is otherwise required to achieve compliance with any Applicable Remediation Standards; provided, that no Remedial Action shall be required to address any De Minimis Condition.

“Rent” is defined in the PWRWB Lease and the Canoga Park Lease, as applicable.

“Required Information” means (a) the Supplemental Financial Statements, and (b) to the extent relating to the Business, all financial statements, business and other financial data and disclosures reasonably requested by the Buyer in order for the Buyer to prepare pro forma financial statements for the Business and to prepare the offering memoranda and private placement memoranda, of the type and in the form required to be delivered pursuant to paragraph 6 of Exhibit B to the Debt Commitment Letter, and to receive customary comfort letters from auditors of the Business, as applicable, within the time periods specified for receipt thereof in paragraph 6 of Exhibit B to the Debt Commitment Letter.

“Required Regulated Substance Records” means the following records for Regulated Substances used, stored, produced, released, or present at the Properties:

(i)	Material Safety Data Sheets (“MSDS”) for all materials where the employer is required to obtain and maintain such MSDS information under the Occupational Safety and Health Act, 29 U.S.C. §651-678;

(ii)
Emergency and Hazardous Chemical Inventory data to the extent required under the Emergency Planning and Community Right to Know Act (including regulations promulgated thereunder, “EPCRA”) §312, 42 U.S.C. §11022;

(iii)	Toxic Chemical Release Inventory data to the extent required under EPCRA §313, 42 U.S.C. §11023;

(iv)	Air emission inventory data as required under the federal Clean Air Act or equivalent state laws, and applicable regulations and permit conditions;

(v)
Discharge monitoring reports and wastewater monitoring data, as required pursuant to the federal Clean Water Act, state water quality and water pollution control laws, and applicable regulations and permit conditions;

(vi)	Manifests for all hazardous or other special wastes requiring such manifests under applicable laws and regulations, shipped from or received at Buyer’s Operating Space;

(vii)	Hazardous waste biennial reports as required under 40 C.F.R. §262.41, and any more frequent similar reports required under state regulations (e.g., 25 Pa. Code §262.41);

(viii)	Waste determinations rendered pursuant to 40 C.F.R. §262.11 and similar state regulations;

(ix)	Chemical analyses of wastes as required under federal or state waste management rules;

(x)	Non-hazardous industrial or other solid waste reports and records as required under applicable Environmental Laws; and

(xi)	Any other record concerning Regulated Substances that must be maintained by a site owner or operator under applicable Environmental Law.

“Requirements of Law” means, with respect to any Person or any of the Facilities, any foreign, federal, state and local law, statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets, including without limitation the Facilities, including, but not limited to, Customs & International Trade Laws, and, solely with respect to the Facilities, binding Encumbrances of record thereon.

“Research Field” means research and development in hypersonics at a level categorized by US DoD Technology Readiness Levels 1-5 or greater, or their commercial equivalents.

“Research Field IP” means Intellectual Property owned by the Seller or its Affiliates as a result of research conducted by the Seller (or the United Technologies Research Center of the Seller) in the Research Field.

“Resolution Period” is defined in Section 1.5(c).

“Response Action Outcome” shall have the same meaning given to such terms at N.J.S.A. 13:1K-8.

“Restricted Products” means:

(a)	rocket propulsion engines for use in launch vehicles;

(b)	liquid mono-propellant and bi-propellant propulsion systems for use in (i) divert and attitude control of missile defense interceptors and/or (ii) propulsion and positioning of space platforms;

(c)	supersonic ramjet and hypersonic scramjet propulsion systems for use in missiles and aircraft with speed capabilities equal to or greater than Mach 3;

(d)	the following power generation, control, conversion, and management sub-systems, assemblies and components for space and terrestrial applications:

i.
concentrated solar power systems that use molten salt for the storage and delivery of thermal energy for the generation of electricity, along with the associated thermal energy storage and heliostat components;

ii.
gasifiers generating carbon monoxide and hydrogen through partial oxidation of coal, biomass, and other carbonaceous substances using rapid mixing oxygen injectors and long life cooled liners, and dry solids pumps using solid phase plug flow technology to supply the gasification combustor;

iii.
zero emission power and steam systems incorporating: (1) pressurized, fluidized-bed combustors; and (2) supercritical CO2 turbines which produce steam and power from the combustion of low-value feedstock, such as petroleum coke, coal, and biomass;

iv.
hydrogen generators with an output capacity of greater than 1 million cubic feet daily that convert natural gas and steam into hydrogen in a one-step process utilizing advanced catalyst and absorber components; and

v.	down hole steam generators, flame assisted water and steam treatment, and acoustic generators based on rocket combustion technology;

(e)	Nuclear power and solar electric power generation for space or extra-terrestrial manned and unmanned vehicles;

(f)	Wankel engines with a maximum rating of less than 300 shaft horsepower;

but in all cases excluding electrochemical cells, solar electric power generation for satellite applications, and gas turbine engines.

“Retained Litigation” is defined in Section 9.2.

“Retained Marks” means all Marks other than the name “Rocketdyne” and the “R Rocket” design shown in U.S. Trademark Registration 3,570,325 including without limitation (A) any Marks owned by the Seller or any Affiliate(s) of the Seller, which incorporate the terms “United Technologies,” “Pratt & Whitney” or “Hamilton Sundstrand” or any variant thereof, (B) any of the Marks and other Intellectual Property identified on Schedule 1.1(b)(xiv) and (C) any Marks of the Seller that are not used in the Business.

“Retained Names” is defined in Section 6.1(a).

“ROFR Notice” is defined in Section 6.18.

“San Jose Facility” means the facility in San Jose, California formerly used by the Seller’s Chemical Systems Division.

“Santa Clara Environmental Tort Litigation” is defined in Section 9.2.

“Second Request” is defined in Section 5.2(c).

“Section 338(h)(10) Elections” is defined in Section 6.12(i).

“Section 338(h)(10) Forms” is defined in Section 6.12(i).

“Section 338(h)(10) Subsidiaries” means PWR, PWPG, Arde and ABI.

“Securities Act” is defined in Section 3.4(a).

“Seller” is defined in the Preamble.

“Seller 401(k) Plan” is defined in Section 6.2(i).

“Seller Benefit Plan” means, other than any Multiemployer Plan, each compensation or benefits plan, program or arrangement (including, but not limited to, those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, severance arrangements and vacation policies) (i) sponsored, maintained or contributed to or by the Seller, any of the Companies, or any of their respective ERISA Affiliates for the benefit of any current Business Employees or (ii) with respect to which any Company or any Subsidiary of any Company has any Liability.

“Seller Group Member” means the Seller and its Affiliates and their respective directors, officers, employees, agents, attorneys and consultants and their successors and assigns.

“Seller License Agreement” means the license of Transferred Intellectual Property and Company Intellectual Property to be entered into between the Buyer and the Seller, substantially in the form of Exhibit G.

“Seller New Environmental Condition” means an Environmental Condition resulting from a Release of a Regulated Substance at any Facility caused by the actions of the Seller or a Seller Group Member that first occurs after the Closing Date.

“Seller Pension Plan” means the United Technologies Corporation Represented Employee Retirement Plan.

“Seller Transaction Agreements” means all agreements, instruments and documents, including this Agreement and the Ancillary Agreements, being or to be executed and delivered by the Seller or any of its Affiliates under this Agreement or in connection herewith.

“Shares” is defined in the Recitals.

“Software” means all computer software and databases owned by a Person or under development for a Person by third parties.

“Solvent” means, with respect to any Person as of any date of determination, that such Person has not incurred debts and liabilities beyond its ability to pay such debts and liabilities as they become absolute and matured.

“SRRA” shall mean the Site Remediation Reform Act, N.J.A.C. 58:10C-1, et seq., and the regulations promulgated thereunder.

“Straddle Period” is defined in Section 6.12(c)(i).

“Straddle Period Property Tax” is defined in Section 6.12(k).

“Subject Invention” as defined in the Federal Acquisition Regulations means any invention conceived or first actually reduced to practice in the performance of a Government Contract.

“Subsidiary” means, with respect to any Person, any entity in which such person owns, directly or indirectly, capital stock or other interests representing fifty percent (50%) or more of the aggregate equity interest in such entity.  For the avoidance of doubt, RDA shall not be deemed to be a Subsidiary of the Seller or the Companies for purposes in this Agreement or any Ancillary Agreement.

“Supplemental Financial Statements” means (i) audited, combined, consolidated balance sheets of the Business as of the fiscal year ended after the date of this Agreement and at least ninety (90) days prior to the Closing Date (or the Escrow Closing Date, as applicable) and related statements of income, stockholders’ equity and cash flows of the Business for such fiscal year (or the Escrow Closing Date, as applicable), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Business as of and for each subsequent quarterly period ended after March 31, 2012 and at least forty-five (45) days prior to the Closing Date (or the Escrow Closing Date, as applicable) (with respect to which independent auditors shall have performed a SAS 100 review) and (iii) an unaudited, combined and consolidated statement of changes in Seller’s equity for the three months ended March 31, 2012.

“Tangible Personal Property” means machinery, equipment, vehicles, tools, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible personal property.

“Target Net Assets” means forty million dollars ($40,000,000).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority (whether national, local, municipal, or otherwise) or political subdivision thereof.

“Tax Proceeding” is defined in Section 6.12(f).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Termination Fee” is defined in Section 10.4(a).

“Third Party Claim” means a claim asserted by a person other than a Seller Group Member or Buyer Group Member, including a claim asserted by any Governmental Authority or any employee of a Seller Group Member or Buyer Group Member.

“Transaction” and “Transactions” are defined in Section 1.3.

“Transferred Intellectual Property” means Intellectual Property that (i) is owned by Seller or any of its Affiliates (other than the Companies), and (ii) is primarily used in the Business.

“Transferred Inventory” means any Inventory of the Seller, to the extent owned by the Seller and used or held for use primarily in the Business.

“Transferred Leases” is defined in Section 1.1(a)(xii).

“Transferred Tangible Personal Property” is defined in Section 1.1(a)(i).

“Transition Services Agreement” means the Transition Services Agreement related to the provision of services by the Seller to the Buyer to be entered into between the Buyer and the Seller, substantially in the form of Exhibit K.

“Union Business Employee” is defined in Section 6.2(a).

“United States” or “U.S.” means the United States of America.

“Unknown Environmental Tort Liability” means any Environmental Tort Liability other than a Known Environmental Tort Liability Claim.

“UTRC Contracts” means the contracts listed on Schedule 12.2.

“WARN” is defined in Section 6.2(o).

“WC Insurer” is defined in Section 6.3(f).

“Workers Compensation Policies” is defined in Section 3.25.

“WPB Environmental Tort Litigation” means the matters described in Item 2(a) of Schedule 3.18(f).

“WPB Existing Remedial Actions” means those Remedial Actions Required by Law being conducted by Seller pursuant to the RCRA corrective action provisions of RCRA Permit No. 0044908-005-HU, Conditions Party IV, Subpart A, and the Corrective Measures Implementation Plan (2008) and Revised Corrective Measures Implementation Plan (Jan. 2009) as approved by the Florida Department of Environmental Protection.

[SIGNATURES ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, each of the Parties has caused this Stock and Asset Purchase Agreement to be executed by its duly authorized representative as of the date first written above.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Matthew Bromberg

Name:	Matthew Bromberg

Title:	Vice President, Corporate Strategy & Development

GENCORP INC.

By:	/s/ Scott Seymour

Name:	Scott Seymour

Title:	President and Chief Executive Officer

[Signature Page to Stock and Asset Purchase Agreement]